Exhibit C
SHAREHOLDERS AGREEMENT
between
ITAÚ UNIBANCO HOLDING S.A.,
INVERSIONES GASA LIMITADA,
CORP GROUP HOLDING INVERSIONES LIMITADA,
CORP GROUP BANKING S.A.,
COMPANÍA INMOBILIARIA Y DE INVERSIONES SAGA S.P.A.
and
CORPGROUP INTERHOLD S.P.A.
dated as of April 1, 2016

Table of Contents

Page
ARTICLE I DEFINITIONS]...	2
SECTION 1.1. Certain Defined Terms...	2
ARTICLE II CORPORATE GOVERNANCE...	15
SECTION 2.1. General; Agreement to Vote; Best Practices ...	16
SECTION 2.2. Composition and Size of the Boards of the Chilean Bank and its Subsidiaries......................................................................................................................................................	16
SECTION 2.3. Board Committees...	18
SECTION 2.4. [Reserved]...	19
SECTION 2.5. Frequency of Meetings...	20
SECTION 2.6. Quorum; Approval Required; Action by Written Consent.......................................................................................................................................................................................	20
SECTION 2.7. Officers...	21
SECTION 2.8. Shareholder Consent Rights...	21
SECTION 2.9. Companies...	23
SECTION 2.10. Consultative Procedure...	23
ARTICLE III TRANSFERS...	24
SECTION 3.1. Rights and Obligations of Transferees...	24
SECTION 3.2. Restrictions on Transfers and Encumbrances...	24
SECTION 3.3 Right of First Offer...	23
SECTION 3.4. Right of Co-Sale...	26
SECTION 3.5. Drag-Along Rights...	28
SECTION 3.6. Put of Company Shares...	30
SECTION 3.7. Change of Control of Corp Group Parent...	31
SECTION 3.8. Right to Exchange Shares for Shares of Itaú Parent..................................................................................................................................................................................................	31
SECTION 3.9. Controlling Shareholder...	32
SECTION 3.10. Tax Benefit Allocation...	32
ARTICLE IV PREEMPTIVE RIGHTS...	33
SECTION 4.1. Preemptive Rights...	33
ARTICLE V PUT AND CALL OPTIONS...	33
SECTION 5.1 Corp Group Parent Liquidity Put and Call Options......................................................................................................................................................................................................	33
SECTION 5.2. Call Option in Event of Material Breach...	35
ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS...	36
SECTION 6.1. Non-Competition; Non-Solicit...	36
SECTION 6.2. Dividend Policy; Dividend Put and Call Options...	38
SECTION 6.3. Use of the Shareholders' Brands...	41
SECTION 6.4. Preapproved Matters...	41

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SECTION 6.5. Strategic Transactions...	41
SECTION 6.6. Itaú Parent's Paraguay and Uruguay Operations...	42
ARTICLE VII MISCELLANEOUS...	42
SECTION 7.1. Termination...	42
SECTION 7.2. Minority Rights...	43
SECTION 7.3. Amendments and Waivers...	43
SECTION 7.4. Successors, Assigns and Transferees...	44
SECTION 7.5. Notices...	44
SECTION 7.6. Further Assurances...	45
SECTION 7.7. Entire Agreement...	46
SECTION 7.8. Restrictions on Other Agreements...	46
SECTION 7.9. Delays or Omissions...	47
SECTION 7.10. Governing Law; Dispute Resolution; Waiver of Jury Trial....................................................................................................................................................................................	47
SECTION 7.11. Severability...	48
SECTION 7.12. Enforcement...	48
SECTION 7.13. Titles and Subtitles...	48
SECTION 7.14. No Recourse...	48
SECTION 7.15. Confidentiality...	49
SECTION 7.16. Public Announcements...	49
SECTION 7.17. No Third-Party Beneficiaries...	49
SECTION 7.18. Counterparts; Facsimile Signatures...	50
SECTION 7.19. Representations and Warranties of the Shareholders..............................................................................................................................................................................................	50

Exhibits
A	Pledge Agreement
B	Investment Banks
C	Optimal Regulatory Capital
D	ROE
E	Initial CEO of the Chilean Bank
F	Framework with upper limits on credit exposures
G	IB Fees

ii

THIS SHAREHOLDERS AGREEMENT (this "Agreement") is entered into as of April 1, 2016 by and among Itaú Unibanco Holding S.A., a sociedad anónima organized under the laws of Brazil ("Itaú Parent"), Corp Group Holding Inversiones Limitada, a sociedad en comandita por acciones organized under the laws of Chile ("CG Holding"), CorpGroup Interhold S.P.A., a sociedad por acciones organized under the laws of Chile ("Interhold"), Inversiones Gasa Limitada, a sociedad de responsabilidad limitada organized under the laws of Chile ("GASA" and, collectively with CG Holding and Interhold, "Corp Group Parent"), Corp Group Banking S.A., a sociedad anónima organized under the laws of Chile ("CGB") and Companía Inmobiliaria y de Inversiones Saga S.P.A., a sociedad por acciones organized under the laws of Chile ("SAGA" and together with CGB, "Company Two").
RECITALS

WHEREAS, Corp Group Parent and Itaú Parent are parties to a Transaction Agreement, dated as of January 29, 2014 and amended on June 2, 2015 (the "Transaction Agreement").
WHEREAS, pursuant to the Transaction Agreement, Itaú Parent and Corp Group Parent have undertaken certain transactions in order to improve the competitive position of CorpBanca and its Subsidiaries (as defined herein) in the Banking Business (as defined herein), improve client relationships and establish a long term relationship.
WHEREAS, as of the date hereof, (i) Itaú Parent directly or indirectly through Company One (as defined herein) owns approximately 33.58% of the outstanding Bank Shares (as defined herein) and (ii) Corp Group Parent directly or indirectly holds more than 99% of the shares of Company Two, which owns approximately 33.13% of the outstanding Bank Shares.
WHEREAS, concurrently with their entry into this Agreement, the Shareholders (as defined herein) have entered into a certain pledge agreement attached as Exhibit A with respect to the shares of CGB and certain of its Banks Shares (the "Pledge Agreement").
WHEREAS, each of the Shareholders desires to promote the interests of the Chilean Bank (as defined herein) and its Subsidiaries and the mutual interests of the Shareholders by establishing herein certain terms and conditions upon which the Company Shares (as defined herein) and Bank Shares will be held.
WHEREAS Itaú Parent, as controlling Shareholder of the Chilean Bank and in consideration for the covenants and other agreements of Corp Group Parent in this Agreement, has agreed to grant certain rights and benefits to Corp Group Parent on corporate governance, liquidity rights and other matters.
NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS
SECTION 1.1.   Certain Defined Terms.    As used herein, the following terms shall have the following meanings:
"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.
"Agreement" has the meaning assigned to such term in the introductory paragraph.
"Average Asset Growth Multiple" means for any year: (a) the average of the annual growth rate of the aggregate consolidated total assets of the three (3) largest privately-owned banks (measured in terms of total assets) in Chile (excluding the Chilean Bank) or Colombia (excluding the Colombian Bank), as the case may be, in each of the three full years immediately preceding such year (published by the Chilean Superintendencia de Bancos e Instituciones Financieras (in the case of Chilean Bank) or the Superintendencia Financiera de Colombia (in the case of the Colombian Bank), as the case may be, divided by (b) the average of the annual growth rate of the nominal gross domestic product of such country (Chile or Colombia, as the case may be) in each of the three full years immediately preceding such year as published by the Banco Central de Chile (in the case of Chile) and the Departamento Administrativo Nacional de Estadística (in the case of Colombia).
"Bank Shares" means the shares of the Chilean Bank.
"Bank Shares Dividend Put Exercise Date" has the meaning assigned to such term in Section 6.2(d)(ii).
"Bank Shares Dividend Put Price" has the meaning assigned to such term in Section 6.2(d)(ii).
"Banking Business" means providing (i) consumer financial products and/or services, including secured and/or unsecured consumer lending, consumer mortgage products, consumer card products, retail banking products and/or services, and consumer leasing; and/or (ii) deposit-taking services including both consumer and commercial deposits, and payroll services; and/or (iii) credit and/or debit card transaction processing services (which transaction processing services, for the avoidance of doubt, include merchant acquiring); and/or (iv) commercial financial products and/or services, including bilateral and syndicated loans, trustee and depositary services; and/or (v) investment banking services, which, for the avoidance of doubt, include the Investment Banking Activities; and/or (vi) financial advisory services related to the services described in clauses (i) through (v) above; and/or (vii) all businesses related or reasonably incidental thereto.
"Board" means the respective board of directors of the Chilean Bank and its Subsidiaries (including the Colombian Bank).
"Breach Call Notice" has the meaning assigned to such term in Section 5.2(a).

"Breach Call Option" has the meaning assigned to such term in Section 5.2(a).
"Breach Call Price" has the meaning assigned to such term in Section 5.2(a).
"Breach Put Notice" has the meaning assigned to such term in Section 5.2(a).
"Breach Put Option" has the meaning assigned to such term in Section 5.2(a).
"Breach Put Price" has the meaning assigned to such term in Section 5.2(a).
"Breaching Shareholder" has the meaning assigned to such term in Section 5.2(a).
"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Santiago de Chile (Chile), Bogotá (Colombia), Panama (Republic of Panama), São Paulo (Brazil) and/or the City of New York.
"Business Plan and Budget" means the three (3)-year business plan and annual budget for the Chilean Bank and its Subsidiaries, which shall include planned expenditures, revenues, sources and uses of funds and timing and estimates of dividends and shall be presented to the Board for approval at least fifteen (15) days in advance of the applicable Board meeting.
"Call Price" has the meaning assigned to such term in Section 5.1(b)(ii).
"Capital Ratio" means, on any date with respect to a regulated bank in Chile or Colombia, as the case may be, the percentage represented by the ratio of such bank's (a) regulatory capital required by applicable Law of the applicable country to (b) risk-weighted assets (including any risk-weighted assets of its Subsidiaries that are consolidated for purposes of calculating minimum regulatory capital ratio in such country) of such bank.
"Cause" means, with respect to any person who is the CEO of the Chilean Bank and/or the Colombian Bank, (i) such person's conviction of, or his/her guilty plea to, any criminal felony offense punishable by imprisonment that is reasonably likely to adversely affect such person's suitability to perform his/her duties, including any such offense involving fraud, theft, embezzlement, forgery, willful misappropriation of funds or property, or other fraudulent or dishonest acts, (ii)  such person's willful malfeasance or willful misconduct or any reckless or grossly negligent act or omission, in each case in connection with his/her duties that is materially injurious to the financial condition or business reputation of the Chilean Bank or any of its Subsidiaries or Affiliates or (iii) any other omissions or commissions by such person which constitute grounds for termination for cause under applicable Law.
"Central America" means Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua and Panama.

"CG Holding" has the meaning assigned to such term in the introductory paragraph.

"CGB" has the meaning assigned to such term in the introductory paragraph.
"Change of Control" means, with respect to Corp Group Parent, the following occurring in a single transaction or in a series of related transactions: the Saieh Group ceasing to own, directly and indirectly, at least 50% plus one additional share of the issued voting stock of Corp Group Parent.
"Chilean Bank" means CorpBanca.
"Chilean Bank Board" means the Board of the Chilean Bank.
"Chilean Corporations Act" means Law No. 18,046 Ley sobre Sociedades Anónimas.
"Chilean Effective Time" means the date hereof.
"Chilean Securities Market Act" means Law No. 18,045 Ley de Mercado de Valores.
"Closing Date" means the date hereof.
"Colombian Acquisition" means the purchase of all of the shares of Itaú Colombia capital stock from Affiliates of Itaú Parent by the Chilean Bank and four of its wholly-owned Subsidiaries.
"Colombian Bank" means CorpBanca Colombia.
"Common Stock" means the common stock of the Companies or the Chilean Bank and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
 "Companies" means, collectively, Company One and Company Two, as well as their Permitted Transferees to the extent the context requires.
"Company" means, either Company One or Company Two, as applicable, as well as their Permitted Transferees to the extent the context requires.
"Company One" means collectively, direct or indirect wholly-owned Subsidiaries of Itaú Parent that directly hold Bank Shares.
"Company Shares" means the shares of a Company.
"Company Two" has the meaning assigned to such term in the introductory paragraph.
 "Confidential Information" has the meaning assigned to such term in Section 7.15(a).

"Contract" means any agreement, contract, arrangement or understanding, whether formal or informal, written or oral, that is legally binding.

"control" (including the terms "controlling", "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means (a) the possession, directly or indirectly, of the power to (i) direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, (ii) cast, or control the casting of, more than one-half of the maximum number of votes that may be cast at a general or other meeting of stockholders of such Person, or (iii) appoint or remove the majority of the directors or equivalent officers of such Person; (b) the holding of more than one-half of the issued share capital of such Person (excluding any part of that issued share capital that carries no right other than the right to receive a specified amount in a distribution of either profits or capital) or (c) being the general partner and/or managing member and/or fund manager of such Person.
"Corp Group Parent" has the meaning assigned to such term in the introductory paragraph (together with its Permitted Transferees).
"Corp Group Parent Put Exercise Date" has the meaning assigned to such term in Section 5.1(a)(i).
"CorpBanca" means CorpBanca, a special banking open corporation (sociedad anónima abierta especial bancaria), organized and existing under the Laws of Chile.
"CorpBanca Colombia Shareholders Agreement" means the shareholders' agreement, dated July 31, 2013, among certain shareholders of the Colombian Bank, as it may be amended from time to time.
"Cure Period" has the meaning assigned to such term in Section 5.2(a).
"Director" means a member of the Board.
"Disclosing Party" has the meaning assigned to such term in Section 7.15(a).
"Dividend Call Price" has the meaning assigned to such term in Section 6.2(e)(ii).
"Dividend Period" has the meaning assigned to such term in Section 6.2(a).
"Dividend Policy" means the dividend policy relating to each of the Chilean Bank and its Subsidiaries, which shall always be in accordance with Section 6.2.
"Dividend Put Price" has the meaning assigned to such term in Section 6.2(d)(i).
"Drag-Along Shares" has the meaning assigned to such term in Section 3.5(a).
"Dragged Shareholder" has the meaning assigned to such term in Section 3.5(a).

"Dragging Shareholder" has the meaning assigned to such term in Section 3.5(a).
"Encumber" means, directly or indirectly, to pledge, encumber, hypothecate or otherwise restrict (including any restriction with respect to voting), either voluntarily or involuntarily, or to enter into any Contract with respect to the pledge, encumbrance, hypothecation or other restriction of, any Equity Securities beneficially owned by a Person or any interest in any Equity Securities beneficially owned by a Person.
"Equity Securities" means any shares of any class or series or any securities (including debt securities) or rights convertible into or exercisable or exchangeable for shares of any class or series of capital stock (or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for shares of any class or series of capital stock), whether now authorized or not.
"Equity to Assets Ratio" means for any Person, for any year, the ratio of (a) such Person's average consolidated shareholders' equity, as reported to the Chilean Superintendencia de Bancos e Instituciones Financieras (in the case of the Chilean Bank or any other Chilean bank) or the Superintendencia Financiera de Colombia (in the case of the Colombian Bank or any other Colombian bank), as applicable, for such year, to (b) such Person's average consolidated total assets, as reported to the Chilean Superintendencia de Bancos e Instituciones Financieras (in the case of the Chilean Bank or any other Chilean bank) or the Superintendencia Financiera de Colombia (in the case of the Colombian Bank or any other Colombian bank), as applicable, for such year.
"Exchange Ratio" means, with respect to any Company, as of any date, the number of Bank Shares owned by such Company divided by the number of Company Shares of such Company outstanding.
"Exempt Transaction" means any transaction or series of related transactions having a value less than the Exempt Transaction Threshold; provided that a Shareholder may require that the value be determined according to the Fair Value determination procedure to the extent that such Shareholder believes in good faith that such value may exceed the Exempt Transaction Threshold.
"Exempt Transaction Threshold" shall initially mean US$500 million; provided that such threshold shall be increased or decreased, as applicable, on March 31 of each year by the percentage increase or decrease, as applicable, in Tangible Equity of the Chilean Bank at the end of the Chilean Bank's most recent completed Fiscal Year as compared to the Chilean Bank's prior Fiscal Year.
"Fair Value" means the valuation made by two (2) internationally renowned Investment Banks selected pursuant to the following process: each of Corp Group Parent and Itaú Parent shall submit a list of three (3) Investment Banks to the other Shareholder who shall pick one (1) Investment Bank from the list to serve as one (1) of the two (2) Investment Banks performing the valuation. The Investment Banks shall have reasonable access to Senior Management, being allowed to conduct interviews during business hours and obtain reasonably requested supporting documentation. If the amounts determined by the Investment Banks differ by ten percent (10%) or less of the higher amount, the Fair Value shall be the average of the two valuations.  If, however, the difference is higher than ten percent (10%), the Fair Value shall be finally determined by a third internationally renowned Investment Bank chosen by the first two (2) Investment Banks within ten (10) calendar days after delivery of the initial valuations. The third Investment Bank shall conduct its own valuation and determine a Fair Value within the range of the two valuations conducted by the Investment Banks appointed by the Shareholders and notify the Shareholders of its valuation within fifteen (15) calendar days of its appointment. The fees and expenses of all of the Investment Banks shall be borne solely by Itaú Parent in the case of Section 3.5 and the Investing Person in the case of Section 6.1(c).
"Fiscal Year" means the calendar year, and reference to any Fiscal Year (e.g., Fiscal Year 2014) means the Fiscal Year ending on the last day of such Fiscal Year (e.g., December 31, 2014).
"Forecasted System Growth" means for any year (i) the Average Asset Growth Multiple multiplied by (ii) the forecasted growth of the nominal gross domestic product for the relevant country (Chile or Colombia, as the case may be) for such year, as forecasted by the International Monetary Fund in the World Economic Outlook (published in October of the preceding year).
"GAAP" means the applicable generally accepted accounting principles in the applicable country.
"GASA" has the meaning assigned to such term in the introductory paragraph.
"Governmental Authority" means each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof) or any industry self-regulatory authority (including the staff thereof).
"IB Agreement" means the agreement between an Investing Person, on the one hand, and the Chilean Bank or its Subsidiaries, on the other hand, which contains a referral, profit and/or revenue sharing provision, or any other consideration structure, whereby the Chilean Bank or its Subsidiaries receive a consideration in exchange for the rendering of investment banking services by the Investing Person in the Territory (or to clients for whom a majority of their consolidated revenue in the last fiscal year was from business in the Territory), according to Section 6.1(c)(x).
"ICC Rules" has the meaning assigned to such term in Section 7.10(b).
"IFC" means the International Finance Corporation, the IFC African, Latin American and Caribean Fund, LP and the IFC Capitalization (Equity) Fund, L.P.
"IFRS" means the International Financial Reporting Standards issued by the International Accounting Standards Board as applied by the Chilean Superintendency of Banks.
"Independent Director" means any individual to be appointed as a Director who is in compliance with independence conditions set forth under the corporate and/or financial laws and/or regulations (as in force from time to time) applicable to independent board members of banking institutions and/or publicly held companies in the applicable jurisdiction.
"Interhold" has the meaning assigned to such term in the introductory paragraph.
"Investing Person" has the meaning assigned to such term in Section 6.1(c).
"Investment Bank" means an internationally recognized global investment banking firm listed on Exhibit B or otherwise mutually agreed by Itaú Parent and Corp Group Parent.
"Investment Banking Activities" means (a) advisory services for mergers, acquisitions and debt restructuring activities; (b) equity and debt structuring, placement and/or underwriting under different regulatory structures, including those registered with the SEC, under Rule 144A or Regulation S; (c) debt and loan structuring services and services related to syndication efforts; and (d) any other activities that may be developed by an Investing Person, as permitted under an IB Agreement.
"Itaú Brand" means the trademark "Itaú" (and any logo used in connection with it) and any variations thereof that are used to identify its operations, products or services and are aligned with Itaú Parent's marketing and communication policies.
"Itaú IB Agreement" means the IB Agreement to be entered into by Itaú Parent or its Affiliates, on the one hand, and the Chilean Bank or its Subsidiaries, on the other hand, as promptly as practicable following the date of this Agreement, which shall include the following  terms and conditions regarding the Investment Banking Activities: (a) one (1)-year term, automatically renewed for up to three (3) additional periods of one (1) year if none of the parties thereto object to such renewal; (b) costs related to the Investment Banking Activities developed by Itaú Parent or its Affiliates shall be solely borne by Itaú Parent or its Affiliates with the exceptions set forth in Exhibit G; (c) Itaú Parent or its Affiliates will provide reports on the applicable businesses and clients to the Chilean Bank on an ongoing basis; and (d) fees shall be divided according to the provisions set forth in Exhibit G; provided that, as of the date to be defined by Itaú Parent until the Itaú IB Agreement is executed by Itaú Parent or its Affiliates, on the one hand, and the Chilean Bank or its Subsidiaries, on the other hand, the Letter of Intent, dated April 1st, 2016, executed by and between Itaú Parent and the Chilean Bank, shall constitute the Itaú IB Agreement for all intents and purposes under this Agreement. The Shareholders will use commercially reasonable efforts to maintain the Itaú IB Agreement in force until the end of the Non-Compete Period and to negotiate and agree in good faith to any modifications thereto.
 "Itaú Colombia" means Itaú BBA Colombia, S.A. Corporacion Financiera, a corporación financiera organized as a capital stock corporation (sociedad anónima) under the Laws of Colombia.
"Itaú Parent" has the meaning assigned to such term in the introductory paragraph (together with its Permitted Transferees).
 "Itaú Parent Equity Securities" has the meaning assigned to such term in Section 3.8.

"Itaú Parent Equity Transaction" has the meaning assigned to such term in Section 3.8.
"IUPAR" means Itaú Unibanco Participações S.A., a corporation (sociedad anónima) organized under the laws of Brazil.
"Law" shall mean any code, law (including common law), ordinance, regulation, rule or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.
"Liability" shall mean any direct or indirect primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
"Majority of the Chilean Bank Condition" means at least the sum of 50% of the issued voting stock of the Chilean Bank plus one additional share of issued voting stock of the Chilean Bank being owned, directly and indirectly, in the aggregate (i) if Section 2.2(a) is in effect, by the Shareholders, the Companies and their respective Permitted Transferees or (ii) if Section 2.2(a) is not in effect, Itaú Parent, Company One and their Permitted Transferees and Affiliates (excluding, in the case of clause (ii), any shares that remain subject to a call right by Corp Group Parent hereunder).
"Market Price" means, as of any date of determination for (i) any listed security (other than a Company Share), the volume weighted average closing price of such listed security for the thirty days immediately preceding the date of determination and (ii) a Company Share, the product of the Exchange Ratio multiplied by the Market Price of a Bank Share (as determined pursuant to clause (i) of this definition).
"Material Breach" means (i) a material breach of Section 2.2(a), Section 2.2(b), Section 2.2(d), Section 2.2(e), Section 2.2(f), Section 2.3, Section 2.8, Section 2.9, Article III, Section 6.1, Section 6.2 or Section 6.3, which breach in the case of Section 6.3 results in the applicable brand name(s) being unavailable to the Chilean Bank or (ii) a violation by the pledgee of clause 23 (Covenant to Release Pledge) of the Pledge Agreement.
"MCC"  means Munita, Cruzat y Claro S.A. Corredores de Bolsa, a corporation (sociedad anónima) organized under the laws of Chile.
"MCC Entities" means MCC Securities Inc. an exempted company limited by shares, organized under the laws of the Cayman Island; MCC Asesorías Internacionales Limitada, a limited liability company (sociedad de responsabilidad limitada) organized under the laws of Chile; and Munita, Cruzat y Claro S.A. Corredores de Bolsa, a corporation (sociedad anónima) organized under the laws of Chile.
"Minimum Growth Rate" for any year means the minimum growth rate of the total assets of the Chilean Bank and the Colombian Bank (determined in accordance with IFRS) for the applicable country (e.g., Chile or Colombia) determined in good faith by the Board of the Chilean Bank (but in no event exceeding Forecasted System Growth in such country for such year) rea-

sonably necessary to maintain the market share of the Chilean Bank and the Colombian Bank (each measured in terms of assets in their respective countries) as of the last day of the immediately preceding year.
"Minimum Dividend Amount" means a cash amount equal to US$120 million per annum.
"New Business Opportunity" has the meaning assigned to such term in Section 6.5(a).
"Newco" has the meaning assigned to such term in Section 3.1(c).
"Non-Compete Period" means the period beginning on the date hereof and ending on the first (1st) anniversary of the termination of Section 6.1, in accordance with Section 6.1.
"On An Adjusted Basis" means, with respect to the percentage of Bank Shares owned by any Shareholder, that such percentage shall expressly include Bank Shares directly and indirectly held by such Shareholder (including through its ownership of any Company Shares) and shall expressly not include any reduction for dilution experienced by any Shareholder as a result of (i) a merger or reorganization, consolidation or a similar business combination involving the Chilean Bank having a dilutive effect or (ii) any issuance or sale of Equity Securities not subject to the prior approval of Corp Group Parent pursuant to Section 2.8(b) hereof; provided that in the event of an issuance or sale of Equity Securities (including options or warrants) pursuant to Section 2.8(b), such percentage shall include the reduction for dilution experienced by such Shareholder only to the extent (and for the amount) such issuance or sale by the Chilean Bank was necessary to meet the minimum regulatory capital required by applicable Law in the applicable country at the time of such issuance or sale (and shall not include any reduction for dilution as a result of the issuance or sale of Equity Securities by the Chilean Bank in excess of the minimum amount needed to be issued or sold to meet such minimum regulatory capital requirement).
"Optimal Regulatory Capital" means at any date, with respect to either the Chilean Bank or the Colombian Bank, as the case may be, (a) the higher of (i) 120% of the minimum regulatory Capital Ratio required by applicable Law of the applicable country and (ii) the average regulatory Capital Ratio of the three largest privately-owned banks (excluding the Chilean Bank and/or the Colombian Bank) (measured in terms of assets) in Chile or Colombia, as the case may be, in each case as of the last day of the most recent fiscal year multiplied by (b) the risk-weighted assets (including any risk-weighted assets of Subsidiaries that are consolidated for purposes of calculating minimum regulatory Capital Ratio in such country) of the Chilean Bank or the Colombian Bank, as the case may be, as of the date one year from the last day of the most recent fiscal year assuming that such risk-weighted assets grow during such year at a rate equal to the Minimum Growth Rate.  For purposes of illustration, an example of the calculation of Optimal Regulatory Capital as of the date of this Agreement is set forth on Exhibit C.
"Organizational Documents" means, with respect to any Person, the articles of organization, certificate of incorporation (escritura de constitución), certificate of existence and legal representation (certificado de existencia y representación legal), bylaws (estatutos), limited liability company agreement, operating agreement or any other similar organizational documents of such Person.
"Permitted Transferee" means, with respect to Itaú Parent or Company One, Itaú Parent or any Person that is a wholly-owned Subsidiary of Itaú Parent for so long as such Person continues to be a wholly-owned Subsidiary of Itaú Parent, and with respect to Corp Group Parent and Company Two, any Person that is a wholly-owned Subsidiary of Corp Group Parent for so long as such Person continues to be a wholly-owned Subsidiary of Corp Group Parent; provided that (1) such Transfer shall not relieve the Transferring Shareholder of any of its obligations under this Agreement, (2) no Person shall qualify as a Permitted Transferee if a purpose of the Transfer to such Person is to circumvent the restrictions imposed by this Agreement and (3) immediately prior to a Permitted Transferee ceasing to be a wholly-owned Subsidiary of a Shareholder such Permitted Transferee shall be required to Transfer all of its Company Shares or Bank Shares, as the case may be, back to such Shareholder or another Permitted Transferee of such Shareholder.
"Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.
"Pledge Agreement" has the meaning assigned to such term in the Recitals.
"Preapproved Matters" has the meaning assigned to such term in Section 6.4.
"Receiving Party" has the meaning assigned to such term in Section 7.15(a).
"Registration Rights Agreement" means the Registration Rights Agreement dated as of the date hereof, by and among the Chilean Bank, Interhold and GASA, and the other parties thereto.
"Regulatory Authority" means, collectively, the Brazilian Central Bank (Banco Central do Brasil), the Chilean Superintendency of Banks, the Chilean Central Bank, the Chilean Superintendency of Securities and Insurances, the Santiago Stock Exchange (Bolsa de Comercio de Santiago), the Unidad de Análisis Financiero, the SFC, the Colombian Central Bank, the Colombian Stock Exchange, the Board of Governors of the U.S. Federal Reserve System, the U.S. Department of Justice, the U.S. Federal Trade Commission and the SEC (including, in each case, the staff thereof and any successors thereto).
"Representatives" means, with respect to any Person and its Affiliates, officers, directors, trustees, employees, agents, representatives and advisors, including counsel, accountants, and financial advisors.
"Required Dividend" means 100% of the annual cash distributable earnings of the Chilean Bank and its Subsidiaries, net of any reserves required to maintain Optimal Regulatory Capital at the Chilean Bank and its Subsidiaries, as applicable.
"Required Transfer" has the meaning assigned to such term in Section 3.5(a).

"Required Transfer Notice" has the meaning assigned to such term in Section 3.5(a).
"ROE" for any Person for any year means (a) such Person's consolidated net income as reported to the Chilean Superintendencia de Bancos e Instituciones Financieras (in the case of the Chilean Bank) or the Superintendencia Financiera de Colombia (in the case of the Colombian Bank), as applicable, for such year, adjusted for merger-related extraordinary charges incurred during the 24-month period following the Closing Date, divided by (b)(i) the mid-point between such Person's Equity to Assets Ratio for such year and the average Equity to Assets Ratio of the three largest privately-owned banks (measured in terms of assets) in Chile or Colombia, as applicable (excluding the Chilean Bank and the Colombian Bank, as the case may be), for such year, multiplied by (ii) such Person's average consolidated total assets as reported to the Chilean Superintendencia de Bancos e Instituciones Financieras (in the case of the Chilean Bank) or the Superintendencia Financiera de Colombia (in the case of the Colombian Bank), as applicable, for such year.  For purposes of calculating ROE and Equity to Assets Ratio, if such Person does not provide consolidated financial statements to the applicable banking regulator referred to above, such Person's consolidated net income, total assets and shareholders' equity shall be those set forth in its annual audited consolidated financial statements in accordance with IFRS (in the case of the Chilean Bank) or Colombian GAAP (in the case of the Colombian Bank) for the relevant year.  For purposes of illustration, an example of the calculation of ROE is set forth on Exhibit D.
"ROFO Notice" has the meaning assigned to such term in Section 3.3(a).
"ROFO Offer" has the meaning assigned to such term in Section 3.3(b).
"ROFO Offer Notice" has the meaning assigned to such term in Section 3.3(b).
"ROFO Price" has the meaning assigned to such term in Section 3.3(a).
"ROFO Recipient" has the meaning assigned to such term in Section 3.3(a).
"ROFO Seller" has the meaning assigned to such term in Section 3.3(a).
"ROFO Shares" has the meaning assigned to such term in Section 3.3(a).
"SAGA" has the meaning assigned to such term in the introductory paragraph.
"Saieh Group" means (a) Alvaro Saieh Bendeck, his spouse, his children and their respective children, grandchildren and spouses; (b) the respective children, grandchildren, spouses, ancestors, descendants, heirs, legatees and successors of any person described in clause (a) above or in this clause (b); (c) the executor, administrator or other representative of any person described in clauses (a) or (b) above who is deceased, incompetent or incapacitated; (d) any trust or other entity (including a charitable remainder trust) in which any of the persons described in clauses (a), (b) or (c) above, individually or in the aggregate, have a majority interest, whether or not fixed or exclusive; and (e) any Affiliate of any one or more of the persons described in clauses (a), (b), (c) or (d) above.

"Santiago Stock Exchange" means the Bolsa de Comercio de Santiago – Bolsa de Valores.
"SEC" means the Securities and Exchange Commission.
"Section 3.6 Put Notice" has the meaning assigned to such term in Section 3.6(b).
"Section 3.6 Tender Offer" has the meaning assigned to such term in Section 3.6(d).
"Senior Management" means the chief executive officer (CEO), chief financial officer (CFO), chief operating officer (COO), Head of Wholesale banking, Head of commercial banking, Head of Retail banking, Chief Credit Risk Officer, Head of Corporate Development, Head of Wealth Management, Head of Treasury, Head of Human Resources, Head of Legal, Head of Compliance and other officers with annual base compensation higher than US$500,000 (or the equivalent thereof in other currencies).
"Shareholder" means Itaú Parent and Corp Group Parent as well as their Permitted Transferees and the Companies to the extent the context requires.
"Shareholder Designee" has the meaning assigned to such term in Section 2.2(a).
"SMU" means SMU S.A., a sociedad anónima organized under the laws of Chile.
"Subsidiary" means, with respect to any Person, any corporation, joint venture, general or limited partnership, limited liability company or other legal entity of which a majority of the securities entitled to vote generally in the election of directors, managers or trustees thereof, or a majority of the equity interest therein, at the time as of which any determination is being made, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.  For purposes of this Agreement, subject to Section 7.8, each of Itaú Colombia and its Subsidiaries shall be deemed a Subsidiary of the Chilean Bank from the Chilean Effective Time through the Colombian Acquisition, in each case regardless of whether any such entity constitutes a Subsidiary pursuant to the definition in the preceding sentence.
"Supermajority Consent" means the consent of (i) Corp Group Parent, so long as Corp Group Parent owns at least 13% On An Adjusted Basis of the Bank Shares; and (ii) Itaú Parent.
"Tag-Along Price" has the meaning assigned to such term in Section 3.4(a).
"Tangible Equity" means consolidated shareholders' equity less goodwill and other intangible assets, in each case determined in accordance with IFRS.
"Tax Entitlement" has the meaning assigned to such term in Section 3.10(a).
"Taxes" means all taxes, levies, charges, penalties or other assessments imposed by any Governmental Authority, including, but not limited to income, excise, property, sales, trans-

fers, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.
"Termination Threshold" has the meaning assigned to such term in Section 7.1(a)(iii).
"Territory" means Chile, Colombia and the Republic of Panama.
"Third Party" means, with respect to any Shareholder, any other Person (other than a Permitted Transferee or an Affiliate, officer, director or employee of such Shareholder or of such Permitted Transferee or Affiliate).
"Transaction Agreement" has the meaning assigned to such term in the Recitals.
"Transfer" means, directly or indirectly, to sell, transfer, assign or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or similar disposition of, any Company Shares or Bank Shares beneficially owned by a Person or any interest in any Company Shares or Bank Shares beneficially owned by a Person.
"Transfer Notice" has the meaning assigned to such term in Section 3.4(a).
"Transferee" means any Person to whom any Shareholder or Company or any Transferee thereof Transfers Bank Shares or Company Shares in accordance with the terms hereof.
"Transferred Shares" has the meaning assigned to such term in Section 3.4(a).
"Transferring Shareholder" has the meaning assigned to such term in Section 3.4(a).
"wholly-owned Subsidiary" means, with respect to any Person, a Subsidiary of which at least 95% of the equity interest is owned or controlled, directly or indirectly, by such Person or one or more of the other wholly-owned Subsidiaries of such Person or a combination thereof.

SECTION 1.2.   Other Definitional Provisions.
(a)  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.
(b)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)  The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

(d)  The words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation".
(e)  References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(f)  References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(g)  Except as otherwise set forth herein, schedules to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement and shall be included in the definition of "Agreement".
(h)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted.
ARTICLE II
CORPORATE GOVERNANCE
SECTION 2.1.   General; Agreement to Vote; Best Practices.
(a)  From and after the date hereof, each Shareholder shall take all actions reasonably necessary to give effect to the provisions of this Agreement.  Each Shareholder shall vote or cause to be voted all Company Shares, Bank Shares or other securities beneficially owned by such Shareholder at any shareholders meeting, upon any matter submitted for action by the shareholders of the Companies, the Chilean Bank or any of its Subsidiaries, in conformity with the specific terms and provisions of this Agreement and the Organizational Documents of the Companies, the Chilean Bank and its Subsidiaries.  To the extent permitted by applicable Law, in the event that there is any conflict between such Organizational Documents and this Agreement, this Agreement shall prevail.  The Shareholders shall vote, to the extent permitted by applicable Law, together as a single block on all matters in accordance with the recommendation of Itaú Parent (other than with respect to any matter that is the subject of Section 2.8).
(b)   For the purpose of enhancing transparency and accountability of the Chilean Bank and its Subsidiaries, the Shareholders shall take all actions reasonably necessary to cause the Chilean Bank and its Subsidiaries to adhere to (i) the best practice standards customary for banks and their Subsidiaries operating internationally, including with respect to the implementation and compliance with (A) anti-money laundering policies and regulations and financial record-keeping and reporting requirements, (B) policies and regulations relating to business in countries subject to U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, (C) anti-bribery policies and regulations and (D) risk management and reputational risk policies; and (ii) the corporate governance practices comparable to those followed by foreign companies listed on the New York Stock Exchange, subject to the terms and conditions set forth in this Agreement. Management decisions will be made in the best interest of the Chilean Bank and its Subsidiaries and their respective shareholders. The Shareholders will use reasonable best efforts to cause the Chilean Bank and its Subsidiaries to be operated in a manner that at a minimum satisfies international standards of efficiency, cost controls and arms' length, competitive procurement for all financial and other services.
SECTION 2.2.   Composition and Size of the Boards of the Chilean Bank and its Subsidiaries.
(a)  Of the number of the Directors of each of the Board of (i) the Chilean Bank and the Colombian Bank that the Shareholders and Companies are entitled or able to appoint (including by causing the Chilean Bank to appoint) at any time (in addition to any Independent Directors required by applicable Law) and (ii) the respective Subsidiaries of the Chilean Bank and the Colombian Bank that the Chilean Bank and the Colombian Bank, respectively, are entitled or able to appoint at any time (in addition to any Independent Directors required by applicable Law), each Shareholder shall be entitled to designate a number of Directors in proportion to its respective direct and indirect percentage ownership of the Bank Shares owned by the Shareholders, rounded to the nearest whole number; provided that Itaú Parent shall designate at least a majority of such Directors appointed by the Shareholders and Companies on each such Board; provided, further, that Corp Group Parent shall designate at least one of such Directors on each such Board (each Person designated for appointment to the relevant Board, a "Shareholder Designee", and collectively, the "Shareholder Designees"). The Shareholders shall, and shall cause the Companies to, take all actions necessary and appropriate to effect the appointment of such Shareholder Designees.  The Board of the Chilean Bank shall be comprised of eleven (11) Directors and two alternate Directors (one selected by Itaú Parent and one selected by Corp Group Parent). The Board of the Colombian Bank shall be comprised of nine (9) Directors.  The number of directors on the Board of all Subsidiaries of the Chilean Bank other than the Colombian Bank shall be specified by the Board of the Chilean Bank.  The Shareholders shall, and shall cause the Companies to, cause the Directors of the relevant Board appointed by the Shareholders and Companies to vote, to the extent permitted by applicable Law, together as a single block on all matters in accordance with the recommendation of Itaú Parent (other than with respect to any matter that is the subject of Section 2.8).
(b)  The Shareholders shall, and shall cause the Companies to, cause, on the respective Board, (i) a designee of Corp Group Parent to be the Chairman of the Chilean Bank Board as long as Corp Group Parent and its Permitted Transferees hold at least 13% On An Adjusted Basis of the Bank Shares, (ii) a designee of Corp Group Parent to be the Chairman of the Colombian Bank Board as long as Corp Group Parent and its Permitted Transferees hold at least 13% On An Adjusted Basis of the Bank Shares and (iii) a designee of Itaú Parent to be the Vice-Chairman of the Chilean Bank Board and the Colombian Bank Board.  The Shareholders shall, and shall cause the Companies to, ensure that the Chairman of the Chilean Bank Board shall not have a casting vote.
(c)  The Shareholders shall, and shall cause the Companies to, take all necessary action to remove any Director designated by a Shareholder to serve on any Board with or without cause (including in the event such Director does not vote in the Chilean Bank Board, the Colombian Bank Board, or any other Board of a Subsidiary of the Chilean Bank with the other directors appointed by the Shareholders and Companies as a single block in accordance with the last sen-

tence of Section 2.2(a)), upon the request of the Shareholder who has designated such Director, including by means of an extraordinary shareholders meeting to be held by the Chilean Bank or relevant Subsidiary to replace such Director, if necessary, through the revocation of the entire relevant Board.
(d)  In the event that (i) a Director of the Chilean Bank, the Colombian Bank or any other Subsidiary of the Chilean Bank designated by Corp Group Parent or Itaú Parent fails to comply with the requirement of such directors to vote on a certain matter (other than with respect to any matter that is the subject of Section 2.8) as a single block as set forth in Section 2.2(a) and (ii) other than in the case of any such Director who is a member of the Saieh Group or any such Director who so fails to comply on more than two occasions (and more than two (2) matters) in any calendar year, the relevant Board is unable to adopt a decision on such matter in accordance with the last sentence of Section 2.2(a), then the Shareholder who designated such Director shall take all required action (including, if necessary, the procedure set forth in Section 2.2(c)) such that such Director shall be removed from the relevant Board within sixty (60) calendar days.  If (i) such Director shall not have ceased to serve on the relevant Board at or prior to such time and the other Shareholder and the Companies shall have cooperated with the Shareholder who appointed such Director in removing such Director and (ii) the relevant Board has been unable to adopt a decision on such matter in accordance with the last sentence of Section 2.2(a), then such event shall constitute a Material Breach by the Shareholder who designated such Director.
(e)  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause, but except as provided in Section 2.2(f)) of any Director designated pursuant to this Section 2.2, the Shareholders agree to take, and to cause the Companies to take, at any time and from time to time, all necessary actions to have the vacancy created thereby to be filled by a new designee of the Shareholder who designated such Director as soon as possible, who shall be designated in the manner specified in this Section 2.2.
(f)  In the event a Shareholder shall cease to have the right to designate one or more Directors in accordance with this Section 2.2, such Shareholder shall cause such Director(s) to resign.  If such resignation shall not have become effective within fifteen (15) Business Days after receipt of a written request for such resignation from the other Shareholder, then the Shareholders shall follow, and shall cause the Companies to follow, the procedure set forth in Section 2.2(c) to cause such Director(s) to no longer serve in such capacity and to replace such Director(s) in accordance with the appointment entitlements set forth in Section 2.2(a).
(g)  The Directors shall be entitled to compensation in connection with their duties as members of the Board; and the Shareholders shall cause the Chilean Bank and its Subsidiaries to reimburse each Director for their reasonable out-of-pocket expenses incurred by such Director for the purpose of attending meetings of the Board or committees thereof in accordance with the applicable expense reimbursement policies in effect at such time.
(h)  The Shareholders shall cause the Chilean Bank and its Subsidiaries to maintain D&O insurance, which shall cover only Directors and officers and be consistent with international D&O insurance standards.

SECTION 2.3.   Board Committees.

Subject to applicable Law, the Shareholders shall, and shall cause the Companies to, use reasonable best efforts to cause the Chilean Bank and the Colombian Bank to create the following committees of each such Board with the following member compositions and purposes.
(a)  Directors Committee. The Directors Committee (for so long as it is required per Article 50 bis of the Chilean Corporations Act) shall be comprised of three (3) members. If the appointment of the members who do not integrate the Directors Committee by Law relies on the Board, Itaú Parent shall be entitled to appoint one (1) member, and if the appointment of the members who do not integrate the Directors Committee by Law relies on the Independent Director, Itaú Parent shall use its best efforts to convince and persuade such Independent Director to appoint as member of the Directors Committee one (1) Director appointed by Itaú Parent.
(b)  Audit Committee. Each Audit Committee shall be comprised of five (5) members. Itaú Parent shall be entitled to appoint three (3) members, and Corp Group Parent shall be entitled to appoint two (2) members.
(c)  Management and Talent Committee.  Each Management and Talent Committee shall determine an objective process to recommend the appointment of the Senior Management pursuant to Section 2.7(a), shall have an advisory role in relation with the administration of Senior Management and the right to make non-binding recommendations to the Board relating to the compensation, the milestones to be achieved and the evaluation of the CEO and other senior officers. The Management and Talent Committee shall be comprised of five (5) members, and Itaú Parent shall be entitled to appoint three (3) members and Corp Group Parent shall be entitled to appoint two (2) members.
(d)  Credit Committee. The Credit Committee shall (i) have binding power to establish the limits and procedures of the credit policy of the Chilean Bank and its Subsidiaries and the power to establish approval exceptions for financial decisions exceeding certain thresholds (to be defined by the Credit Committee) and (ii) shall impose a binding framework with upper limits on credit exposures attached as Exhibit F hereto beyond which the approval of Itaú Parent will be required.  Itaú Parent shall respond to any such requests for its approval within seven (7) Business Days; provided that if during such period Itaú Parent responds with a request for additional information, it shall have seven (7) Business Days following the receipt of such information to respond to the request for its approval.  If no denial from Itaú Parent is received within such seven (7) Business Day period, the relevant request shall be deemed approved.  Itaú Parent and Corp Group Parent agree to cause, and to cause the Companies to, cause the relevant Credit Committee to be (x) comprised of five (5) members of which Itaú Parent shall be entitled to appoint three (3) members, and Corp Group Parent shall be entitled to appoint two (2) members, all of whom shall be local executives or Directors of the relevant Board and (y) headed by a local executive officer or Director to be recommended by the CEO of the Chilean Bank or its relevant Subsidiary, as applicable.
(e) Asset and Liability Management Committee. The Asset and Liability Management Committee shall be comprised of five (5) members of which Itaú Parent shall be entitled to appoint three (3) members, and Corp Group Parent shall be entitled to appoint two (2) members.
(f) Other. In addition, the relevant Boards shall have the power to establish and designate additional committees as they deem fit in their discretion or any other committees required by applicable Law.  To the extent permitted by applicable Law, such committees shall be comprised of five (5) members and of the members on each such committee that are not required to be Independent Directors under applicable Law, Itaú Parent will have the right to appoint a majority of such representatives on each such committee, and Corp Group Parent shall have the right to appoint the remainder of such representatives on each such committee. Except as otherwise set forth above, the vote of a majority of the members of the relevant Committee shall be required for action by such Committee.  For the avoidance of doubt, for any such committee where no Independent Directors are required by Law, the committee shall be comprised of three (3) members designated by Itaú Parent and two (2) members designated by Corp Group Parent.

SECTION 2.4.   [Reserved]
SECTION 2.5.   Frequency of Meetings.
(a)  The Boards shall meet at least monthly (and with quarterly in-person meetings), or with the frequency determined by the relevant Board, at the registered office of the Chilean Bank or its Subsidiaries, as applicable, or at any other place.  Special meetings of the Boards shall be called at the direction of the Chairman or one (1) or more Directors, upon notice of the matters to be discussed at such meeting but without any necessity to show cause for the need to convene such meeting, upon not less than five (5) Business Days' notice given by the Chairman or Vice Chairman of the Chilean Bank or relevant Subsidiary (which director shall give such notice if properly directed to do so as aforesaid).  Emergency meetings of the Boards may be held at the offices of the Chilean Bank or the relevant Subsidiary (or such other place as shall be agreed by all Directors) upon not less than one (1) Business Day's telephone notice specifying in reasonable detail the nature of such emergency (to be confirmed by written facsimile or email notice) by the Chairman or Vice Chairman of the Chilean Bank or relevant Subsidiary; provided that without the consent of a majority of the Directors, no more than two emergency meetings of the Boards shall be held in any calendar month.
(b)  With respect to regular Board meetings, not later than ten (10) Business Days before each meeting, the Chairman or Vice Chairman shall deliver to each Director the notice of each such meeting, together with (i) an agenda specifying in reasonable detail the matters to be discussed at the meeting and (ii) supporting analyses or discussion materials, if any. Any Director that wishes to have any additional matter discussed at any such meeting shall give the Chairman or Vice Chairman and each other Director not later than two (2) Business Days prior to any such meeting, notice of each matter he or she so wishes to discuss.
(c)  Directors may participate in a meeting of the Board by means of a telephone conference, video conference or other communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. Evidence of such meeting shall be recorded in compliance with requirements set forth by the applicable Law (to the extent required).

(d)  The Shareholders shall cause the Chilean Bank and its Subsidiaries to comply, to the extent permitted under applicable Law, with the procedures in this Section 2.5.
SECTION 2.6.   Quorum; Approval Required; Action by Written Consent.
(a)  A majority of the Directors shall constitute a quorum for all meetings of the relevant Boards; provided that a quorum shall not exist without the consent of a majority of the Directors appointed by Itaú Parent of the relevant Board, if less than all of the Directors appointed by Itaú Parent to such Board are present. Subject to Section 2.8, the vote of the majority of the Directors attending a meeting shall be required to pass a resolution of the relevant Board.
(b)  To the extent permitted by applicable Law, any action required or permitted to be taken by the Directors of the relevant Board, either at a meeting or otherwise, may be taken without a meeting if such Directors unanimously consent thereto in writing and the writings are filed with the notes of the decisions and resolutions.
(c)  The Shareholders shall cause, and shall cause the Companies to cause, the Chilean Bank and its Subsidiaries to comply with the procedures in this Section 2.6.
(d)  Any Shareholder which owns any shares of the Colombian Bank shall (i) grant an irrevocable power of attorney to a designee appointed by the Board of the Chilean Bank to attend, and vote in, any shareholders' meeting of the Colombian Bank which such Shareholder does not attend, and (ii) vote in any shareholders' meeting of the Colombian Bank in accordance with the instruction provided by the Board of the Chilean Bank.
SECTION 2.7.  Officers.
(a)  The Board of the Chilean Bank shall appoint from time to time the CEO, the country heads and other Senior Management of the Chilean Bank and the Colombian Bank.  The initial CEO shall be set forth on Exhibit E.  The Shareholders shall cause the Chilean Bank to cause its Subsidiaries to appoint designees of the Board of the Chilean Bank from time to time to the designated positions at such Subsidiary.  The Management and Talent Committee will determine an objective process to recommend their successors based on internal promotion, international, merit-based standards and professional track record, and relevant industry and jurisdiction-specific experience. The list of selected candidates will be proposed to the Board of the Chilean Bank who shall be ultimately responsible for their final appointment.
(b)  Only the Board of the Chilean Bank shall have the right to remove any officer designated pursuant to Section 2.7(a); provided that Corp Group Parent shall be entitled to remove any CEO of the Chilean Bank and/or the Colombian Bank (i) if for three (3) consecutive years (excluding the year in which the Closing Date occurs), the ROE of the Chilean Bank or the Colombian Bank, as applicable, is at least 100 basis points lower than the average ROE of the three largest privately-owned banks (measured in terms of assets) in Chile or Colombia, as applicable (excluding the Chilean Bank and the Colombian Bank, as the case may be) during such three-year period or (ii) for Cause.
(c) The CEO and officers of the Chilean Bank and its Subsidiaries shall be vested with the powers of management and representation of the Chilean Bank and its Subsidiaries, but such powers shall be exercised in accordance with the provisions of this Agreement, the Organizational Documents of the Chilean Bank and its applicable Subsidiaries, the resolutions of the applicable Board and the resolutions of the applicable shareholders.
SECTION 2.8.   Shareholder Consent Rights.  The Shareholders agree that the Chilean Bank shall not take (and shall not permit any Subsidiary to take) any of the following actions or transactions without obtaining Supermajority Consent, which shall be necessary for authorizing, effecting or validating the following actions or transactions (provided that no consent shall be required for the Preapproved Matters):
(a)   (i) merge, reorganize or consolidate the Chilean Bank or any of its Subsidiaries with any Person or (ii) enter into a joint venture or similar transaction with any Person other than, in the case of this clause (ii), any Exempt Transaction;
(b)   issue or sell any Equity Securities (including options or warrants) of the Chilean Bank or any of its Subsidiaries, other than solely to the extent required to comply with immediate legal or regulatory requirements or to meet the Optimal Regulatory Capital;
(c)  repurchase or otherwise retire or acquire any Bank Shares or other outstanding Equity Securities of the Chilean Bank or any of its Subsidiaries;
(d)  (i) list or delist the Common Stock or other Equity Securities of the Chilean Bank or any of its Subsidiaries on any stock exchange or (ii) decide on which stock exchange(s) such Common Stock or other Equity Securities will be listed;
(e)  enter into, modify or terminate a Contract or transaction with a related party (as defined in Article 44 of the Chilean Corporations Act, with respect to the Chilean Bank and its Subsidiaries, or Title XVI of the Chilean Corporations Act, with respect to the Chilean Bank, or Article 260-1 of the Colombian Tax Code (Estatuto Tributario), with respect to the Colombian Bank), including an IB Agreement, other than any transaction between the Chilean Bank or a Subsidiary of the Chilean Bank, on the one hand, and another Subsidiary of the Chilean Bank, on the other hand;
(f)  any (i) acquisition by the Chilean Bank or any Subsidiary of the stock, equity interests, assets or business of any Person or (ii) disposition of assets of the Chilean Bank or any Subsidiary or the capital stock or other equity interests of any Subsidiary, other than, in either case, an Exempt Transaction;
(g)  effect any liquidations, dissolutions, reorganizations through a voluntary bankruptcy or similar transactions involving the Chilean Bank or any of its Subsidiaries, other than to the extent required to comply with immediate legal or regulatory requirements;
(h)  amend or repeal any provision of the Organizational Documents of the Chilean Bank or any of its Subsidiaries (including the location of the registered office) to the extent such changes are not required by applicable Law or regulation or required to implement an issuance or sale of Equity Securities that does not require a Supermajority Consent under Section 2.8(b); or reclassify, alter the terms, designations, powers and preferences or other rights of the holders of, any Bank Shares or other Equity Securities of the Chilean Bank or any of its Subsidiaries;
(i)  change the size or powers of the Board or any committee thereof to the extent such changes are not required by applicable Law or regulation;
(j)  enter into any new line of business that is not a Banking Business;
(k)  create or dissolve one or more Subsidiaries that would represent more than the Exempt Transaction Threshold;
(l)  at the initiative of the Chilean Bank or any of its Subsidiaries (other than to comply with immediate legal or regulatory requirements), enter into any agreements between the Chilean Bank or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, other than in the ordinary course of business;
(m)  unless required by applicable Law or a change in the applicable GAAP, IFRS or the rules of the Chilean Superintendency of Banks (Superintendencia de Bancos e Insituciones Financieras) or the Colombian Financial Superintendency (Superintendencia Financiera de Colombia), as applicable, make any change in the external auditors of the Chilean Bank or any of its Subsidiaries; provided that Corp Group Parent shall not, without good business cause shown, withhold its consent for a proposal to change the external auditor of any of the Chilean Bank or its Subsidiaries to the external auditor of Itaú Parent;
(n)  make any change to the Dividend Policy;
(o)  enter into any agreement that limits or restricts the ability of the Chilean Bank or any of its Subsidiaries or Affiliates to directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on or engage in any business or in any geographic area;
(p)  enter into any Contract to do any of the foregoing actions; and
(q)  any other matter not set forth above in this Section 2.8 that requires the approval of a supermajority of the shareholders of the Chilean Bank under Article 67 of the Chilean Corporations Act.
SECTION 2.9.   Companies.
Company One shall remain a direct or indirect wholly-owned Subsidiary of Itaú Parent and Company Two shall remain a direct or indirect wholly-owned Subsidiary of Corp Group Parent.  All Bank Shares held by Itaú Parent and its Affiliates shall be held by Itaú Parent, Company One, any Newcos transferred to Itaú Parent pursuant to Section 3.1(c) and/or Permitted Transferees thereof and all Bank Shares held by Corp Group Parent shall be held by Company Two, any Newcos transferred to Corp Group Parent pursuant to Section 3.1(c) and/or Permitted Transferees thereof, and any Bank Shares acquired following the date hereof shall be subject to this Agreement mutatis mutandis.

SECTION 2.10. Consultative Procedure.
The Shareholders agree to follow the consultative procedures set forth on Schedule 2.10 with respect to the matters described therein.

ARTICLE III
TRANSFERS
SECTION 3.1.   Rights and Obligations of Transferees.
(a) Except as otherwise contemplated by this Agreement, no Shareholder shall directly or indirectly purchase or otherwise acquire Bank Shares or any beneficial interest therein to the extent such acquisition would require any of the Shareholders to launch a tender offer to acquire all Bank Shares; provided that nothing in this Agreement shall prohibit Itaú Parent or Company One from purchasing or otherwise acquiring Bank Shares to the extent necessary for the Majority of the Chilean Bank Condition to remain satisfied.
(b)  The Shareholders shall implement, and shall cause the Companies to implement, any sale of Bank Shares pursuant to this Agreement through the Santiago Stock Exchange (Bolsa de Comercio de Santiago) including through sales of American or Global Depositary Shares evidencing Bank Shares.
 (c) The Shareholders shall implement, and shall cause the Companies to implement, any sale of Company Shares to the other Shareholder that is required to be made pursuant to this Agreement by (i) creating a new company (sociedad por acciones) organized under the laws of Chile (a "Newco"), (ii) Transferring into the Newco, free and clear of any Encumbrances, a number of Bank Shares equal to the number of Company Shares required to be Transferred multiplied by the Exchange Ratio and (iii) Transferring all shares of Newco ("Newco Shares") free and clear of any Encumbrances to the applicable Shareholder.  For the avoidance of doubt, the Transfer of Newco Shares to the applicable Shareholder will be in lieu of actually Transferring any Company Shares to the applicable Shareholder.  The Transferring Shareholder shall indemnify and hold harmless the Shareholder who is the Transferee from any Liabilities of Newco arising out of or relating to the period of time prior to such Transfer.  Following such Transfer, Newco shall be considered a "Company" for all purposes hereunder.

SECTION 3.2.   Restrictions on Transfers and Encumbrances.
(a)  Subject to compliance with Sections 2.9, 3.1, 3.2, 3.3 and 3.4 and with applicable Laws and regulations, any Shareholder (i) may freely Transfer Company Shares and (ii) may freely Transfer, or cause the Company in which it directly or indirectly holds Company Shares to freely Transfer, such Shareholder's or Company's Bank Shares without restriction (subject to Section 3.2(d)).
(b)  Any Company or Shareholder shall provide the other Shareholders with written notice at least five (5) Business Days in advance of effecting any Transfer of Bank Shares.

(c)  Any Shareholder or Company may at any time and from time to time or in any manner Encumber its Company Shares and/or Bank Shares; provided that (i) the lender (or other holder or beneficiary of such Encumbrance) shall not have any rights under this Agreement, (ii) the Shareholder shall retain, directly or indirectly, all voting rights in connection with any Company Shares and/or Bank Shares and the lender (or other holder or beneficiary of such Encumbrance) shall have no voting rights in connection with, or rights to direct the voting of, any such Company Shares and/or Bank Shares except in case and during the continuance of a default in respect of the obligations secured by such Encumbrance, (iii) any Company Shares and/or Bank Shares, the ownership of which is transferred to the lender (or other holder or beneficiary of such Encumbrance) or another Third Party pursuant to foreclosure thereof shall not be subject to this Agreement (other than Encumbrances in favor of the other Shareholder or its Affiliates) and (iv) any Transfer of such Company Shares and/or Bank Shares to the other Shareholder, to the Companies or a Third Party shall be made free and clear of any Encumbrances.
(d)  So long as the Majority of the Chilean Bank Condition remains satisfied, Corp Group Parent shall cause Company Two to maintain ownership of not less than the lower of:
(i) 84,154,814,190 Bank Shares (which shall be adjusted from time to time for any reorganizations, recapitalizations, reclassifications, stock dividends, stock splits and other similar changes in capitalization); and
(ii) the minimum percentage of the outstanding Bank Shares required for the Majority of the Chilean Bank Condition to remain satisfied (it being understood that such minimum percentage shall not be adjusted upwards due to any subsequent reduction in the aggregate percentage of the total outstanding Bank Shares owned, directly and indirectly, by Itaú Parent, Company One and their respective Affiliates); provided that if the Majority of the Chilean Bank Condition ceases to remain satisfied but the Shareholders, the Companies and their Permitted Transferees own at least 45% of the issued voting stock of the Chilean Bank, this provision shall continue to apply for a six month grace period and shall only apply thereafter if the Majority of the Chilean Bank Condition is satisfied at the end of such grace period.
(e)  Pursuant to the Registration Rights Agreement, Company Two and Corp Group Parent shall be entitled to certain registration rights on the terms and conditions set forth therein; provided that Company Two and Corp Group Parent shall not be permitted to Transfer any shares pursuant to such Registration Rights Agreement unless such Transfer is permitted under this Agreement. Itaú Parent shall cause the Chilean Bank to comply with its obligations under the Registration Rights Agreement.
SECTION 3.3.   Right of First Offer.  No Shareholder shall Transfer any of its Company Shares other than to a Permitted Transferee, except as set forth below:
(a)  If either Shareholder (a "ROFO Seller") proposes to Transfer any or all of such ROFO Seller's Company Shares, prior to any Transfer of Company Shares, such ROFO Seller shall deliver to the other Shareholder (the "ROFO Recipient") written notice (the "ROFO Notice"), stating such ROFO Seller's intention to effect such a Transfer, the number of Company Shares subject to such Transfer (the "ROFO Shares"), the price per ROFO Share or the formula by which such price per ROFO Share is to be determined (which price must consist of only cash consideration) (the "ROFO Price") and the other material terms and conditions of the proposed Transfer.  The ROFO Notice may require that the ROFO Seller and ROFO Recipient enter into a definitive agreement with respect to any sale of the ROFO Shares to the ROFO Recipient on a date that is no less than thirty (30) days and no later than sixty (60) days after the date of the ROFO Notice.
(b)  The ROFO Recipient will have the right, exercisable by delivery of an irrevocable written offer (each, a "ROFO Offer Notice") to the ROFO Seller within thirty (30) days after receipt of the ROFO Notice, to make an offer to purchase all, but not less than all, of the ROFO Shares for a purchase price equal to the ROFO Price and on the other proposed terms and conditions as set forth in the ROFO Notice (each, a "ROFO Offer").
(c)  Following delivery of the ROFO Offer Notice, if applicable, the ROFO Recipient will purchase the ROFO Shares by delivering cash equal to the aggregate ROFO Price due for such ROFO Shares by wire transfer to an account designated in writing by the ROFO Seller against delivery of certificates or other instruments representing the ROFO Shares so purchased, it being understood that the consummation of such sale shall occur only after the receipt of required authorizations as set forth in Section 3.3(e).
(d)  If no ROFO Offer Notice is delivered to the ROFO Seller, or if the ROFO Recipient elects not to make an offer to purchase all of the ROFO Shares pursuant to this Section 3.3, then the ROFO Seller shall be permitted for a period of six (6) months from the date the ROFO Offer Notice was due to be received by the ROFO Seller to sell to a Third Party not less than all of the ROFO Shares at a price not less than that contained in the ROFO Notice and otherwise on other terms and conditions not materially less favorable to the ROFO Seller than those contained in the ROFO Notice. Promptly after such sale to such Third Party, the ROFO Seller will notify the ROFO Recipient of the closing thereof and will furnish such evidence of the completion and time of completion of such sale and the terms and conditions of such sale as may reasonably be requested by the ROFO Recipient.
(e)  Upon exercise by the ROFO Recipients of their rights of first offer under this Section 3.3, to the extent an offer or offers are received by the ROFO Seller for all ROFO Shares, the ROFO Recipients and the ROFO Seller shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable best efforts to secure any governmental authorization required, to comply as soon as reasonably practicable with all applicable Laws and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase of the ROFO Shares as promptly as practicable.
(f) In the event that such Transfer is not consummated under Sections 3.3(c) or (d), then this Section 3.3 shall again apply and such ROFO Seller shall not Transfer such Company Shares without again complying with this Section 3.3.
SECTION 3.4.   Right of Co-Sale.

(a)  In the event of a proposed Transfer of Company Shares or Bank Shares by Company One, by Itaú Parent or its Permitted Transferees (the "Transferring Shareholder"), Company Two, Corp Group Parent and their Permitted Transferees shall have the right to participate in the Transfer in the manner set forth in this Section 3.4.  Prior to any such Transfer, the Transferring Shareholder shall deliver to Corp Group Parent prompt written notice (the "Transfer Notice") stating, to the extent applicable, (i) the name of the proposed Transferee, (ii) the number of Company Shares or Bank Shares, as the case may be, proposed to be Transferred (the "Transferred Shares"), (iii) the proposed purchase price therefor (the "Tag-Along Price"), including a description of any non-cash consideration in sufficient detail and (iv) any other material terms and conditions of the proposed Transfer, including the proposed date for entering into a definitive agreement with respect to such Transfer (which may not be less than thirty (30) days after delivery of the Transfer Notice).  The Transfer Notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Shares and copies of all transaction documents relating to the proposed Transfer.
(b)  On or prior to the thirtieth day following receipt of the Transfer Notice, Corp Group Parent, Company Two and their Permitted Transferees may elect to Transfer to the proposed Transferee up to a number of Company Shares or Bank Shares, at Corp Group Parent's option in its sole discretion, in each case determined in accordance with Section 3.4(c) by giving written notice to the Transferring Shareholder stating that Corp Group Parent elects to exercise its right of co-sale under this Section 3.4 and shall state the number of Company Shares or Bank Shares, as the case may be, sought to be Transferred.
(c) The proposed Transferee of Transferred Shares will not be obligated to purchase a number of Company Shares or Bank Shares, as the case may be, exceeding that set forth in the Transfer Notice, and in the event such Transferee elects to purchase less than all of the total Company Shares and/or Bank Shares sought to be Transferred by Corp Group Parent, Company Two, their Permitted Transferees and the Transferring Shareholder, Corp Group Parent, Company Two and their Permitted Transferees shall be entitled to Transfer to the proposed Transferee a number of Company Shares or Bank Shares, as applicable, equal to, in the case of Bank Shares, (i) the total number of Transferred Shares that are Bank Shares set forth in the Transfer Notice multiplied by (ii) a fraction, (A) the numerator of which is the total number of Bank Shares held collectively by Company Two, Corp Group Parent and its Permitted Transferees and (B) the denominator of which is the total number of Bank Shares held collectively by the Companies, Corp Group Parent, Itaú Parent and their Permitted Transferees, and in the case of the Company Shares, a number of Company Shares calculated on the basis of the number of Bank Shares underlying the Company Shares based on the applicable Exchange Ratios. In order to be entitled to exercise its right to sell Company Shares or Bank Shares, as the case may be, to the proposed Transferee pursuant to this Section 3.4, Corp Group Parent, Company Two and their Permitted Transferees must agree to make to the proposed Transferee the same representations, warranties, covenants, indemnities and other agreements as the Transferring Shareholder agrees to make in connection with the proposed Transfer; provided that (i) any representations, warranties, covenants, indemnities and other agreements shall be made severally and not jointly and (ii) Corp Group Parent, Company Two and their Permitted Transferees will be responsible for their pro rata share of any escrow or holdback arrangement.  The Transferring Shareholder and Corp Group Parent, Company Two and their Permitted Transferees shall be responsible for their respective share of the costs of the proposed Transfer of Company Shares or Bank Shares based on the gross proceeds received or to be received in such proposed Transfer to the extent not paid or reimbursed by the proposed Transferee.
(d)  If Corp Group Parent elects to Transfer Bank Shares pursuant to this Section 3.4, and such Transfer is not made through a tender offer launched by the proposed Transferee, Company Two, Corp Group Parent or their Permitted Transferees, as the case may be, shall place an order on the Santiago Stock Exchange to sell its respective Transferred Shares, and the proposed Transferee shall place an order to buy such Transferred Shares at a price not less than the Tag-Along Price; provided that (1) any such sale of Bank Shares shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales (and, if both Company One, Itaú Parent and/or their Permitted Transferees, on the one hand, and Company Two, Corp Group Parent and their Permitted Transferees, on the other hand, have elected to sell Bank Shares through the Santiago Stock Exchange, all such sales shall be combined as a single block sale) and (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by Company Two, Corp Group Parent and/or their Permitted Transferees pursuant to this Section 3.4 are unexpectedly sold over the Santiago Stock Exchange to a Third Party other than the proposed Transferee, then the Transferring Shareholder and proposed Transferee shall have no further obligations under this Section 3.4 with respect to the Transferred Shares held by Company Two, Corp Group Parent and/or their Permitted Transferees.
(e)  Corp Group Parent, if exercising its right of co-sale hereunder through the sale of Company Shares, agrees to participate in the Transfer by delivering to the Transferring Shareholder at the closing of the Transfer of such Transferring Shareholder's Transferred Shares to the Transferee, certificates representing the Transferred Shares to be Transferred by Corp Group Parent, duly endorsed for Transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser, or the corresponding executed traspasos, as applicable, against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.
(f)  Transfers to Permitted Transferees of Itaú Parent shall not be subject to co-sale rights provided by this Section 3.4.
SECTION 3.5.   Drag-Along Rights.
(a)  In the event of a proposed bona-fide and arm's-length sale of all of the issued and outstanding Company Shares or Bank Shares (the "Drag-Along Shares") held by Itaú Parent, Company One and each of their Permitted Transferees (collectively, the "Dragging Shareholder") to any Person other than an Affiliate of any Dragging Shareholder, and if at such time the Dragged Shareholder shall own less than 10% On An Adjusted Basis of all of the issued and outstanding Bank Shares, then the Dragging Shareholder may deliver to Company Two, Corp Group Parent and its Permitted Transferees (collectively, the "Dragged Shareholder") written notice (the "Required Transfer Notice") of such proposed sale (the "Required Transfer"), which notice shall state (i) the name of the proposed Transferee, (ii) the proposed purchase price (which shall provide that the aggregate valuation of the Chilean Bank is at least equal to the higher of (x) its Fair Value and (y) the product of the Market Price multiplied by the number of Bank Shares outstanding in each case as of the date of the Required Transfer Notice), (iii) the obligation of the Transferee to purchase all of the Dragged Shareholder Shares, and (iv) any other material terms and conditions of the Required Transfer, including the Required Transfer date (which date may not be less than thirty (30) days after delivery of the Required Transfer Notice).  Such notice shall be accompanied by (A) a written offer from the proposed Transferee to purchase all the Company Shares or Bank Shares owned by the Companies and the Shareholders, and (B) copies of all transaction documents relating to the Required Transfer.
(b)  The Dragged Shareholder shall be obligated to sell either all of its Company Shares (provided that all of the Bank Shares held by such Shareholder are held through the Companies) or all of its Bank Shares (at the Dragged Shareholder's option in its sole discretion), free and clear of liens pursuant to the Required Transfer at the same price and on other terms no less favorable to the Dragged Shareholder than the Dragging Shareholder; to participate in the Required Transfer; to vote any voting Company Shares or Bank Shares in favor of the Required Transfer at any meeting of shareholders called to vote on or approve the Required Transfer and/or to consent in writing to the Required Transfer; to use its reasonable best efforts to cause its designated directors to vote in favor of the Required Transfer at any meeting of the board called to vote on or approve the Required Transfer and/or to consent in writing to the Required Transfer; to waive all dissenters' or appraisal rights in connection with the Required Transfer, if any; to enter into agreements relating to the Required Transfer, if any; and to agree (as to itself) to make to the proposed Transferee the same representations, warranties, covenants and agreements as the Dragging Shareholder agrees to make in connection with the Required Transfer; provided that (i) any representations, warranties, covenants, indemnities and other agreements shall be made severally and not jointly and shall not extend beyond representations or warranties relating to unencumbered title to its Company Shares or Bank Shares and its legal authority and capacity to enter into and perform the transaction documents; provided that each Shareholder will be responsible for its pro rata share of any escrow or holdback arrangement, and (ii) the Dragged Shareholder shall not be obligated to enter into any non-competition covenant.  If either Company or any Shareholders are given an option as to the form and amount of consideration to be received, each Company and all Shareholders will be given the same option.  Unless otherwise agreed by each Shareholder, any non-cash consideration shall be allocated among each Company and Shareholders pro rata based upon the aggregate amount of consideration to be received by such Company and Shareholders.
(c) If the Dragged Shareholder elects to Transfer Bank Shares pursuant to this Section 3.5, and such Transfer is not made through a tender offer launched by the proposed Transferee, it shall place an order on the Santiago Stock Exchange to sell the respective Bank Shares, and the proposed Transferee shall place an order to buy such Bank Shares at a price not less than the proposed purchase price set forth in the Required Transfer Notice; provided that (1) any such sale of Bank Shares shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales (and, if both the Dragged Shareholder and the Dragging Shareholder have elected to sell Bank Shares through the Santiago Stock Exchange, all such sales shall be combined as a single block sale), and (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by the Dragged Shareholder pursuant to this Section 3.5 are unexpectedly sold over the Santiago Stock Exchange to a Third Party other than the proposed Transferee, then the Dragged Shareholder shall have no further obligation under this Section 3.5.

(d)  Any expenses incurred for the benefit of the Companies and all Shareholders in relation to a Required Transfer pursuant to this Section 3.5 shall be paid by the Shareholders in accordance with their respective pro rata portion of the Bank Shares to be Transferred (including any Bank Shares Transferred indirectly through a Transfer of Company Shares) to the extent not paid or reimbursed by the Transferee.
SECTION 3.6.   Put of Company Shares. (a)  If and to the extent that Company Two is prohibited from selling its Bank Shares pursuant to Section 3.2(d), Corp Group Parent and its Permitted Transferees shall have the unconditional right, from time to time on one or more occasions, to sell to Itaú Parent, and Itaú Parent shall have the unconditional obligation to acquire from Corp Group Parent and its Permitted Transferees, any number of Company Shares at a price per share equal to the Market Price as of the date on which Corp Group Parent notifies Itaú Parent of Corp Group Parent's exercise of its unconditional right to sell pursuant to this Section 3.6(a) if immediately following such sale the Majority of the Chilean Bank Condition would remain satisfied (for the avoidance of doubt, such number of Company Shares shall not exceed the minimum number of Company Shares that would result in the Majority of the Chilean Bank Condition being satisfied if Section 2.2(a) were not in effect).
(b)  If Corp Group Parent wishes to exercise the right to sell pursuant to Section 3.6(a), it shall notify Itaú Parent in writing of its intention (the "Section 3.6 Put Notice"), which notice shall be irrevocable and unconditional.  Itaú Parent shall pay the purchase price of the Company Shares transferred pursuant to Section 3.6(a) in one single payment in cash, by wire transfer of immediately available funds to the account specified by Corp Group Parent without withholding or deduction for or on account of any Taxes (other than as required by applicable Law).  The payment of the purchase price and the purchase and sale of the applicable Company Shares shall be consummated no later than ninety (90) calendar days after the relevant notice provided by Corp Group Parent pursuant to this Section 3.6(b); provided that such closing shall be delayed until ten (10) Business Days after the date that all necessary regulatory approvals for such purchase and sale have been obtained. The Shareholders shall use their reasonable best efforts to obtain all necessary regulatory approvals for such purchase and sale as promptly as practicable.
(c)  At the time of payment of the purchase price of the Company Shares set forth in Section 3.6(b), Itaú Parent shall pay Corp Group Parent, as an indemnity for not being able to benefit from the Tax Entitlement it would have received by selling the underlying Bank Shares in the Santiago Stock Exchange, a cash amount equal to (i) 50% of any Taxes of Corp Group Parent or its Affiliates arising out of or in connection with the Transfer pursuant to this Section 3.6 that would not have arisen if it sold the underlying Bank Shares in the Santiago Stock Exchange and received the applicable Tax Entitlement and (ii) any Taxes of Corp Group Parent or its Affiliates arising out of the application of this Section 3.6(c).
(d)  Notwithstanding the foregoing, the number of Company Shares which Itaú Parent is required to purchase pursuant to any Section 3.6 Put Notice shall be reduced by a number equal to (i) the sum of the number of Bank Shares purchased by Itaú Parent in the 15 Business Day period following the date of such Section 3.6 Put Notice (such that Company Two shall be permitted to sell such number of Bank Shares under Section 3.2(d)) and the number of Bank Shares sold by Company Two in the applicable Section 3.6 Tender Offer (as defined below) divided by (ii) the Exchange Ratio.  "Section 3.6 Tender Offer" means a tender offer which may be commenced by

Itaú Parent within 20 Business Days after the date of any Section 3.6 Put Notice to purchase at a price not less than the Market Price applicable to the Section 3.6 Notice up to a number of Bank Shares equal to the number of Company Shares set forth in such Section 3.6 Put Notice multiplied by the Exchange Ratio.  Corp Group Parent shall cause Company Two to tender such number of Bank Shares into the applicable Section 3.6 Tender Offer.
SECTION 3.7.   Change of Control of Corp Group Parent.  Prior to consummating a Change of Control of Corp Group Parent, Corp Group Parent shall notify Itaú Parent and Company One of Corp Group Parent's (or its direct or indirect owners') intention to engage in a Change of Control.  As a result of the delivery of such notice, Corp Group Parent shall provide Itaú Parent a right of first offer to purchase a number of its Company Shares equal to the number required for the Majority of the Chilean Bank Condition to remain satisfied assuming that Section 2.2(a) were not in effect at a price equal to the higher of the Market Price and Fair Value of such shares.  If Itaú Parent accepts the price proposed by Corp Group Parent, Corp Group Parent shall be obligated to sell such Company Shares to Itaú Parent at such price.  Itaú Parent shall pay the purchase price of the Company Shares transferred pursuant to this Section 3.7 in one single payment in cash, by wire transfer of immediately available funds to the account specified by Corp Group Parent without withholding or deduction for or on account of any Taxes (other than as required by applicable Law).  The payment of the purchase price and the purchase and sale of the applicable Company Shares shall be consummated no later than ninety (90) calendar days after the relevant notice provided by Corp Group Parent pursuant to this Section 3.7; provided that such closing shall be delayed until ten (10) Business Days after the date that all necessary regulatory approvals for such purchase and sale have been obtained. The Shareholders shall use their reasonable best efforts to obtain all necessary regulatory approvals for such purchase and sale as promptly as practicable.  In the event that Itaú Parent does not accept the price proposed by Corp Group Parent and as a result Itaú Parent and Corp Group Parent do not reach agreement on a sale of such Company Shares to Itaú Parent, then Corp Group Parent shall be permitted to proceed with such Change of Control and Itaú Parent shall be entitled to unilaterally terminate this Agreement during a period of sixty (60) days after receipt of notice of the consummation of such Change of Control given by Corp Group Parent.
SECTION 3.8.   Right to Exchange Shares for Shares of Itaú Parent.  In the event Itaú Parent issues or sells (each, an "Itaú Parent Equity Transaction"), any Equity Securities (including options or warrants) of Itaú Parent ("Itaú Parent Equity Securities") to any Person as consideration for or in connection with a transaction or series of transactions involving the direct or indirect investment by Itaú Parent or its Affiliates in Equity Securities or assets of any other Person, including by means of a merger or any corporate reorganization involving the issuance of Itaú Parent Equity Securities, Itaú Parent shall inform Corp Group Parent of such issuance or sale and shall offer to Corp Group Parent the right to exchange for the same type of Itaú Parent Equity Securities.  Corp Group Parent shall be entitled to exchange any or all of Corp Group Parent's and its Permitted Transferees Company Shares (and/or Company Two's Bank Shares) for such Itaú Parent Equity Securities at an exchange ratio that reflects the relative Fair Values of the relevant Itaú Parent Equity Securities and the Company Shares (and/or Bank Shares) as of the applicable date, as the case may be; provided that if the issuance of any such Itaú Parent Equity Securities to Corp Group Parent would result in IUPAR ceasing to hold more than 50% of Itaú Parent's voting equity, then Corp Group Parent shall have the right to exchange no more than an amount of Itaú Parent Equity Securities the issuance of which would not result in IUPAR ceasing to hold more than 50% of Itaú Parent's voting equity. Itaú Parent shall, and shall cause its relevant Subsidiaries to, effect any such exchange no later than ten (10) Business Days after the receipt of any regulatory and corporate approvals required in connection with such exchange. The Shareholders shall cooperate in good faith to complete any such exchange as promptly as practicable and shall use their reasonable best efforts to obtain all necessary regulatory and corporate approvals for any such exchange as promptly as practicable.
SECTION 3.9. Controlling Shareholder.
(a) Notwithstanding anything to the contrary in this Agreement, Itaú Parent shall have no obligation to purchase Bank Shares or Company Shares from Company Two, Corp Group Parent or any of its Permitted Transferees under this Agreement to the extent such purchase would, in and of itself, require Itaú Parent to make a tender offer for all of the outstanding Bank Shares as a result thereof.
(b) Notwithstanding anything to the contrary in this Agreement, if Itaú Parent is not the Controlling Shareholder (as defined in Article 97 of the Chilean Securities Market Act) of the Chilean Bank, prior to consummating any obligation to purchase Company Shares or Bank Shares from Corp Group Parent, Company Two or their Permitted Transferees under any applicable provisions of this Agreement (including, without limitation, Sections 3.6, 5.1 or 6.2) which would result in Itaú Parent being the Controlling Shareholder of the Chilean Bank, Itaú Parent shall commence a tender offer to purchase a number of Bank Shares which would result in Itaú Parent being the Controlling Shareholder of the Chilean Bank for the purchase price provided in such applicable provision of this Agreement and shall in any event satisfy its obligation (whether through the tender offer or a subsequent purchase thereafter) within ninety (90) calendar days.  Corp Group Parent shall cause Company Two to tender its Bank Shares into such tender offer and, to the extent (and only to the extent) that such Bank Shares are purchased by Itaú Parent through such tender offer, Itaú Parent shall be deemed to have purchased such Bank Shares in satisfaction of such applicable provision of this Agreement (it being agreed and understood that any applicable obligations of Itaú Parent to sell such Bank Shares back to Corp Group Parent or Company Two shall not be adversely affected by this Section 3.9(b)).
SECTION 3.10. Tax Benefit Allocation.
(a)  The Shareholders hereby acknowledge that (i) before the Chilean Effective Time certain Bank Shares owned by the Companies had, either totally or partially, the exemption on capital gains set forth in Article 107 of the Chilean Income Tax Law entitling the holder of such Bank Shares to transfer them free of Chilean capital gains tax (the "Tax Entitlement") and (ii) the Tax Entitlement remains in the Bank Shares held, directly or indirectly, by the Companies.
(b)  The Shareholders (i) agree to use reasonable best efforts and cooperate so that the provisions set forth in this Agreement (including without limitation with respect to any Transfer contemplated by Section 3.6) are implemented in a manner that allows the Shareholders to use the Tax Entitlement and (ii) shall consider all mechanisms available at such time to allow a Shareholder to use the Tax Entitlement or mitigate in any way the overall tax result of the implementation of such provisions; provided that such efforts shall neither alter the economic substance of the provisions of this Agreement nor generate a detrimental tax effect on the other Shareholder.

ARTICLE IV
PREEMPTIVE RIGHTS
SECTION 4.1.   Preemptive Rights.  The applicable preemptive rights as of the date hereof under the Chilean Corporations Act shall apply to issuances and sales of Equity Securities of the Chilean Bank. Notwithstanding any amendments to the Chilean Corporations Act, the preemptive rights under the legislation in force as of the date hereof shall continue to apply.
ARTICLE V
PUT AND CALL OPTIONS
SECTION 5.1  Corp Group Parent Liquidity Put and Call Options.
(a) At any time and from time to time during the period starting on the date hereof and ending 18 months after the Closing Date, Corp Group Parent shall have the unconditional right either to (at the option of Corp Group Parent in its sole discretion):

(i) sell to Itaú Parent, and Itaú Parent shall have the unconditional obligation to acquire from Corp Group Parent Company Shares representing in the aggregate up to 6.6% of all of the outstanding Bank Shares based on the Exchange Ratio at a price equal to the Market Price as of the date on which Corp Group Parent notifies Itaú Parent of Corp Group Parent's exercise of its unconditional right to sell pursuant to this Section 5.1(a) (the "Corp Group Parent Put Exercise Date"); or
(ii) cause Company Two to sell to Itaú Parent or one of its wholly-owned Subsidiaries Bank Shares representing up to 6.6% of all of the outstanding Bank Shares on the Corp Group Parent Put Exercise Date (it being understood that in such event Itaú Parent unconditionally agrees to place an order on the Santiago Stock Exchange on the ninth Business Day after the Corp Group Parent Put Exercise Date to buy all of such Bank Shares at a price not less than the Market Price of such shares as of the Corp Group Parent Put Exercise Date);
provided that (1) any sale of Bank Shares pursuant to clause (ii) above shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales and (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by Company Two pursuant to clause (a)(ii) above are unexpectedly sold over the Santiago Stock Exchange to a Third Party other than Itaú Parent or any of its Affiliates at a price higher than the Market Price of such shares as of the Corp Group Parent Put Exercise Date, then Corp Group Parent shall no longer have the right set forth in Section 5.1(b)(ii) to repurchase such Bank Shares from Itaú Parent or one of its wholly-owned Subsidiaries.
(b) At any time and from time to time during the five (5)-year period starting on any Corp Group Parent Put Exercise Date, Corp Group Parent shall have the unconditional right either to (at the option of Corp Group Parent in its sole discretion):
(i) acquire from Itaú Parent, and Itaú Parent shall have the unconditional obligation to sell to Corp Group Parent, a number of Company Shares up to the number of Company Shares sold pursuant to Section 5.1(a)(i) at the same price per Company Share as was paid by Itaú Parent pursuant to Section 5.1(a)(i) plus an annual interest rate at the Chilean Índice de Cámara Promedio plus a spread that is not to exceed the lowest spread then being offered by the Chilean Bank to non-governmental borrowers in Chile; or
(ii) cause Itaú Parent to place an order on the Santiago Stock Exchange (on a date coordinated by the Shareholders) to sell to Corp Group Parent and/or Company Two a number of Bank Shares up to the number of Bank Shares sold to Itaú Parent or one of its wholly-owned Subsidiaries by Company Two pursuant to Section 5.1(a)(ii) at the same price per Bank Share as was paid by Itaú Parent or one of its wholly-owned Subsidiaries pursuant to Section 5.1(a)(ii) plus an annual interest rate at the Chilean Índice de Cámara Promedio plus a spread that is not to exceed the lowest spread then being offered by the Chilean Bank to non-governmental borrowers in Chile (the "Call Price") (it being understood that in such event Itaú Parent unconditionally agrees to sell all of such Bank Shares at such Call Price);
provided that (1) any sale of Bank Shares pursuant to clause (ii) above shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales, (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by Itaú Parent or one of its wholly-owned Subsidiaries pursuant to clause (b)(ii) above are sold over the Santiago Stock Exchange to a Third Party at a price higher than the Call Price of such shares, then Corp Group Parent and/or Company Two shall not have right to repurchase such Bank Shares and (3) for purposes of determining which Company Shares or Bank Shares are being acquired when Corp Group Parent's and Company Two's unconditional right to acquire is exercised pursuant to this Section 5.1(b), a first in/first out methodology shall be used.
(c) If Corp Group Parent or Company Two wish to exercise the right to sell or the right to buy pursuant to Section 5.1(a) or (b), respectively, Corp Group Parent shall notify Itaú Parent in writing of its intention, which notice shall be irrevocable and unconditional.
(d)  Itaú Parent and Corp Group Parent and/or Company Two shall pay the purchase price of the Company Shares transferred pursuant to this Section 5.1 in a single payment in cash for each individual transaction, by wire transfer of immediately available funds to the account specified by Itaú Parent or Corp Group Parent, as applicable, without withholding or deduction for or on account of any Taxes (other than as required by applicable Law).
(e) The purchase and sale of the applicable Company Shares or Bank Shares, as the case may be, shall be consummated as soon as practicable and no later than ninety (90) calendar days, in each case after the relevant notice provided by Corp Group Parent pursuant to Section 5.1(c); provided that such closing shall be delayed until ten (10) Business Days after the date that all necessary regulatory and corporate approvals for such purchase and sale have been obtained. The Shareholders shall use their reasonable best efforts to obtain all necessary regulatory and corporate approvals for the purchase and sale in a prompt manner.
SECTION 5.2.  Call Option in Event of Material Breach.

(a) If a Shareholder commits a Material Breach of this Agreement (the "Breaching Shareholder"), then, without limiting any other right or remedy the non-Breaching Shareholder may have, the non-Breaching Shareholder shall have the right to give written notice to the Breaching Shareholder describing such Material Breach and demanding that the Breaching Shareholder cure the Material Breach by fully performing its obligation. If the Breaching Shareholder has not cured its Material Breach within fifty (50) calendar days after receipt of any such notice from the non-Breaching Shareholder (the "Cure Period"), (i) the non-Breaching Shareholder shall have the unconditional right (the "Breach Call Option"), by written notice from the non-Breaching Shareholder to the Breaching Shareholder delivered at any time during the continuance of such Material Breach after the Cure Period (the "Breach Call Notice"), to require the Breaching Shareholder to sell, and the Breaching Shareholder shall have the unconditional obligation to sell and transfer all of its Company Shares (or all the Bank Shares held by the Company in which the Breaching Shareholder and its Permitted Transferees own Company Shares) to the non-Breaching Shareholder at a price per Share (the "Breach Call Price") equal to 80% of the Market Price as of the date of the Breach Call Notice, and (ii) if the non-Breaching Shareholder is Corp Group Parent, Corp Group Parent shall also have the right (the "Breach Put Option"), by written notice to Itaú Parent delivered at any time during the continuance of such Material Breach after the Cure Period the ("Breach Put Notice"), to sell to Itaú Parent, and Itaú Parent shall thereupon acquire from Corp Group Parent, all of its and its Permitted Transferees' Company Shares (or all of the Bank Shares held by Company Two) at a price per Share (the "Breach Put Price") equal to 120% of the Market Price as of the date of the Breach Put Notice.  If the Breaching Shareholder cures the Material Breach that gave rise to the Breach Call Option or Breach Put Option prior to receiving a Breach Call Notice or Breach Put Notice from the non-Breaching Shareholder, the non-Breaching Shareholder shall no longer have the right to exercise the Breach Call Option (or the Breach Put Option) in respect of such Material Breach in question. The non-Breaching Shareholder shall have the right to decide whether Company Shares or Bank Shares shall be sold and purchased pursuant to this Section 5.2. Notwithstanding the foregoing, if the non-Breaching Shareholder is Itaú Parent, Itaú Parent may elect to purchase the maximum number of Bank Shares or Company Shares which would allow Itaú Parent to avoid making a public offer for all of the outstanding Bank Shares (and, upon the consummation of such purchase, this Agreement shall automatically terminate).
(b) The non-Breaching Shareholder shall pay the Breach Call Price for the Company Shares or Bank Shares to the Breaching Shareholder in one single payment, in cash, by wire transfer of immediately available funds to the account specified by the Breaching Shareholder, without withholding or deduction for or on account of any Taxes (other than as required by applicable Law).  The Breaching Shareholder and non-Breaching Shareholder shall cooperate in good faith to complete the sale as promptly as reasonably practicable and shall use their reasonable best efforts to obtain all necessary regulatory consents for such purchase and sale in a prompt manner.

(c) Itaú Parent shall pay the Breach Put Price for the Company Shares or Bank Shares to Corp Group Parent in one single payment, in cash, by wire transfer of immediately available funds to the account specified by Corp Group Parent, without withholding or deduction for or on account of any Taxes (other than as required by applicable Law).  Corp Group Parent and Itaú Parent shall cooperate in good faith to complete the sale as promptly as reasonably practicable and shall use their reasonable best efforts to obtain all necessary regulatory consents for such purchase and sale in a prompt manner.

ARTICLE VI
ADDITIONAL AGREEMENTS AND COVENANTS
SECTION 6.1.   Non-Competition; Non-Solicit.
(a)  During the Non-Compete Period, each Shareholder shall not, and shall cause its controlled Affiliates not to, directly or indirectly, own, invest, control, acquire, operate, manage, participate or engage in any Banking Business in the Territory (or any Banking Business with clients for whom a majority of their consolidated revenue in the last fiscal year was from business in the Territory) other than (i) through its investment in the Chilean Bank and its Subsidiaries and (ii) through any sociedad de apoyo al giro in which the Chilean Bank has an ownership interest even if not a Subsidiary thereof (including Transbank S.A., Redbanc S.A. and ComBank S.A.), which shall be the exclusive vehicles through which the Shareholders may engage in any Banking Business in the Territory.
(b)  During the Non-Compete Period, each Shareholder shall not, and shall cause its controlled Affiliates not to, directly or indirectly: solicit for hire, hire or otherwise induce or attempt to induce any officer of the Chilean Bank or any of its Subsidiaries to leave the employment of the Chilean Bank or any of its Subsidiaries, or in any way interfere with the relationship between the Chilean Bank or any of its Subsidiaries, on the one hand, and any officer thereof on the other hand; provided that general hiring solicitations (and hires in connection therewith) not targeted at such officer shall not be in breach of this provision; and provided further that it shall not be in breach of this provision if such actions are commenced more than one year after such Person's employment or contractual relationship with the Chilean Bank or any of its Subsidiaries has been terminated; unless such employment or relationship was terminated by the Chilean Bank or any of its Subsidiaries in which case no restriction shall apply.
(c)  Nothing herein shall prohibit any Person (an "Investing Person") from: (i) providing consumer financing and other financial products or services offered from time to time by supermarkets and other nonbank retailers in the applicable jurisdiction; provided that if SMU determines to offer products or services together with any bank in connection therewith, Corp Group Parent shall use commercially reasonable efforts to cause SMU to enter into arms-length negotiations with the Chilean Bank with respect to such offering; (ii) financing or providing asset management products and services; (iii) receiving from or providing to any Person a personal guaranty or a loan or engaging in other financial arrangements in connection with a transaction or transactions that does not otherwise constitute a Banking Business in the Territory; (iv) making investments by or in employee retirement, pension or similar plans or funds or in companies that manage such plans or funds; (v) acquiring, owning, controlling or managing, any Person and, for this purpose, controlled Affiliates of such Investing Person shall be deemed to be one Investing Person (or a part of its business), that has any Banking Business in the Territory pursuant to purchase, merger, consolidation or otherwise so long as (A) the Banking Business in the Territory conducted by such Person or business constitutes not more than 10% of the revenues of such acquired Person or business and not more than 5% of the revenues of the Chilean Bank, in each case for the immediately preceding 12 months, and (B) after consummation of such acquisition, the Investing Person offers the Chilean Bank the right to acquire from the Investing Person such Banking Business (to the extent located inside the Territory) for cash at the Fair Value thereof; (vi) acquiring, owning, controlling, managing, or investing in any Person or business which would not otherwise be permitted under this Section 6.1; provided that the Investing Person undertakes to sell the portion of the business carried on by such Person or business so acquired which would otherwise result in a breach of this Section 6.1; provided that: (x) pending such sale, the Investing Person takes reasonable steps to avoid any disclosure of any Confidential Information by it, or its Representatives to such Person or business, (y) the sale process is commenced promptly after such acquisition and the Investing Person does not refuse offers to acquire such portion of the business for consideration equal to or greater than its Fair Value and otherwise on customary terms and (z) the Chilean Bank is permitted to participate in the sales process; (vii) acquiring, owning, controlling, managing, investing in any Person that has any Banking Business in the Territory or engaging in a New Business Opportunity if such transaction or New Business Opportunity was presented by the Chilean Bank to Itaú Parent, in the case that Corp Group Parent and/or its Permitted Transferees are the Investing Person, or Corp Group Parent, in the case that Itaú Parent and/or its Permitted Transferees are the Investment Person, under Sections 2.8 and 6.5, as applicable, and the Shareholder to which the transaction or New Business Opportunity was presented withheld its consent to the Chilean Bank consummating such transaction; (viii) providing products or services pursuant to any unsolicited request from any client that operates in the Territory which cannot be reasonably provided by the Chilean Bank or its Subsidiaries; (ix) acquiring, owning, managing or investing in the MCC Entities or prohibit any activities currently conducted by the MCC Entities; or (x) owning, investing, controlling, acquiring, operating, managing, participating or engaging in any Investment Banking Activities in the Territory (or any Investment Banking Activities with clients for whom a majority of their consolidated revenue in the last fiscal year was from business in the Territory), provided that an IB Agreement is in effect at the time, and, for that purpose, upon the request of an Investing Person, the Shareholders agree to use commercially reasonable efforts to cause the Chilean Bank or its Subsidiaries to negotiate and agree with the Investing Person, in good faith and at arms' length conditions, the terms and conditions of such IB Agreement and to enter into such IB Agreement, as provided in this clause (x). Notwithstanding anything in this Section 6.1(c) to the contrary, no Person shall have any liability for any inadvertent immaterial breach of this Section 6.1, subject to the breaching party taking commercially reasonable remedial action promptly upon receiving notice of such breach.
(d)  The Shareholders recognize that the covenants in this Section 6.1, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the Shareholders, the Chilean Bank and its Subsidiaries. Each Shareholder agrees that such limitations are reasonable with respect to its activities, business and public purpose. The Shareholders agree and acknowledge that the violation of this Section 6.1 would cause irreparable injury to the Shareholders, as the owners of the Chilean Bank Shares, and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Shareholders shall be entitled to seek temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond. The Shareholders also waive any requirement of proving actual damages in connection with obtaining any such injunctive or other equitable relief. Further, it is the intention of the Shareholders that the provisions of this Section 6.1 shall be enforced to the fullest extent permissible under the Laws and the public policies of the State of New York or any other applicable jurisdiction. If, at the time of enforcement of this Section 6.1, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Shareholders agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area set forth in this Section 6.1.
SECTION 6.2.  Dividend Policy; Dividend Put and Call Options.
(a)  For each of the eight full fiscal years of the Chilean Bank following the Closing Date (the "Dividend Period"), each of the Shareholders will cause the Chilean Bank to adopt an annual business plan and budget that expressly provides for the management of the Chilean Bank and its Subsidiaries in a manner that has as its primary target, in the following order of priority: (i) first, complying with Optimal Regulatory Capital for such fiscal year (including achieving up to, but in no event exceeding, the Minimum Growth Rate inherent in the definition of Optimal Regulatory Capital), (ii) second (after achieving the objective in clause (i) above), the payment by the Chilean Bank of cash dividends aggregating at least US$370 million for each year during the Dividend Period and (iii) third (after achieving the objectives in both clause (i) and (ii) above), achieving a growth rate of the total assets of the Chilean Bank and the Colombian Bank above the Minimum Growth Rate and other reasonable objectives as determined by the Board of the Chilean Bank; provided that the Board of the Chilean Bank shall have expressly determined in good faith that such growth rate and objectives would not reasonably be expected to cause the Chilean Bank to fail to achieve the objectives in clauses (i) and (ii) in any of the next two fiscal years after such determination and during the Dividend Period.
(b)  The Shareholders agree to cause the Chilean Bank Board to (i) cause management of the Chilean Bank and its Subsidiaries to conduct the business of the Chilean Bank and its Subsidiaries in accordance with the annual business plan and budget adopted in accordance with Section 6.2(a) (it being understood the obligation to cause the business of the Chilean Bank and its Subsidiaries to be conducted in accordance with such annual business plan and budget does not constitute a guarantee that the objectives in the Business Plan and Budget will be achieved in any given year), (ii) to discuss on a quarterly basis the adherence of the Chilean Bank and its Subsidiaries to the annual business plan and budget and (iii) if the Chilean Bank Board or such management seeks to deviate from the annual business plan and budget, to permit the Chilean Bank or its Subsidiaries to deviate from the annual business plan and budget adopted in accordance with Section 6.2(a) only if such deviation is itself in compliance with Section 6.2(a), including the priorities set forth therein for any year during such eight-year period following the Closing Date, except to the extent deviations are solely in response to unforeseen changes in economic, business or financial conditions generally affecting the financial services industries in which the Chilean Bank and its Subsidiaries operate and were not contemplated by the annual business plan and budget initially adopted in accordance with Section 6.2(a)
(c) If the amount of the dividends paid in cash by the Chilean Bank is less than US$370 million for any fiscal year during the Dividend Period, the Shareholders will cause, and will cause the Companies to cause, the Chilean Bank and its Subsidiaries to maximize the use of Tier 2 capital, to the fullest extent permitted by applicable Law to increase its regulatory capital to the extent required to maintain Optimal Regulatory Capital requirements for such fiscal year

(d)  The Shareholders shall cause the Chilean Bank to pay the annual Required Dividend before March 31 of each Fiscal Year.  If the portion of the Required Dividend declared by the Chilean Bank to be received by Corp Group Parent in cash is less than the Minimum Dividend Amount in any fiscal year during the first eight full fiscal years following the Closing Date, Corp Group Parent shall have the unconditional right, from and after the date that such dividend is declared, either to (at the option of Corp Group Parent in its sole discretion):
 (i) sell to Itaú Parent, and Itaú Parent shall have the unconditional obligation to acquire from Corp Group Parent, at a price per Company Share equal to the Market Price as of the date on which Corp Group Parent notifies Itaú Parent of Corp Group Parent's exercise of its unconditional right to sell pursuant to this Section 6.2(d)(i) (the "Dividend Put Price"), a number of Company Shares of Company Two equal to (A) the Minimum Dividend Amount minus the portion of the Required Dividend declared by the Chilean Bank to be received by Corp Group Parent, divided by (B) the Dividend Put Price; or
(ii) cause Company Two to sell to Itaú Parent or one of its wholly-owned Subsidiaries, at a price per Bank Share (the "Bank Shares Dividend Put Price") equal to the Market Price as of the date on which Corp Group Parent notifies Itaú Parent of Corp Group Parent's exercise of its unconditional right to sell pursuant to this Section 6.2(d)(ii) (the "Bank Shares Dividend Put Exercise Date"), a number of Bank Shares equal to (A) the Minimum Dividend Amount minus the Required Dividend declared by the Chilean Bank and to be received by Corp Group Parent, divided by (B) the Bank Shares Dividend Put Price; provided that in such event Itaú Parent unconditionally agrees to place an order on the Santiago Stock Exchange on the ninth Business Day after the Bank Shares Dividend Put Exercise Date to buy all of such Bank Shares at a price not less than the Market Price of such Bank Shares as of such date;
provided, further, that (1) any sale of Bank Shares pursuant to Section 6.2(d)(ii) shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales and (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by Company Two pursuant to Section 6.2(d)(ii) are unexpectedly sold over the Santiago Stock Exchange to a Third Party at a price higher than the Market Price of such shares as of the Bank Shares Dividend Put Exercise Date, then Corp Group Parent shall no longer have the right set forth in Section 6.2(e) to repurchase such Bank Shares from Itaú Parent or one of its wholly-owned Subsidiaries.
(e)  During the five-year period following the exercise by Corp Group Parent of any right to sell Company Shares or Bank Shares pursuant to Section 6.2(d), Corp Group Parent shall have the unconditional right either to (at the option of Corp Group Parent in its sole discretion):

(i) acquire from Itaú Parent, and Itaú Parent shall have the unconditional obligation to sell to Corp Group Parent, a number of Company Shares up to the number of Company Shares sold pursuant to Section 6.2(d)(i) at the same price per Company Share as was paid by Itaú Parent pursuant to Section 6.2(d)(i) plus an annual interest rate at the Chilean Índice de Cámara Promedio plus a spread that is not to exceed the lowest spread then being offered by the Chilean Bank to non-governmental borrowers in Chile; or

(ii) cause Itaú Parent to place an order on the Santiago Stock Exchange (on a date coordinated by the Shareholders) to sell to Company Two a number of Bank Shares up to the number of Bank Shares sold to Itaú Parent or one of its wholly-owned Subsidiaries by Company Two pursuant to Section 6.2(d)(ii) at the same price per Bank Share as was paid by Itaú Parent or one of its wholly-owned Subsidiaries pursuant to Section 6.2(d)(i) plus an annual interest rate at the Chilean Índice de Cámara Promedio plus a spread that is not to exceed the lowest spread then being offered by the Chilean Bank to non-governmental borrowers in Chile (the "Dividend Call Price") (it being understood that in such event Itaú Parent unconditionally agrees to sell all of such Bank Shares at the Dividend Call Price);
provided, further, that (1) any sale of Bank Shares pursuant to Section 6.2(e)(ii) shall be implemented through one of the mechanisms available on the Santiago Stock Exchange that only allows block sales, (2) if, as a result of the competitive bidding procedures of the Santiago Stock Exchange, the Bank Shares sold by Itaú Parent or one of its wholly-owned Subsidiaries pursuant to Section 6.2(e)(ii) are sold over the Santiago Stock Exchange to a Third Party at a price higher than the Dividend Call Price of such shares, then Company Two shall not have the right to repurchase such Bank Shares and (3) for purposes of determining which Company Shares or Bank Shares are being acquired when Corp Group Parent's and Company Two's unconditional right to acquire is exercised pursuant to this Section 6.2(e), a first in/first out methodology shall be used.
(f) Itaú Parent, Company One, Corp Group Parent and Company Two, as applicable, shall pay the purchase price of the Company Shares or Bank Shares transferred pursuant to Section 6.2(d) or (e) in a single payment in cash for each individual transaction, by wire transfer of immediately available funds to the account specified by Itaú Parent or Corp Group Parent, as applicable, without withholding or deduction for or on account of any Taxes (other than as required by applicable Law). The payment of the purchase price and the purchase and sale of the applicable Company Shares or Bank Shares, as the case may be, shall be consummated as soon as practicable and no later than ten (10) Business Days, in each case after the date on which Corp Group Parent notifies Itaú Parent in writing of the exercise of the unconditional right to sell pursuant to Section 6.2(d) or to buy pursuant to Section 6.2(e); provided that such closing shall be delayed until ten (10) Business Days after the date that all necessary regulatory consents for such purchase and sale have been obtained. The Shareholders shall use their reasonable best efforts to obtain all necessary regulatory consents for any such purchase and sale in a prompt manner.
SECTION 6.3.  Use of the Shareholders' Brands.
(a)  The Chilean Bank's corporate name shall be "Itaú CorpBanca".
(b)  The Shareholders agree that for so long as Itaú Parent directly or indirectly owns Bank Shares, subject to the corresponding license agreements, CorpBanca and its Subsidiaries shall have a royalty-free, perpetual license to use the Itaú Brand, whether alone or in conjunction with other trademarks. Subject to section 6.3(c) below, all advertising, promotional, marketing, product literature, press releases, public filings or other consumer-facing materials shall be determined by Itaú Parent in its sole discretion.

(c)  The Shareholders shall cause CorpBanca and its Subsidiaries to exclusively use the Itaú Brand and the Shareholders shall cause the names of the Subsidiaries to be changed to reflect such Itaú Brand as directed by Itaú Parent.
SECTION 6.4.  Preapproved Matters.
Corp Group Parent undertakes to consent to (including for purposes of Section 2.8) and affirmatively vote its Bank Shares at any shareholders' meeting in favor of the approval of (i) a transaction between the Chilean Bank's stock-broker (corredora) Subsidiary and MCC at such time as MCC is wholly owned by an Affiliate of Itaú Parent, which transaction may be structured as an acquisition of Equity Securities of MCC by the Chilean Bank (followed by a merger such Subsidiary and MCC) and shall involve a valuation equal to the Fair Value thereof, (ii) the execution of the Itaú IB Agreement and other agreements as set forth in the Letter of Intent ("Preapproved Matters") and (iii) the implementation of Section 6.3.
SECTION 6.5.  Strategic Transactions.
(a) Corp Group Parent and Itaú Parent intend to use the Chilean Bank and its Subsidiaries as their exclusive vehicle to pursue business opportunities in the Banking Business in Chile, Colombia, Peru and Central America.  As a result, if either Corp Group Parent or Itaú Parent, or any of its respective Affiliates, intends to pursue or develop any new business opportunities in the Banking Business in Chile, Colombia, Peru and/or Central America (each, a "New Business Opportunity"), individually or with third parties, Corp Group Parent and Itaú Parent (as the case may be) shall or, if applicable, shall cause its Affiliate, to notify the other party and shall provide the Chilean Bank with the exclusive right to pursue such New Business Opportunity (through the Chilean Bank and its Subsidiaries) prior to presenting it to or pursuing it individually or with third parties; provided that any business opportunities relating to Investment Banking Activities shall not constitute a New Business Opportunity for a Shareholder who is party to an IB Agreement with respect to the geographic area covered by such IB Agreement. If Corp Group Parent or Itaú Parent does not agree to the Chilean Bank pursuing or continuing to pursue or consummating any particular New Business Opportunity within thirty (30) days following receipt of such notice, the other party shall have the right to pursue and implement such New Business Opportunity unilaterally and not through the Chilean Bank.
(b) Corp Group Parent and Itaú Parent shall use their best efforts to avoid dilution of their respective equity ownership in the Chilean Bank in connection with the implementation of any New Business Opportunity. If Corp Group Parent agrees to the Chilean Bank pursuing a New Business Opportunity that would require a capital increase and/or a change in the dividend policy of the Chilean Bank, Itaú Parent shall provide Corp Group Parent with long-term financing in an amount reasonably deemed necessary by Corp Group Parent to finance its subscription of its pro rata share of all Bank Shares issued by the Chilean Bank in such capital increase; provided that such financing will bear interest at a market rate and contain other terms, including guarantees, that are commercially reasonable for comparable credits at such time.  If Corp Group Parent agrees to allow the Chilean Bank to pursue and implement such New Business Opportunity but decides not to participate in the capital increase in connection therewith, Itaú Parent will grant Corp Group Parent an unconditional additional call option with respect to the number of Bank Shares or Company Shares (at the election of Corp Group Parent in its sole discretion) that if purchased by

Corp Group Parent at such time would restore its direct and indirect ownership percentage of outstanding Bank Shares to its ownership percentage of outstanding Bank Shares immediately prior to such capital increase, with such call option being subject to the terms of Sections 5.1(b)-(e) (except that the strike price thereof shall be an amount equal to the price per Share that Itaú Parent paid in the capital increase plus interest at the Chilean Índice de Cámara Promedio plus a spread that is not to exceed the lowest spread then being offered by the Chilean Bank to non-governmental borrowers in Chile).
SECTION 6.6.  Itaú Parent's Paraguay and Uruguay Operations. Corp Group Parent and Itaú Parent shall (i) negotiate in good faith the inclusion of their respective businesses in Paraguay and Uruguay as part of the business owned and operated by the Chilean Bank, (ii) shall use their reasonable best efforts to agree on the valuation of such businesses in Paraguay and Uruguay and (iii) if Corp Group Parent and Itaú Parent agree on the valuation of such businesses, such businesses shall be transferred to, and owned and operated by, the Chilean Bank, it being agreed that nothing in this Section 6.6 shall be construed to require Corp Group Parent or Itaú Parent to agree to any transaction that Corp Group Parent or Itaú Parent, respectively, determine in good faith would impair the consummation or anticipated benefits of the transactions contemplated by this Agreement or impose an adverse effect on such party.

ARTICLE VII
MISCELLANEOUS
SECTION 7.1.   Termination.
(a) This Agreement shall terminate:
(i)  upon written agreement to that effect, signed by all parties hereto or all parties then possessing any rights hereunder;
(ii)  upon Company One, Itaú Parent and their Permitted Transferees ceasing to own, directly or indirectly, any Bank Shares;
(iii) upon Company Two, Corp Group Parent and their Permitted Transferees ceasing to own, directly or indirectly, at least 13% On An Adjusted Basis of the outstanding Bank Shares (the "Termination Threshold"); provided that if the Termination Threshold is adjusted in accordance with the definition of the term "On An Adjusted Basis", Itaú Parent and Corp Group Parent agree to execute an addendum to this Agreement evidencing the amount of such adjustment and the Termination Threshold then in effect; provided further that Sections 2.2 (other than 2.2(b)), 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8. 3.9, 3.10, 4.1, 5.1 and 6.1 shall survive any such termination and shall continue to be in full force and effect until Company Two, Corp Group Parent and its Permitted Transferees cease to own directly or indirectly at least 3.25% of the outstanding Bank Shares; or
(iv) at the election of Corp Group Parent, upon Itaú Parent, Company One and their Permitted Transferees and Newcos acquired by Itaú Parent ceasing to own more than 50% plus one Company Share of Company One or ceasing to own more than

168,701,938,465 Bank Shares (which shall be adjusted from time to time for any reorganizations, recapitalizations, reclassifications, stock dividends, stock splits and other similar changes in capitalization); provided further that Sections 3.4, 3.5, 3.6, 3.8, 3.10, 4.1 and 5.1 shall survive any such termination and shall continue to be in full force and effect until Company Two, Corp Group Parent and its Permitted Transferees cease to own directly or indirectly at least 3.25% of the outstanding Bank Shares.
(b) Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.
SECTION 7.2.   Minority Rights.  In the event of a change in applicable Law affecting the rights of the Shareholders under this Agreement, the Shareholders shall, to the extent permitted by applicable Law, use their reasonable best efforts to maintain all rights and protections granted to minority shareholders under this Agreement or under the applicable Law as of the date hereof (including dividend rights and rights granted under the applicable public tender offers regulations).
SECTION 7.3.   Amendments and Waivers.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the consent of each and all Shareholders.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
SECTION 7.4.   Successors, Assigns and Transferees.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Shareholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.
SECTION 7.5.   Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile or email transmission if sent during normal business hours of the recipient, if not, then on the next Business Day; provided that a copy of such notice is also sent via internationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:
Corp Group Parent:	Rosario Norte 660, Las Condes Santiago, Chile Fax Number: (56-2) 2660-6021 Attention: Alvaro Barriga O.

Copy to Counsel:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax Number: (212) 455-2502
Attention: David L. Williams
                 Edward Chung
 and
Claro & Cía.
Av. Apoquindo 3721, 14th Floor
Santiago, Chile 755 0177
Fax Number: (56-2) 2367 3003
Attention: José María Eyzaguirre B.
                  Felipe Larrain

Itaú Parent:	Praça Alfredo Egydio de Souza Aranha, 100 Torre Olavo Setubal, PI 04344-902 – São Paulo – SP – Brasil Fax Number: +55 11 5019-2302 Attention: Ricardo Villela Marino
Copy to Counsel (which shall not constitute notice):
Praça Alfredo Egydio de Souza Aranha, 100
Torre Conceição, 12º andar
04344-902 – São Paulo – SP – Brasil
Fax Number: +5511 5019 1624
Attention: Álvaro F. Rizzi Rodrigues

 and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax Number: +1 (212) 403-2000
Attention:  Richard K. Kim
                   Mark F. Veblen

and
Claro & Cía.

Av. Apoquindo 3721, 14th Floor
Santiago, Chile 755 0177
Fax Number: +(562) 2367 3003
Attention: Cristóbal Eyzaguirre
                  Luisa Núñez

SECTION 7.6.   Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
SECTION 7.7.   Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
SECTION 7.8.  Restrictions on Other Agreements.  Following the date hereof, and other than the agreements executed among the Shareholders, as applicable, and IFC on February 13, 2015, which shall become effective as of the date hereof and as may be amended from time to time, no Shareholder or any of its, her or his Permitted Transferees shall enter into or agree to be bound by any shareholder agreements or arrangements of any kind with any Person with respect to any Company Shares or Bank Shares.  Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall not apply to or with respect to the Colombian Bank and its Subsidiaries until such time as the CorpBanca Colombia Shareholders Agreement has been terminated pursuant to Section 7.1 thereof.
SECTION 7.9.   Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of this Agreement, must be in writing and signed by the party granting the waiver and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.
SECTION 7.10.   Governing Law; Dispute Resolution; Waiver of Jury Trial.
(a)  Governing Law.  THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES (EXCEPT FOR SUCH CORPORATE ACTIONS, DECISIONS AND ACTIVITIES TO BE CONDUCTED AND ADOPTED BY THE CORPORATE BODIES OF THE CHILEAN BANK OR ITS SUBSIDIARIES SHALL BE GOVERNED BY THE MANDATORY RULES STATED FOR SUCH ACTIONS, DECISIONS AND ACTIVITIES UNDER CHILEAN OR COLOMBIAN LAW, AS APPLICABLE).

(b)  Dispute Resolution.  Each of the parties irrevocably agrees that all disputes, controversies or claims arising out of or in connection with this Agreement shall be finally settled by international arbitration under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules") by three (3) arbitrators.  Within thirty (30) days of receiving notice of any dispute, controversy or claim arising out of or in connection with this Agreement, each of the parties irrevocably agrees that they shall in good faith attempt to agree on arbitrators who are qualified in New York Law. In the event the parties cannot agree on arbitrators within such thirty (30) day period, then the arbitrators shall be appointed in accordance with the ICC Rules.  The place of arbitration shall be New York, New York. The language of the arbitration shall be English. The arbitral award will be final and binding on the parties, not subject to appeal, and enforceable in accordance with its terms.  The parties agree that by submitting the dispute, controversy or claim to arbitration under the ICC Rules, the parties undertake to implement any final award rendered by the arbitral tribunal without delay and that the prevailing party shall be entitled to have the final award enforced in any applicable court.  The arbitration costs will be borne by the losing party (or parties) or such other party (or parties) as designated by the arbitrator or arbitral panel (as applicable).  In case it is necessary for one (1) or more parties to the dispute to enforce the arbitral award through any type of court proceedings, the other party (or parties) to the dispute will bear all reasonable costs, expenses and attorney fees including any extra court fees or arbitration fees.
(c)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10(c).
SECTION 7.11.   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
SECTION 7.12.   Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and subject to Section 7.10(b) above it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.
SECTION 7.13.   Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
SECTION 7.14.   No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, each Shareholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Shareholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Shareholder or any current or future member of any Shareholder or any current or future director, officer, employee, partner or member of any Shareholder or of any Affiliate or assignee thereof, as such for any obligation of any Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations.
SECTION 7.15.   Confidentiality.
(a)  In performing their obligations under this Agreement, the parties hereto may have access to and receive certain confidential information about or proprietary information of the other parties hereto ("Confidential Information").  Except as otherwise expressly permitted by this Section 7.15 or otherwise in this Agreement, any party hereto receiving Confidential Information (a "Receiving Party") shall maintain the confidentiality of such Confidential Information that is disclosed to it by or on behalf of another party hereto (a "Disclosing Party") and shall not, without the prior written consent of the relevant Disclosing Party, disclose or permit any other Person access to such Disclosing Party's Confidential Information or use the Confidential Information except as expressly provided in this Section 7.15 or otherwise in this Agreement.  In connection with actions taken by a Receiving Party in performing its obligations under this Agreement or exercising any rights it may have under this Agreement, a Receiving Party may disclose to its Representatives any Confidential Information that is reasonably necessary for such Representatives to assist such Receiving Party in connection with this Agreement and related matters.  A Receiving Party shall be responsible for its Representatives maintaining the confidentiality of the Confidential Information and any breaches of this Section 7.15 by its Representatives.
(b)  "Confidential Information" shall not include, and the provisions of this Section 7.15 shall not apply to, any information that: (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure directly or indirectly by a party hereto in violation of this Section 7.15); (ii) is or becomes available to a party on a non-confidential basis from a source other than a Disclosing Party; provided that, to such party's knowledge, such source was not prohibited from disclosing such information to such party by a legal, contractual or fiduciary obligation of confidentiality or secrecy owed to a Disclosing Party; or (iii) a party can establish is already in its possession; provided that such information is not subject to a legal, contractual or fiduciary obligation of confidentiality or secrecy owed to a Disclosing Party.
SECTION 7.16.   Public Announcements.  None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement or the transactions contemplated hereby unless otherwise mutually agreed by Itaú Parent and Corp Group Parent, unless such press release or public announcement is otherwise required by applicable Law or the rules of any stock exchange, in which case, the parties to this Agreement shall, to the extent practicable and legally permissible, consult with each other as to the timing and contents of any such press release, public announcement or communication.
SECTION 7.17.   No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
SECTION 7.18.   Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile signature(s).
SECTION 7.19.  Representations and Warranties of the Shareholders.  Each Shareholder, severally and not jointly, represents and warrants to the other Shareholders, as of the date hereof or as of the date such Shareholder becomes a party hereto, that:
(a)  Such Shareholder is an entity duly organized and validly existing under the Laws of the jurisdiction of its organization.
(b)  Such Shareholder has full power and authority to enter into, execute and deliver this Agreement.  The execution and delivery of this Agreement and the performance of the rights and obligations hereunder have been duly and validly authorized by such Shareholder and no other proceedings by or on behalf of such Shareholder will be necessary to authorize this Agreement or the performance of the rights and obligations hereunder.  This Agreement constitutes the valid and binding obligations of such Shareholder enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar Laws affecting enforcement of creditors' rights generally and (ii) subject to general principles of equity.
(c)  The execution, delivery and performance of this Agreement by such Shareholder will not (i) violate (A) the Organizational Documents of such Shareholder or (B) any Law, treaty, rule or regulation applicable to or binding upon such Shareholder or any of its properties or assets or (ii) result in a breach of any contractual obligation to which such Shareholder is a party or by which it or any of its properties or assets is bound, in the case of each of clauses (i)(B) and (ii) in any respect that would reasonably be expected to have a material adverse effect on the ability of such Shareholder to perform its obligations under this Agreement.

(d)  In the case of Itaú Parent and Corp Group Parent, such Shareholder owns, as of the date hereof, directly or indirectly, the shares of company stock of Company One and Company Two, respectively, free and clear of all Encumbrances of any kind on the right to vote or Transfer such shares and has the sole power, authority and legal capacity to vote and Transfer such shares and in the case of Company One and Company Two, such Company owns, as of the date hereof, the shares of the Chilean Bank referred to in the Recitals free and clear of all Encumbrances of any kind on the right to vote or Transfer such shares and (together with Itaú Parent and Corp Group Parent) has the sole power, authority and legal capacity to vote and Transfer such shares (in each case other than Encumbrances in favor of the other Shareholder or its Affiliates).
(e)  Except for the representations and warranties contained in this Section 7.19, no such Shareholder, nor any other Person or entity acting on behalf of such Shareholder, makes any representation or warranty, express or implied to any other Shareholder.

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IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date set forth in the first paragraph hereof.

ITAÚ UNIBANCO HOLDING S.A.

By:      /s/  Álvaro Felipe Rizzi Rodrigues
            Name:  Álvaro Felipe Rizzi Rodrigues
            Title:    Authorized Signatory

By:      /s/  Fabiana Pascon Bastos
            Name:  Fabiana Pascon Bastos
    Title:    Authorized Signatory

CORP GROUP HOLDING INVERSIONES LIMITADA

By:      /s/  Maria Pilar Dañobeitía Estades
            Name:  Maria Pilar Dañobeitía
            Title:    Chief Executive Officer

CORPGROUP INTERHOLD S.P.A.

By:      /s/  Maria Pilar Dañobeitía Estades
            Name:  Maria Pilar Dañobeitía Estades
            Title:    Chief Executive Officer

CORP GROUP BANKING S.A.

By:      /s/  Maria Pilar Dañobeitía Estades
            Name:  Maria Pilar Dañobeitía Estades
            Title:    Chief Executive Officer

INVERSIONES GASA LIMITADA

By:    /s/ Maria Pilar Dañobeitía Estades
            Name: Maria Pilar Dañobeitía Estades
            Title:   Chief Executive Officer

COMPANIA INMOBILIARIA Y DE INVERSIONES SAGA S.P.A.

By:  /s/ Maria Pilar Dañobeitía Estades
            Name: Maria Pilar Dañobeitía Estades
            Title:   Chief Executive Officer

Exhibit A
PLEDGE WITHOUT CONVEYANCE ON SHARES
CORP GROUP INTERHOLD SPA
TO
ITAÚ UNIBANCO HOLDING S.A.

IN THE CITY OF SANTIAGO, REPUBLIC OF CHILE, on April 1, 2016, before me, EDUARDO JAVIER DIEZ MORELLO, attorney-at-law and Notary Public, in charge of the 34th. Notarial Office of Santiago, located at Avenida Luis Thayer Ojeda No. 359, in Providencia, there appeared: /ONE/ María Pilar Dañobeitía Estades, a Chilean citizen, single, accountant auditor, holder of national identity card No. [      ], acting in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP INTERHOLD SPA, a sociedad por acciones (joint-stock corporation) doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], hereinafter also referred to as the “Pledgor”, both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago; /TWO/ Luisa Núñez Plaza, a Chilean citizen, single, attorney-at-law, holder of national identity card No. [      ], acting in the name and on behalf, as it shall be hereinafter evidenced, of ITAÚ UNIBANCO HOLDING S.A., Rol Único Tributario (Taxpayer’s Identification) Number [      ], hereinafter referred to as the “Pledgee”, both of them domiciled to the effects hereto at Avenida Apoquindo 3721, 13th. Floor, in Las Condes, Santiago;/THREE/ María Pilar Dañobeitía Estades, already identified above, acting in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES GASA LIMITADA, a limited liability company doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago; /FOUR/ María Pilar Dañobeitía Estades, already identified, acting in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP HOLDING INVERSIONES LIMITADA, a limited liability company doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago; /FIVE/ María Pilar Dañobeitía Estades, already identified, acting in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP BANKING S.A., a sociedad anónima cerrada (a closely-held corporation), doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ] hereinafter also referred to as the “Company”; and /SIX/ María Pílar Dañobeitía Estades, already identified, acting in the name and on behalf, as it shall be hereinafter evidenced, of COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA, a limited liability company doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago /hereinafter CORP GROUP BANKING S.A., CORP GROUP INTERHOLD SPA, INVERSIONES GASA LIMITADA, CORP GROUP HOLDING INVERSIONES LIMITADA, and COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA, are to be jointly referred to as, the “Debtors”/. The appearing parties, who are of age and evidence their identities by means of the above mentioned identity cards, stated as follows: SECTION ONE. BACKGROUND. One.One. Shareholders’ Agreement. The Pledgee and the Debtor entered into an agreement in English known as “Shareholders’ Agreement”, hereinafter referred to as the “Shareholders’ Agreement” as evidenced in the private deed executed on  April 1, 2016, and governed by the laws in force in the State of New York, United States of America, a copy of which is annexed at the end hereof. Such agreement establishes the rights and obligations of the parties, and the way in which they are to exercise their rights in the Itaú Corpbanca, formerly known as Corpbanca, Rol Único Tributario (Taxpayer’s Identification) Number [      ] /hereinafter referred to as the “Bank”/  Among other matters, the Shareholders Agreement establishes certain rules and obligations concerning the resolutions to be adopted or taken at shareholders' meetings, the corporate management and administration, representations and warranties made by the direct and indirect shareholders who have executed such agreement, as well as certain provisions governing the assignment or transfer of shares in the Bank, dispute resolutions, termination grounds, and other miscellaneous provisions.- One.Two. Secured Obligations. Each of the affirmative or negative covenants assumed by the Debtors to the Pledgee contained in or derived from the Shareholders’ Agreement or any other instrument that the Debtors could have agreed to execute, or may execute or accept in the future to evidence such obligations, as well as each and every obligations that the Debtors may owe or undertake in the future to the Pledgee as a consequence of the execution of the documents to be executed under the Shareholders’ Agreement shall be hereinafter jointly referred to as the “Secured Obligations”. The term “Secured Obligations” shall also refer to the obligation to execute any document or agreement, the obligation to perform any act under or on the occasion of the Shareholders’ Agreement, and the obligation to pay any fine contemplated under the Shareholders’ Agreement, and any amendments, exhibits, attachments, appendixes or any other supplementary documents thereto. The term “Secured Obligations” shall also refer to the obligation to pay the Pledgee any indemnification and compensation to which the Pledgee may be entitled under the Shareholders’ Agreement. The description of the Secured Obligations contained in Section One hereof is solely made for reference purposes, merely to place on record the tenor thereof in general, it being specifically pointed out that, to all legal and contractual effects, the accurate terms and conditions of the Secured Obligations set forth herein are those set forth and contemplated in the Shareholders’ Agreement. It is hereby expressly stated that in order to comply with the provisions set forth in Article 3, paragraph 2, of Section 14 of Law No. 20.190 /hereinafter referred to as the “Ley de Prenda sin Desplazamiento” (Chilean Pledge Without Conveyance Law), this registered pledge generally secures the fulfillment of all the obligations assumed by the Debtors under the Shareholders’ Agreement.- SECTION TWO.- BACKGROUND ON SHARES.- Two.One.- Pledgor is the sole and unconditional owner of 228,623,711 shares in the Company, all of which have been fully paid-up and registered in its own name in the Register Book of Shareholders of the Company. Those shares represent 100% of Pledgor's shares in the Company.- Two.Two.- By public deed executed on July 31, 2013 at the Notarial Office in Santiago of Raúl Undurraga Laso, recorded under file number 496-13 and by public deed executed on October 28, 2013, at the Notarial Office of Santiago of Eduardo Avello Concha, recorded under file number 25.505-2013, Pledgor granted a first lien pledge on securities in favor of the banks, and a second lien pledge on 41,380,892 shares referred to in Section Two.One above, which are evidenced in the stock certificate No. 32.  Such pledges were assigned to Banco Itaú BBA S.A., Nassau Branch, to secure the repayment of the loan granted by public deed executed on October 28, 2013 at the Notarial Office in Santiago of Eduardo Avello Concha under file number 25.499-2013, hereinafter referred to as the “Loan Agreement”.- Two. Three.- As evidenced in the public deed executed on March 31, 2016 at the Notarial Office in Santiago of Eduardo Avello Concha, under file number 9.394-2016, Pledgor is authorized to grant the pledge and prohibitions as stated below.- SECTION THREE.- PLEDGE ON SHARES.- Three.One.- Pledgor hereby pledges (without conveyance) in favor of the Pledgee 41,383,892 shares in the Company equivalent to 18.1% of the total capital stock of the Company /the "Shares"/, in compliance with the provisions set forth in Sections 1 and 5 five of Article 14 of the Pledge Without Conveyance Law, the Pledge Registration Regulations contained in the Supreme Decree No. 722 jointly enacted by the Ministry of Justice and the Ministry of Finance and published in the Official Gazette on October 23, 2010 /hereinafter referred to as the “Pledge Without Conveyance Regulation”/.-  Such pledge on shares is created to ensure the full, timely and effective repayment of all Secured Obligations during the effective term of the obligations under the Shareholders’ Agreement.  Such 41,383,892 Shares are evidenced in the stock certificate No. 32.  Such pledge also encumbers all shares to be issued by the Company and to be subscribed for by Pledgor in the future, according to what is set forth in section 9. 1. below /the “Future Shares”/ and jointly with the Shares, the “Pledged Shares”/.- Three.Two.- Moreover, the pledge hereby levied shall further secure the reimbursement of all legal costs and collection expenses, whether judicial or extra-judicial, including reasonable attorneys’ fees, if any, which may be incurred as a result of any proceedings or demands brought for the collection or foreclosure of this pledge; and it shall also encumber any other obligations undertaken by Debtors  by means of any instruments that they may execute or accept in the future, in substitution or lieu thereof, or in addition to those that have already been executed and delivered to the Pledgee or its successors or substitutes, in respect of any documents or instruments evidencing the Secured Obligations.- Three.Three.- All amounts obtained as a consequence of the judicial or extra-judicial payment of the Secured Obligations shall belong to the Pledgee under this Pledge, and shall be paid to Pledgee, after deducting all expenses and collection costs, according to the provisions set forth in the Shareholders’ Agreement and in this document.  Subject to the provisions set forth in Section 23 hereof, it is expressly agreed that the pledge granted under this instrument is indivisible; therefore, the release thereof shall not be claimed until all the Secured Obligations have been repaid in full. Three.Four.- To the effects of the provisions set forth in Section 4 of the Pledge Without Conveyance Regulations, the parties hereby expressly agree that the minimum value of the affirmative and negative covenants referred to above shall be determined by the arbitration proceedings to settle disputes applied by the International Chamber of Commerce(ICC) as set forth in paragraph /b/ of Section 7.  10 of the Shareholders’ Agreement. Three.Five.- It is hereby expressly stated that any obligation agreed to be paid in foreign currency under the Shareholders’ Agreement shall be deemed extinguished only up to the foreign currency amount paid to the Pledgee in freely convertible and available funds, or should the payment be made in another currency, only up to the amount sufficient for the Pledgee to acquire the foreign currency with which such payment should have been done under the agreement or the law, on the business day immediately following the day in which the Pledgee has received such amount. Three.Six.- Pledgee hereby accepts the pledge without conveyance on the Shares and on the Future Shares levied hereunder.- SECTION FOUR.- REPRESENTATIONS OF PLEDGOR AND OTHER DEBTORS.- Pledgor and each of the other Debtors, as appropriate, hereby represent to Pledgee that: /One/ Pledgor and Debtors are duly empowered to make the representations contained herein and to execute this agreement; that this public deed has been duly executed by them and that it contains legal, valid and enforceable obligations binding upon them; /Two/ Pledgor is the sole and exclusive owner of the Pledged Shares and that, unless otherwise stated or acknowledged in the Shareholders’ Agreement or herein, such Shares are free of any encumbrances, liens, charges, litigations, prohibitions to levy and sell or any other restrictions, attachments, preliminary injunctions and precautionary measures, actions for cancellation, and third parties’ preferential rights, and that they are not subject to any impediments that may prevent, hinder, delay or impair the free disposition thereof or the creation of the pledge and prohibitions or injunctions evidenced herein; and that they have not been legally enjoined or restrained from executing this agreement; and that such Shares are not subject to any options (puts and calls), promises to sell, conditional sales, term sales, or to any other act or agreement that conveys, or is intended to convey title thereof, or to give them as security for the fulfillment of any other obligations and that, to the date hereof, there are no impediments that may prevent, hinder, delay or impair the free disposition or creation of the Pledge evidenced herein; and /Three/ The execution, fulfillment and subscription of this pledge does not supersede any other agreement or undertaking entered into by Pledgor or the other Debtors, nor any law, decree, regulation or statutory or administrative rule; and that no other authorization, approval or notice from the Government or third parties is required to subscribe, fully performed and execute these presents. SECTION FIVE.- PROHIBITIONS.- Pledgor hereby undertakes, unless otherwise provided for in the Shareholders’ Agreement and in Section 23 hereof, not to encumber, sell, dispose of, or otherwise perform any act or enter into any agreement that may adversely affect the Pledged Shares, without the Pledgee's previous written authorization during the effective term hereof.  The appearing parties hereby further represent that “lien” shall refer to any collateral or security interest or any charge, encumbrance, prohibition, right in favor of third parties, attachment, impediment or restriction that may adversely affect or impair the free use, enjoyment or disposition of the Pledged Shares. SECTION SIX.- Six.One/ REGISTRATION AND ANNOTATION.- /One/ The pledge hereby granted is to be registered, at Pledgor’s expense, with the Register of Pledges Without Conveyance according to the provisions set forth in Section 24 of Article 14 of the Pledge Without Conveyance Law. /Two/ Pledgor shall be bound to execute and subscribe a statement deed as well as to perform any other acts and enter into any kind of agreements, whether by a public or private instrument, intended to identify the Future Shares to be pledged hereunder on a when-issued basis as set forth in Section Nine.  One below.- Six.Two.- NOTICE IN THE REGISTER OF SHAREHOLDERS. The pledge and prohibition contained herein shall be notified, recorded and registered with the Shareholders’ Register Book of the Company by a Notary Public as set forth in Section 23 of the Chilean Corporations’ Law. SECTION SEVEN.- PLEDGEE’S RIGHTS, BENEFITS AND PRIVILEGES.- Seven.One.- While no Relevant Event of Default / as defined below/ occurs under the Shareholders’ Agreement, Pledgor shall retain full exercise of the rights as legitimate holder of the pledged shares owned by Pledgor, including the exercise of the right to attend and participate in shareholders’ meetings with the right to a voice and vote thereat, the right to collect and receive any corporate capital dividends or abatements as well as to exercise any economic and political rights to which they may be entitled.  Still, and without prejudice to the foregoing, Pledgor's rights as legitimate owner of the pledged Shares shall be exercised in a manner consistent with the provisions set forth in the Shareholders’ Agreement.  Pledgor may participate in all shareholders' meetings of the Company and vote on any matters when required to do so, and in general Pledgor may exercise any other rights enjoyed by Pledgor as shareholder in the Company, without any further restrictions other than those set forth above. However, upon the occurrence of any relevant event of default which remains uncured under the Shareholders’ Agreement /hereinafter referred to as a “Relevant Event of Default”, which shall be construed as a “Material Breach”, as such term is defined in the Shareholders’ Agreement/, the Pledgee shall be entitled to exercise all political rights / right to a voice and vote/ to which Pledgor would be entitled as shareholder of the Company if the pledge under this agreement had never existed.  Notwithstanding the foregoing, the parties agree that the Pledgee's right to a voice and vote, exclusively with regard to the distribution of dividends or abatement of corporate capital to be approved at a shareholders' meetings of the Company shall not be included among the political rights to be exercised by Pledgee upon the occurrence of any Relevant Event of Default, /and that such right to a voice and vote with regard to such matter may be exercised by Pledgor who shall also fully retained the right to collect and receive any potential dividends or distributions derived from capital stock abatements/.  In order that Pledgee becomes empowered to exercise the political rights referred to above upon the potential occurrence of a Relevant Event of Default, Pledgee shall send a prior written notice to the Company through a Notary Public /hereinafter referred to as the “Notice”/ a copy of which shall be also sent to Pledgor. Only for notification purposes and without having to prove the relevant breach to any individual, Pledgee shall exercise all political rights that Pledgor would otherwise hold as legitimate owner of the pledged Shares in the Company as stated above, and shall cure such breach and/or terminate the act or omission giving rise to the Relevant Event of Default.  In this case, and except for the aforementioned exception referred to the distribution of dividends and capital abatement, the Pledgor shall refrain from exercising such rights to a voice and vote, which shall, as of right, be exercised exclusively by Pledgee for as long as the Relevant Event of Default remains uncured, for which purpose, Pledgor irrevocably authorizes Pledgee, such authorization being accepted on behalf of Pledgee by Pledgee’s attorney-in-fact identified in the recitals hereof, to exercise the right to a voice and vote inherent in the pledged Shares under the terms set forth above.  Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in Section 241 of the Commercial Code; because Pledgee is interested in the fulfillment thereof.  In order to avoid any doubts, once the Relevant Event of Default has been cured, all rights shall return, as of right, to be solely and exclusively enjoyed by Pledgor, all of which shall be notified by Pledgee to the Company as stated above, with a copy to the Pledgor.- Seven.Two. Subject to the terms and conditions set forth in the Shareholders’ Agreement and to the provisions contemplated in the other terms and conditions hereof/ and in particular, without affecting the Pledgor's right to approve, collect and receive dividends and capital abatements, and to exercise, sell or extinguish, at its own discretion, any rights of first refusal to subscribe for any capital increases/, the pledge, restriction and prohibition granted hereunder shall automatically include and encumber all increases in the value of the Pledged Shares and the equity rights granted to their shareholders which also include all proceeds and benefits that may derive from or be produced by them, including any dividends and profits, bonus shares, preemptive rights or options (puts and calls) of any kind whatsoever, as indicated below.  Subject to the provisions set forth at the beginning of this section, Pledgor also undertakes to require the issuance of any new stock certificate related to new shares to be issued by the Company and entitled to it, during the effective term of the pledge hereunder granted; and, moreover, Pledgor hereby empowers Pledgee to demand the Company in Pledgor's name and behalf, to issue the relevant stock certificate.  Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in Section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.- Seven.Three. Pledgee shall enjoy and may enforce against Pledgor and third parties, all benefits, privileges and preemptive rights granted to pledgees by the law.- SECTION EIGHT: ACCEPTANCE BY PLEDGOR AND ADDITIONAL EARLY FORECLOSURE. Pledgor hereby accepts and agrees for the benefit of Pledgee that the breach of the Secured Obligations by any of the Debtors, shall cause the immediate enforceability and foreclosure of this pledge, as well as any interest thereon and expenses arising herefrom, against which any remedies or actions for recovery or collection and/or of any other nature derived herefrom may be enforced or brought. SECTION NINE: ADDITIONAL OBLIGATIONS BY PLEDGOR.- Nine.One.- Future Shares. Pursuant to what is stated in Section Three.One above but subject to the terms and conditions of the Shareholders’ Agreement and the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to maintain the pledge at all times and/or pledge any number of the shares owned by it /at present or in the future/ in the Company representing at least 16.42% therein or a lower amount indicated in Section Three Two (d) of the Shareholders’ Agreement, which shall always be first lien pledges, except when the new shares to be pledged and subject to the prohibition to encumber and sell as it has been already agreed upon, have already been subject to a first lien pledge in favor of Itaú BBA, Nassau Branch or any other company which is a person related to Pledgee.  In compliance with the foregoing and in order to fulfill the obligation set forth herein, but subject to the terms and conditions of the Shareholders’ Agreement and to the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to extend the pledge on Shares and the prohibitions and restrictions hereunder granted to any other cash shares of the Company or securities granting future rights on the shares in the Company to be acquired in the future for any purpose. To such effects, Pledgor shall successively execute a new public deed of pledge and prohibitions under the terms set forth herein for each Future Share on “as acquired basis”, not later than 30 calendar days from the date of registration of the shares in its own name in the Shareholders’ Registry of the Company. Pledgor may also regularly give written notice to Pledgee of the acquisition of any Future Share in the Company not encumbered by the pledge on shares already granted not later than 30 calendar days from the registration date of the shares in the Shareholders’ Register Book of the Company. Nine.Two.- Irrevocable Special Power of Attorney. Notwithstanding Pledgor’s obligation undertaken in Section Nine.One above to execute in due course the relevant deed of creation of pledges and prohibitions as well as any other acts or agreements intended to identify the Future Shares pledged hereunder, Pledgor hereby grants a special and irrevocable power of attorney to Pledgee as broad as is legally required, which is accepted by its attorney-in-fact already identified in the recitals hereof, in order that Pledgee, acting in its name and behalf and immediately after the date on which such shares or securities are issued or acquired, as appropriate, and at its sole discretion, may execute and sign, in the name and on behalf of Pledgor, all relevant deeds of pledge and prohibitions and any other acts or agreements intended to identify the Future Shares pledged hereunder once issued, and to cause them to be registered with the relevant Register of Pledges without Conveyance and Register Book of Shareholders of the Company.  In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract.  Under this irrevocable power of attorney, Pledgee may, also in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extra-judicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof.  This special and irrevocable power of attorney may not be invoked by Pledgor as a ground to justify Pledgor’s breach of any of the obligations arising herefrom.  Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in Section 241 of the Commercial Code; because Pledgee is interested in the fulfillment thereof. Nine.Three.- Split up, Merger and Consolidation.- Pledgor hereby agrees that any split-up or merger agreement of the Company as well as any merger of the Company with and into third parties, or any transformation thereof, shall be implemented under the terms and conditions set forth in the Shareholders' Agreement.  Furthermore, the pledges, restrictions and prohibitions hereby granted shall also encumber any shares in the new companies to be created as a consequence of such split-up, merger, consolidation, or transformation, or which survive any of them, which belong or would belong to Pledgor as owner of the Pledged Shares subject to the pledge, restrictions, and prohibitions granted hereunder and to all those new shares to be encumbered by this pledge, restrictions and prohibitions in compliance with the provisions set forth above.  Pledgee is hereby exclusively authorized to cause the registration of these pledges and prohibitions in the Register of Pledges Without Conveyance and in the relevant Register Book of Shareholders, consequently the Pledgor hereby waives fulfillment of such formalities. SECTION TEN: INCREASES OF SHARES. - Should new bonus shares be issued, the relevant stock certificates to be issued shall also be affected by the pledge granted herein, and such pledge on the stock certificates must be recorded in the Register of Pledges Without Conveyance and in the Registered Book of Shareholders of the Company, at the sole request of the Notary Public in the name and on behalf of Pledgee. SECTION ELEVEN: CONSERVATION OF OWNERSHIP.-The Company shall bring at its sole expense, any judicial and extra-judicial actions that are reasonably necessary to retain the ownership and free possession of the Pledged Shares and as well as to defend them against third parties’ actions. The foregoing provision shall not affect Pledgor’s right to sell the Shares listed in Section 23 hereof. SECTION TWELVE: SUFFICIENT TITLE.- Pledgor and each of the Debtors hereby represent to Pledgee that this public deed together with a faithful and authorized copy hereof is a good and sufficient title to bring and further all relevant legal actions and remedies that may be required by law regarding the pledge hereby granted.  The provisions set forth herein shall not be construed under any circumstance as any restriction on Pledgee’s rights by virtue of the law nor an amendment, substitution or restriction of Pledgee’s rights under the Shareholders’ Agreement. Moreover, it is hereby placed on record that the pledge and prohibitions hereby granted are without prejudice to any other guarantees that could have been granted by Pledgor, Debtor and/or third parties to secure performance of the Secured Obligations. SECTION THIRTEEN: SPECIAL POWER OF ATTORNEY. Thirteen.One.- Without prejudice to any appointment of attorneys-in-fact to receive judicial notices served or to be served in the future, Pledgor hereby additionally grants a special and irrevocable power of attorney to Andrés Fernando Winter Salgado and Cristóbal Elzo Benard, both of them domiciled at Rosario Norte No. 660, 22nd floor, so that, they may receive in the name and on behalf of Pledgor any judicial or extra-judicial notices, demands, letters of request, in any legal action, or proceedings or litigation, irrespective of whether the applicable procedure or the competent court or authority having jurisdiction over them may be with regard to the pledge hereby granted.  Pursuant to the irrevocable power of attorney hereby granted, the attorney-in-fact shall be broadly empowered to receive any kind of notices, answer complaints and perform any other acts under the powers set forth in the first subsection of Section 7 of the Code of Civil Procedure of the Republic of Chile.  For all purposes hereof, and unless Pledgor gives prior written notice of its new address to Pledgee not later than 15 days in advance, such Notice shall be deemed duly given when personally delivered to any individual at the address specified herein.- Thirteen.Two.- Andrés Fernando Winter Salgado, a Chilean citizen, married, attorney-at-law, holder of national identity card No. [      ] and Cristóbal Elzo Benard, a Chilean citizen, married, attorney-at-law, holder of national identity card No. [      ], are personally present upon the execution hereof, and are both of age, and have evidenced their identities with the identity cards referred to above, stated that they accept the irrevocable special power of attorney granted herein and agree not to waive it without the written consent of Pledgee, in which case Pledgor shall previously appoint a new attorney-in-fact to perform judicial acts with the same powers and under the same terms as those set forth herein. The newly appointed attorney-in-fact shall appear personally and accept the power of attorney granted in the same deed of waiver, shall be an individual who permanently resides in Chile and shall be previously approved by Pledgee.- Thirteen.Three.- Moreover, Pledgor hereby agrees to maintain at any time one attorney-in-fact with the same powers and under the same terms set forth in this section should the irrevocable power of attorney granted herein be terminated by death or inability of any of the attorneys-in-fact.  The power of attorney hereby granted by Pledgor does not revoke any other power of attorney heretofore granted and, it shall not be deemed revoked by another power of attorney that may be granted in the future.- SECTION FOURTEEN: CORPORATE ACCEPTANCE.- María Pilar Dañobeitía Estades, who is personally present upon the execution hereof on behalf of the Company, is served with due notice of the pledge, restrictions and prohibitions granted hereunder.- SECTION FIFTEEN.  ACCEPTANCE AND DECLARATION OF DEBTOR AND PLEDGOR.- Fifteen.One.- Each of the Debtors hereby entirely accepts the pledge created by Pledgor to secure the fulfillment of the Debtors’ obligations under the Shareholders’ Agreement. Fifteen. Two.- The Debtors  hereby represent that the pledge granted hereunder is for the sole benefit of Pledgee and that, consequently, it shall remain in full force and effect and shall not be affected by any agreements, acts and contracts heretofore executed or that may be executed in the future among the Debtors. SECTION SIXTEEN: TAXES AND EXPENSES. Sixteen.One.- Pledgor hereby represents that the acts and agreements contemplated herein as well as the exercise of the rights that may derive therefrom have not been or are not subject to any taxes or other similar charges, and that, consequently, the Pledgee may freely exercise them without any restriction whatsoever. Sixteen.Two.- Pledgor shall be solely liable for the payment of taxes and expenses under this agreement, including any fees and expenses of deeds and registration of pledges and prohibitions as well as of any other expenses incurred as a consequence of any other future instruments and proceedings derived from this agreement. SECTION SEVENTEEN:WAIVER OF RIGHTS. NO RESTRICTION.- Seventeen.One.- No right, statement or benefit shall be deemed waived by any of the parties unless such waiver is made in writing and signed by the waiving party.- Seventeen.Two.- The pledge on shares and the provisions set forth herein shall not be construed under any circumstance as an amendment, substitution, or restriction on Pledgee’s rights granted under the Shareholder’s Agreement and/or  any other security agreements or security interests that the parties may execute in the future under such Shareholders’ Agreement. SECTION EIGHTEEN: NULLITY, INVALIDITY OR NON-ENFORCEABILITY.- The declaration of nullity, invalidity or non-enforceability of any provision herein shall cause it to be deemed not written or invalid, but the nullity or invalidity of such provision shall not affect the validity or enforceability of the remaining provisions hereof. Furthermore, the parties hereby agree to replace such null or invalid provision by any other valid and enforceable provision that, as far as possible, has the same economic, commercial or other effects set forth in the provision declared null or invalid. SECTION NINETEEN: SUCCESSORS AND ASSIGNS.- The Pledge on Shares and the prohibition herein created shall inure to the benefit of the Pledgee, and the rights granted by it may be directly exercised by the Pledgee or any of the successors or assigns thereof, as authorized under the Shareholders’ Agreement, as well as by those who may legally or conventionally subrogate in their rights.  Such successors or assigns and those who may legally or conventionally subrogate in their rights shall enjoy and enforce against Pledgor the same rights and benefits that this public deed grants to the Pledgee, which are considered valid to all legal and contractual effects that may be relevant. SECTION TWENTY: DOMICILE AND JURISDICTION.- To all legal effects arising herefrom, Pledgor and the Company hereby establish their principal places of business/domiciles in the City of Santiago de Chile, and submit to the jurisdiction of the ordinary courts therein located.  This agreement is governed by the laws and other statutory provisions in force in the Republic of Chile. SECTION TWENTY-ONE.- POWER OF ATTORNEY TO MAKE AMENDMENTS AND RECTIFICATIONS. The appearing parties hereby grant an irrevocable power of attorney to Felipe Larraín Tejeda, and Juan León Bustos; and to Cristóbal Eyzaguirre Baeza and Luisa Fernanda Núñez Plaza, so that any one of the first two of them acting with any one of the second two of them, may make any necessary amendments, rectifications or clarifications to this agreement required to evidence the creation of the pledge, and they shall also be empowered to execute the relevant public deeds or private instrument that may be required to such effect as well as those that may be required to such effect, and also any other modifications that may be required to cause the registration of the pledge with the Register of Pledges Without Conveyance.- SECTION TWENTY-TWO. POWER OF ATTORNEY TO GIVE NOTICE AND REGISTER.- The holder of a certified copy hereof is authorized and empowered to give notice, carry out and require from the Pledgor, through a Notary Public, to cause the registration of the pledge and prohibitions contained in this instrument with the Register of Pledges Without Conveyance and in the Register Book of Shareholders of the Company as well as to perform any other acts that may be required or advisable to implement this pledge and prohibitions. SECTION TWENTY-THREE: DUTY TO RELEASE THE PLEDGE.- The Pledgee hereby acknowledges and accepts that, subject to the fulfillment of certain rules on the transfer of shares established in Section 3 of the Shareholders’ Agreement, Pledgor hereby is authorized to request the release of this pledge in order to sell the Pledged Shares.  Furthermore, Pledgor hereby agrees to enter into such release agreement at least two days in advance to the date on which the Pledgor is to implement a transfer under the terms and conditions of the Shareholders’ Agreement.- SECTION TWENTY-FOUR: PROMISE TO CREATE A COMMERCIAL PLEDGE. Pledgor hereby agrees to subscribe and execute all public deeds and other instruments that may be required to levy a second lien commercial pledge on the pledged Shares under the terms of sections 813 et seq. of the Chilean Commercial Code, immediately after the release of the pledges on the Shares in favor of Itaú BBA, Nassau Branch.  For such purpose, Pledgor hereby agrees to subscribe in due course all relevant amending deeds or deeds evidencing the creation of the pledge and prohibitions not later than 5 business days following the occurrence of the fact stated above. In order to fulfill Pledgor’s obligation to execute the relevant deeds and other documents that may be required to such effect, Pledgor hereby grants a special and irrevocable power of attorney to Pledgee as broad as is legally required, which is accepted by its representative already identified at the recitals hereof, in order that the latter acting in the name and behalf of the Company, and its sole discretion, may grant and executed without any waiting period, all relevant pledges and prohibitions on behalf of the Pledgor, in the same terms and conditions mutatis mutandis as those set forth herein / provided that it shall be a commercial pledge /, to cause the registration thereof with the Register Book of Shareholders of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract and even determine at its sole discretion, the amount of the Secured Obligation. Under this irrevocable power of attorney, Pledgee may, in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extrajudicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof.  This special and irrevocable power of attorney may not be alleged by Pledgor as grounds to justify Pledgor’s breach of any of the obligations arising herefrom.  Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof. SECTION TWENTY-FIVE: HEADINGS OF THE SECTIONS.- Titles and headings given by the appearing Parties to the several provisions of this agreement have been established for reference and reading purposes only, and shall not adversely affect the meaning or scope that the relevant Section in its aggregate, may have different from such headings. LEGAL CAPACITIES TO REPRESENT THE PARTIES. The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of CORP GROUP INTERHOLD SPA is evidenced in the public deed executed on September 14, 2015 at the Notarial Office in Santiago of Iván Torrealba Acevedo. The legal capacity of Luisa Núñez Plaza to act in the name and on behalf of ITAÚ UNIBANCO HOLDING S.A. is evidenced in the power of attorney granted in a foreign country, which after being duly legalized was notarized on November 3, 2014 at the Notarial Office in Santiago of Patricio Raby Benavente, under file number 13.703-22014.- The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of CORP GROUP BANKING S.A. is evidenced in the public deed executed on April 30, 2012 at the Notarial Office in Santiago of José Musalem Saffie.- The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of INVERSIONES GASA LIMITADA is evidenced in the public deed executed on November 2, 2010 at the Notarial Office in Santiago of José Musalem Saffie.- The legal capacity of María Pilar Dañobeitía Estades  to act i the name and on behalf of CORP GROUP HOLDING INVERSIONES LIMITADA is evidenced in the public deed executed on February 22, 2016 at the Notarial Office in Santiago of Iván Torrealba Acevedo. The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA is evidenced in the public deed executed on March 12, 2014 at the Notarial Office in Santiago of Iván Torrealba Acevedo. Such legal capacities are not inserted herein because they are known to the parties and the authorizing Notary Public and at their express request.-  IN WITNESS WHEREOF, and once these presents have been read by the appearing parties, they sign them along with the authorizing Notary Public. The parties are delivered copies hereof. I attest.-

María Pilar Dañobeitía Estades
p.p. CORP GROUP INTERHOLD SPA

Luisa Núñez Plaza
p.p. ITAÚ UNIBANCO HOLDING S.A.

María Pilar Dañobeitía Estades
p.p. CORP GROUP BANKING S.A.

María Pilar Dañobeitía Estades
p.p. INVERSIONES GASA LIMITADA

María Pilar Dañobeitía Estades
p.p. CORP GROUP HOLDING INVERSIONES LIMITADA

María Pilar Dañobeitía Estades
p.p. COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA

Andrés Winter Salgado

Cristóbal Elzo Benard

PLEDGE WITHOUT CONVEYANCE ON SHARES
CORP GROUP BANKING S.A.
TO
ITAÚ UNIBANCO HOLDING S.A.

IN THE CITY OF SANTIAGO, REPUBLIC OF CHILE, on April 1, 2016, before me, EDUARDO JAVIER DIEZ MORELLO, attorney-at-law and Notary Public, in charge of the 34th. Notarial Office of Santiago, located at Avenida Luis Thayer Ojeda No. 359, in Providencia, there appeared: /ONE/ María Pilar Dañobeitía Estades, a Chilean citizen, single, accountant auditor, holder of national identity card No. [      ], acting in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP BANKING S.A., a sociedad anónima cerrada (a closely-held corporation) doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) No. [      ] hereinafter also referred to as “CGB”, both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago; /TWO/ María Pílar Dañobeitía Estades, already identified above, acting in the name and on behalf, as it shall be hereinafter evidenced, of COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA Rol Único Tributario (Taxpayer’s Identification) Number [      ], hereinafter also referred as “SAGA” and, jointly with CGB, the “Pledgors”, and individually, the “Pledgor”, both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago; /THREE/ Luisa Núñez Plaza, a Chilean citizen, single, attorney-at-law, holder of national identity card No. [      ], acting in the name and on behalf, as it shall be hereinafter evidenced, of ITAÚ UNIBANCO HOLDING S.A., Rol Único Tributario (Taxpayer’s Identification) Number [      ], hereinafter referred to as the “Pledgee”, both of them domiciled to the effects hereto at Avenida Apoquindo 3721, 13th. Floor, in Las Condes, Santiago; /FOUR/ María Pílar Dañobeitía Estades, already identified above, acting in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP INTERHOLD SPA formerly known as INVERSIONES CORP GROUP INTERHOLD LIMITADA, a sociedad por shares (joint-stock corporation) doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago; /FIVE/ María Pilar Dañobeitía Estades, already identified above, acting in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES GASA LIMITADA S.A., a limited liability company doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago; and /SIX/ María Pílar Dañobeitía Estades, already identified above, acting in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP HOLDING INVERSIONES LIMITADA, a limited liability company doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago /hereinafter CORP GROUP BANKING S.A., COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA, CORP GROUP INTERHOLD SPA, INVERSIONES GASA LIMITADA, and CORP GROUP HOLDING INVERSIONES LIMITADA, jointly referred to as the “Debtors”/; and /SEVEN / Milton Maluhy Filho, a Brazilian citizen, holder of Passport of the Federal Republic of Brazil No. FM 193346, acting in the name and on behalf, as it shall be hereinafter evidenced, of ITAÚ CORPBANCA, Rol Único Tributario (Taxpayer’s Identification) Number  [      ], both of them domiciled at Huérfanos 1072, in the City of Santiago, / hereinafter also the "Company"/; the appearing parties, who are of age and evidence their identities by means of the above mentioned identity cards, stated as follows: SECTION ONE.- BACKGROUND.- One.One.- Shareholders’ Agreement.- The Pledgee and the Debtors entered into an agreement in English known as “Shareholders’ Agreement”, hereinafter referred to as the “Shareholders’ Agreement” as evidenced in the private deed executed on  April 1, 2016 and governed by the laws in force in the State of New York, United States of America, a copy of which is annexed at the end hereof. Such agreement establishes the rights and obligations of the parties, and the way in which they are to exercise their rights in the Company. Among other matters, the Shareholders Agreement establishes rules and obligations concerning resolutions to be adopted or taken at shareholders' meetings, corporate management and administration, representations and warranties made by the direct and indirect shareholders who undersigned such agreement, as well as certain provisions governing the assignment or transfer of shares in the Company, dispute resolutions, termination grounds, and other miscellaneous provisions. One.Two.- Secured Obligations.- Each of the affirmative or negative covenants assumed by the Debtors to the Pledgee contained in or derived from the Shareholders’ Agreement or any other instrument that the Debtors could have agreed to execute, or may execute or accept in the future to evidence such obligations, as well as each and every obligations that the Debtors may owe or undertake in the future to the Pledgee as a consequence of the execution of the documents to be executed under the Shareholders’ Agreement shall be hereinafter jointly referred to as the “Secured Obligations”. The term “Secured Obligations” shall also refer to the obligation to execute any document or agreement, the obligation to perform any act under or on the occasion of the Shareholders’ Agreement, and the obligation to pay any fine contemplated under the Shareholders’ Agreement, and any amendments, exhibits, attachments, appendixes or any other supplementary documents thereto. The term “Secured Obligations” shall also refer to the obligation to pay the Creditor any indemnification and compensation to which the Creditor may be entitled under the Shareholders’ Agreement. The description of the Secured Obligations contained in Section One hereof is solely made for reference purposes, merely to place on record the tenor thereof in general, it being specifically pointed out that, to all legal and contractual effects, the accurate terms and conditions of the Secured Obligations set forth herein are those set forth and contemplated in the Shareholders’ Agreement. It is hereby expressly stated that in order to comply with the provisions set forth in Article 3, paragraph 2, of Section 14 of Law No. 20.190 /hereinafter referred to as the “Ley de Prenda sin Desplazamiento” (Chilean Pledge Without Conveyance Law), this registered pledge generally secures the fulfillment of all the obligations assumed by the Debtors under the Shareholders’ Agreement.- SECTION TWO.- BACKGROUND ON SHARES.- Two.One.- /A/ CGB is the sole and unconditional owner of 148,835,852,909 shares in the Company, all of which have been fully paid-up and registered in its own name in the Register Book of Shareholders of the Company. Those shares represent 100% of CGB’s shares in the Company.- /B/ SAGA is the sole and unconditional owner of 20,918,224,555 shares in the Company, all of which have been fully paid-up and registered in its own name in the Register Book of Shareholders of the Company. Those shares represent 100% of SAGA's shares in the Company.- Two.Two.- The shares referred to in Section Two.One. above have been pledged in favor of Banco Itaú BBA S.A., Nassau Branch, acting through the Collateral Agent, Banco Itaú Chile / at present, the Company/, in order to secure the repayment obligations under the loan granted by public deed on January 29, 2014 executed at the Notarial Office in Santiago of Eduardo Avello Concha under file No. 2461/2014, as amended by public deed executed on August 5, 2015, at the Notarial Office of Santiago of Eduardo Avello Concha under file No. 21.959/2015, hereinafter referred to as the “Loan Agreement”: /A/ CGB has created the following pledges: /a/ By public deed executed on March 19, 2014 at the Notarial Office of Santiago of Eduardo Avello Concha under file No.6.728-2014, CGB created a first lien pledge on securities in favor on the banks on 1,876,184,964 shares in the Company, all of which are evidenced by the following stock certificates: /i/ stock certificate No. 95.061 representing 244,733,051 shares; /ii/ stock certificate No. 95.075, representing 470,113,163 shares; /iii/ stock certificate No. 99.119 representing 14,200,000 shares; and /iv/ stock certificate No. 104.379 representing 1,147,138,750 shares; /b/ by public deed executed on March 31, 2014 at the notarial office in Santiago of Eduardo Avello Concha, under file No. 7.855-2014, CGB created a first lien pledge in favor of the banks on 780,057,906 shares in the Company evidenced in the stock certificate No. 101.803; /c/ By public deed executed on April 2, 2014, at the notarial office in Santiago of Eduardo Avello Concha, under file No. 8.179-2014,  CGB created a first lien pledge in favor of the banks on 2,843,995,850 shares in the Company, evidenced by the following stock certificates: /i/ stock certificate No. 104.380 representing 2,050,411,450 shares; /ii/ stock certificate No. 105.160 representing 420,000,000 shares; and /iii/ stock certificate No. 105.337 representing 373,584,400 shares; /d/by public deed executed on April 2, 2014, at the notarial office in Santiago of Eduardo Avello Concha, under file No. 8.180-2014, CGB created a first lien pledge in favor of the banks on 19,006,163,724 shares in the Company, evidenced by the evidenced by the following stock certificates: /i/ stock certificate No. 99.973 representing 2,430,000,000 shares; /ii/ stock certificate No. 100.854 representing 2,633,585,375 shares; /iii/ stock certificate No. 95.276 representing 3,155,419,868 shares; /iv/ stock certificate No. 95.282 representing 2,407,495,683 shares ; /v/ stock certificate No. 96.882 representing 622,048,816 shares; /vi/ stock certificate No. 99.207 representing 500,000 shares; /vii/ stock certificate No. 99.223 representing 132,166,667 shares; /viii/ stock certificate No. 99.462 representing 45,883,892 shares; /ix/ stock certificate No. 95.060 representing 2,757,904,981 shares; /x/ stock certificate No. 95.144 representing 1,151,150,214 shares; /xi/ stock certificate No. 96.594 representing 3,239,699,104 shares; /xii/ stock certificate No. 99.487 representing 12,891,422 shares; and /xiii/ stock certificate No. 99.947 representing 417,417,702 shares; /e/ by public deed executed on April 22, 2014, at the Notarial Office in Santiago of Eduardo Avello Concha under file No. 9.737-2014, the Pledgor granted a first lien pledge on securities in favor of the banks on 27,296,584,696 shares in the Company evidenced by the following stock certificates: /i/ stock certificate No. 103.304 representing 5,500,000,000 shares; /ii/ stock certificate No. 103.310 representing 4,500,000,000 shares; /iii/ stock certificate No. 103.521 representing 4,194,580,132 shares; /iv/ stock certificate No. 103.323 representing 131,336,406 shares; /v/ stock certificate No. 103.324 representing 3,410,340,196 shares; /vi/ stock certificate No. 103.337 representing 5,500,000,000 shares; /vii/ stock certificate No. 104.321 representing 2,327,200,000 shares; and /viii/ stock certificate No. 105.384 representing 733,127,962 shares; /f/ by public deed executed on April 24, 2014, at the Notarial Office in Santiago of Eduardo Avello Concha under file No. 9.965-2014, CGB granted a first lien pledge on securities in favor of the banks on 4,875,092,733d shares in the Company evidenced by the following stock certificates: /i/ stock certificate No. 105.089 representing 3,141,759,400 shares; /ii/ stock certificate No. 105.090 representing 1,733,333,333 shares; /g/ By public deed executed on May 6, 2014 at the notarial office in Santiago of Eduardo Avello Concha, under file No. 11.048-2014, CGB granted a first lien pledge in favor of the banks on 4,766,872,038 shares in the Company evidenced in the stock certificate No. 105.383; /h/ By public deed executed on June 6, 2014 at the notarial office in Santiago of Eduardo Avello Concha, under file No. 14.144-2014, CGB granted a first lien pledge in favor of the banks on 1,777,143,382 shares in the Company evidenced in the stock certificate No. 105.042; /i/ By public deed executed on June 26, 2014 at the notarial office in Santiago of Eduardo Avello Concha, under file No. 16.066-2014, CGB granted a first lien pledge in favor of the banks on 26,703,618 shares in the Company evidenced in the stock certificate No.  105.506; /j/ By public deed executed on July 25, 2014 at the notarial office in Santiago of Eduardo Avello Concha, under file No. 19.161-2014, CGB granted a first lien pledge in favor of the banks on 740,000,000 shares evidenced in the stock certificate No. 104.322; /k/ By public deed executed on August 26, 2014  at the notarial office in Santiago of Eduardo Avello Concha, under file No. 23.322-2014, CGB granted a first lien pledge in favor of the banks on 5,493,671,458 shares in the Company evidenced in the following stock certificates: /i/ stock certificate No. 95.070 representing 2,900,000,000 shares; /ii/ stock certificate No. 95.281 representing 2,407,495,684 shares; and /iii/ stock certificate No. 99.123 representing 186,175,774 shares; /l/By public deed executed on September 16, 2014 at the notarial office in Santiago of Eduardo Avello Concha, under file No. 24.792-2014, CGB granted a first lien pledge in favor of the banks on 300,000,000 shares in the Company evidenced in the stock certificate No. 105.559; /m/By public deed executed on August 5, 2015 at the notarial office in Santiago of Eduardo Avello Concha, under file No. 21.958-2015, CGB granted a first lien pledge in favor of the banks on 11,756, 600,802 shares in the Company evidenced in the stock certificate No. 105.151; and /n/ By public deed executed on August 5, 2015 at the notarial office in Santiago of Eduardo Avello Concha, under file No. 21.958-2015, CGB created a second lien commercial pledge on the shares in the Company identified in the preceding paragraphs. /B/ SAGA has created the following pledges: /a/ By public deed executed on April 2, 2014 at the Notarial Office of Santiago of Eduardo Avello Concha under file No. 8.181-2014, SAGA created a first lien pledge on securities in favor on the banks on 31,475,370 shares in the Company, all of which are evidenced by the following stock certificates: /i/ stock certificate No. 105.365 representing 744,705 shares; /ii/ stock certificate No. 105.377 representing 30,000,000 shares; and /iii/ stock certificate No. 105.322 representing 730,665 shares; /b/ By public deed executed on July 20, 2014 at the Notarial Office in Santiago of  Eduardo Avello Concha under file No. 15.517-2014, SAGA created a first lien pledge on securities in favor on the banks on 1,944,873,347 shares in the Company evidenced in the stock certificate No. 102.169; /c/ By public deed executed on August 5, 2015 at the Notarial Office in Santiago of  Eduardo Avello Concha under file No. 21.958-2015, SAGA created a second lien commercial pledge on the shares in the Company identified in the preceding paragraphs /a/ and /b/; /d/ By public deed executed on March 30, 2016  at the Notarial Office in Santiago of  Eduardo Avello Concha under file No. 9.151-2016, SAGA created a first lien pledge on securities in favor on the banks, and second lien commercial pledge on 124,044,601 shares evidenced in the following stock certificates: /i/ stock certificate No. 106.005 evidencing 111,065,900 shares, and /ii/ stock certificate No. 106.007 evidencing 12,978,701 shares.- Two.Three. As stated in the pledges on shares securing the obligations under the Loan Agreement, referred to in Section Two.  Two above, Pledgor is hereby authorized to create the pledges and prohibitions constituted in this instrument.- SECTION THREE. CREATION OF PLEDGE ON SHARES.- Three.One.- By this instrument and in compliance with the provisions set forth in Sections 1 and 5 of Article 14 of the Pledge Without Conveyance Law, the Pledge Registration Regulations contained in the Supreme Decree No. 722 jointly enacted by the Ministry of Justice and the Ministry of Finance and published in the Official Gazette on October 23, 2010 /hereinafter referred to as the “Pledge Without Conveyance Regulation”/ /a/ CGB creates in favor of the Pledgee a pledge without conveyance on 82,165,486,771 shares in the Company/ “CBG Shares”/, and /b/SAGA creates in favor of the Pledgee a pledge without conveyance on 2,807,414,617 shares in the Company /the “SAGA Shares”, and together with the CGB Shares, the “Shares”/. The Shares are equivalent to 16.42% of the total capital stock of the Company to the date hereof.  Such pledge on shares is created to secure the full, timely and effective repayment of all Secured Obligations during the effective term of the obligations under the Shareholders’ Agreement. CGB Shares are evidenced in the following stock certificates: stock certificate No. 95.061 representing 244,733,051 shares; stock certificate No. 95.075, representing 470,113,163 shares; stock certificate No. 99.119, representing 14,200,000 shares; stock certificate No. 104.379 representing 1,147,138,750 shares; stock certificate No. 104.380 representing 2,050,411,450 shares; stock certificate No. 105.160 representing 420,000,000 shares; stock certificate No. 99.973 representing 2,430,000,000 shares; stock certificate No. 100.854 representing 2,633,585,375 shares; stock certificate No. 95.276 representing 3,155,419,868 shares; stock certificate No. 95.282 representing 2,407,495,683 shares; stock certificate No. 96.882 representing 622,048,816 shares; stock certificate No. 99.207 representing 500,000 shares; stock certificate No. 99.223 representing 132,166,667 shares; stock certificate No. 99.462 representing 45,883,892 shares; stock certificate No. 95.060 representing 2,757,904,981 shares; stock certificate No. 95.144 representing 1,151,150,214 shares; stock certificate No. 96.594 representing 3,239,699,104 shares; stock certificate No. 99.487 representing 12.891.422 shares; stock certificate No. 99.947 representing 417,417, 702 shares; stock certificate No. 101.803 representing 780,057,906 shares; stock certificate No. 103.304 representing 5,500,000,000 shares; stock certificate No. 103.310 representing 4,500,000,000 shares; stock certificate No. 103.521 representing 4,194,580,132 shares; stock certificate No. 103.323 representing 1,131,336,406 shares; stock certificate No. 103.324 representing 3,410,340,196 shares; stock certificate 103.337 representing 5,500,000,000 shares; stock certificate No. 104.321 representing 2,327,200,000 shares; stock certificate No. 105.384 representing 733,127,962 shares; stock certificate No. 105,089 representing 3,141,759,400 shares; stock certificate No. 105.090 representing 1,733,333,333 shares; stock certificate No. 105.383 representing 4,766,872,038 shares; stock certificate No. 105.142 representing 1,777, 143,382 shares; stock certificate No. 105.506 representing 1,026,703,618 shares; stock certificate No. 104.322 representing de 740,000,000 shares; stock certificate No. 95.070 representing 2,900,000,000 shares; stock certificate No. 95.281 representing 2,407,495,684 shares; stock certificate No. 99.123 representing 186,175,774 shares; stock certificate No. 105.559 representing 300,000,000 shares; and stock certificate No. 105.151 representing de 11,756,600,802 shares. SAGA Shares are evidenced in the stock certificate No. 105.365 representing 744,705 shares; stock certificate No. 105.377 representing 30,000,000 shares; stock certificate No. 105.322 representing de 730,665 shares; stock certificate No. 102.169; and stock certificate No. 106.007 representing 12,978,701 shares. The pledges also encumber all shares to be issued by the Company and to be subscribed for by Pledgor in the future, according to what is set forth in Section Nine. One below /the “Future Shares”/ and jointly with the Shares, the “Pledged Shares”/.- Three.Two.- Moreover, the pledges hereby levied shall further secure the reimbursement of all legal costs and collection expenses, whether judicial or extra-judicial, including reasonable attorneys’ fees, if any, which may be incurred as a result of any proceedings or demands brought for the collection or foreclosure of this pledge; and it shall also encumber any other obligations undertaken by Debtors  by means of any instruments that they may execute or accept in the future, in substitution or lieu thereof, or in addition to those that have already been executed and delivered to the Pledgee or its successors or substitutes, in respect of any documents or instruments evidencing the Secured Obligations.- Three.Three.- All amounts obtained as a consequence of the judicial or extra-judicial payment of the Secured Obligations shall belong to the Pledgee under this Pledge, and shall be paid to Pledgee, after deducting all expenses and collection costs, according to the provisions set forth in the Shareholders’ Agreement and in this document. Subject to the provisions set forth in Section 23 hereof, it is expressly agreed that the pledge granted under this instrument is indivisible; therefore, the release thereof shall not be claimed until all the Secured Obligations have been repaid in full. Three.Four.- To the effects of the provisions set forth in Section 4 of the Pledge Without Conveyance Regulations, the parties hereby expressly agree that the minimum value of the affirmative and negative covenants referred to above shall be determined by the arbitration proceedings to settle disputes applied by the International Chamber of Commerce /ICC/ as set forth in paragraph /b/ of Section Seven.Ten of the Shareholders’ Agreement.- Three.Five.- It is hereby expressly stated that any obligation agreed to be paid in foreign currency under the Shareholders’ Agreement shall be deemed extinguished only up to the foreign currency amount paid to the Pledgee in freely convertible and available funds, or should the payment be made in another currency, only up to the amount sufficient for the Pledgee to acquire the foreign currency with which such payment should have been done under the agreement or the law, on the business day immediately following the day in which the Pledgee has received such amount.- Three.Six.- Pledgee hereby accepts the pledges without conveyance on the Shares and on the Future Shares levied hereunder. SECTION FOUR.- REPRESENTATIONS OF PLEDGORS AND OTHER DEBTORS.- Pledgors and each of the other Debtors, as appropriate, hereby represent to Pledgee that: /One/ Pledgors and Debtors are duly empowered to make the representations contained herein and to execute this agreement; that this public deed has been duly executed by them and that it contains legal, valid and enforceable obligations binding upon them; /Two/ CGB is the sole and exclusive owner of CGB Shares, and SAGA is the sole and exclusive owner of SAGA Shares and that, unless otherwise stated or acknowledged in the Shareholders’ Agreement or herein, such Shares are free of any encumbrances, liens, charges, litigations, prohibitions to levy and sell or any other restrictions, attachments, preliminary injunctions and precautionary measures, actions for cancellation, and third parties’ preferential rights, and that they are not subject to any impediments that may prevent, hinder, delay or impair the free disposition thereof or the creation of the pledge and prohibitions or injunctions evidenced herein; and that they have not been legally enjoined or restrained from executing this agreement; and that such Shares are not subject to any options (puts and calls), promises to sell, conditional sales, term sales, or to any other act or agreement that conveys, or is intended to convey title thereof, or to give them as security for the fulfillment of any other obligations and that, to the date hereof, there are no impediments that may prevent, hinder, delay or impair the free disposition or creation of the Pledge evidenced herein; and /Three/ The execution, fulfillment and subscription of this pledge does not supersede any other agreement or undertaking entered into by Pledgors or the other Debtors, nor any law, decree, regulation or statutory or administrative rule; and that no other authorization, approval or notice from the Government or third parties is required to subscribe, fully performed and execute these presents. SECTION FIVE.- PROHIBITIONS.-  Pledgors hereby undertake, unless otherwise provided for in the Shareholders’ Agreement and in Section 23 hereof, not to encumber, sell, dispose of, or otherwise perform any act or enter into any agreement that may adversely affect the Pledged Shares owned by them without the Pledgee's previous written authorization during the effective term hereof. The appearing parties hereby further represent that “lien” shall refer to any collateral or security interest or any charge, encumbrance, prohibition, right in favor of third parties, attachment, impediment or restriction that may adversely affect or impair the free use, enjoyment or disposition of the Pledged Shares. SECTION SIX.- Six.One.- REGISTRATION AND ANNOTATION. /One/ The pledges hereby granted are to be registered, at Pledgors’ expense, with the Pledge Without Conveyance Register according to the provisions set forth in Section 24 of Article 14 of the Pledge Without Conveyance Law. /Two/ Pledgors shall be bound to execute and subscribe a statement deed as well as to perform any other acts and enter into any kind of agreements, whether by a public or private instrument, intended to identify the Future Shares owned by it to be pledged hereunder on a when-issued basis as set forth in Section Nine. One below.- Six.Two. NOTICE IN THE REGISTER OF SHAREHOLDERS. The pledge and prohibition contained herein shall be notified, recorded and registered with the Register Book of Shareholders of the Company by a Notary Public as set forth in Section 23 of the Chilean Corporations’ Law. SECTION SEVEN.- PLEDGEE’S RIGHTS, BENEFITS AND PRIVILEGES. Seven.One.- While no Relevant Event of Default / as defined below/ occurs under the Shareholders’ Agreement, Pledgors shall retain full exercise of the rights as legitimate holder of the Pledged Shares owned by Pledgors, including the exercise of the right to attend and participate in shareholders’ meetings with the right to a voice and vote thereat, the right to collect and receive any corporate capital dividends or abatements as well as to exercise any economic and political rights to which they may be entitled. Furthermore, and without prejudice to the foregoing, Pledgors' rights as legitimate owners of the Pledged Shares shall be exercised in a manner consistent with the provisions set forth in the Shareholders’ Agreement. Pledgors may participate in all shareholders' meetings of the Company and vote on any matters when required to do so, and in general Pledgors may exercise any other rights enjoyed by Pledgors as shareholders in the Company, without any further restrictions other than those set forth above. However, upon the occurrence of any relevant event of default which remains uncured under the Shareholders’ Agreement /hereinafter referred to as a “Relevant Event of Default”, which shall be construed as a “Material Breach”, as such term is defined in the Shareholders’ Agreement/, the Pledgee shall be entitled to exercise all political rights / right to a voice and vote/ to which Pledgors would be entitled as shareholder of the Company if the pledge under this agreement had never existed. Notwithstanding the foregoing, the parties agree that  Pledgee's right to a voice and vote, exclusively with regard to the distribution of dividends or abatement of corporate capital to be approved at a shareholders' meetings of the Company shall not be included among the political rights to be exercised by Pledgee upon the occurrence of any Relevant Event of Default, /and that such right to a voice and vote with regard to such matter may be exercised by Pledgors who shall also fully retained the right to collect and receive any potential dividends or distributions derived from capital stock abatements/. In order that Pledgee becomes empowered to exercise the political rights referred to above upon the potential occurrence of a Relevant Event of Default, Pledgee shall send a prior written notice to the Company through a Notary Public /hereinafter referred to as the “Notice”/ a copy of which shall be sent also to Pledgors. Only for notification purposes and without having to prove the relevant breach to any individual, Pledgee shall exercise all political rights that Pledgor would otherwise hold as legitimate owner of the Pledged Shares in the Company as stated above, and shall cure such breach and/or terminate the act or omission giving rise to the Relevant Event of Default. In this case, and except for the aforementioned exception referred to the distribution of dividends and capital abatement, Pledgors shall refrain from exercising such rights to a voice and vote, which shall, as of right, be exercised exclusively by Pledgee for as long as the Relevant Event of Default remains uncured, for which purpose, Pledgors irrevocably authorizes Pledgee, such authorization being accepted on behalf of Pledgee by Pledgee’s attorney-in-fact identified in the recitals hereof, to exercise the right to a voice and vote inherent in the Pledged Shares under the terms set forth above. Pledgors hereby expressly represent that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Creditor is interested in the fulfillment thereof. In order to avoid any doubts, once the Relevant Event of Default has been cured, all rights shall return, as of right, to be solely and exclusively enjoyed by Pledgors, all of which shall be notified by Pledgee to the Company as stated above, with a copy to the Pledgors.- Seven.Two.- Subject to the terms and conditions set forth in the Shareholders’ Agreement and to the provisions contemplated in the other terms and conditions hereof/ and in particular, without affecting the Pledgors' right to approve, collect and receive dividends and capital abatements, and to exercise, sell or extinguish, at its own discretion, any rights of first refusal to subscribe for any capital increases/, the pledge, restriction and prohibition granted hereunder shall automatically include and encumber all increases in the value of the Pledged Shares and the equity rights granted to their shareholders which also include all proceeds and benefits that may derive from or be produced by them, including any dividends and profits, bonus shares, preemptive rights or options (puts and calls) of any kind whatsoever, as indicated below. Subject to the provisions set forth at the beginning of this section, each Pledgor also undertakes to require the issuance of any new stock certificate related to new shares to be issued by the Company and entitled to it, during the effective term of the pledge hereunder granted; and, moreover, each Pledgor hereby empowers Pledgee to demand the Company in Pledgor's name and behalf, to issue the relevant stock certificate. Pledgors hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in Section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.- Seven.Three.- Pledgee shall enjoy and may enforce against Pledgor and third parties, all benefits, privileges and preemptive rights granted to pledgees by the law.- SECTION EIGHT.- ACCEPTANCE BY PLEDGORS AND ADDITIONAL EARLY FORECLOSURE. Pledgors hereby accept and agree for the benefit of Pledgee that the breach of the Secured Obligations by any of the Debtors, shall cause the immediate enforceability and foreclosure of this pledge, as well as any interest thereon and expenses arising herefrom, against which any remedies or actions for recovery or collection and/or of any other nature derived herefrom may be enforced or brought. SECTION NINE. ADDITIONAL OBLIGATIONS BY PLEDGORS.- Nine.One.- Future Shares. Pursuant to what is stated in Section Three. One. above but subject to the terms and conditions of the Shareholders’ Agreement and the provisions set forth in the other terms and conditions hereof, each Pledgor hereby agrees to maintain the pledge at all times and/or pledge 100% of the shares owned by it in the Company  which, jointly with the Pledged Shares owned by the other Pledgor represent at least 16.42% therein or a lower amount indicated in Section Three. Two (d) of the Shareholders’ Agreement, which shall always be first lien pledges, except when the new shares to be pledged and subject to the prohibition to encumber and sell as already agreed upon, have already been subject to a senior lien pledge in favor of Itaú BBA, Nassau Branch or any other company which is a person related to the Pledgee, in which case the pledge on the Future Shares shall be a junior pledge compared to the pledge levied in favor of Itaú BBA, Nassau Branch, or of the person related to the Pledgee. In compliance with the foregoing and in order to fulfill the obligation set forth herein, but subject to the terms and conditions of the Shareholders’ Agreement and to the provisions set forth in the other terms and conditions hereof, each Pledgor hereby agrees to extend the pledge on Shares owned by it and the prohibitions and restrictions hereunder granted to any other cash shares of the Company or securities granting future rights on the shares in the Company to be acquired in the future for any purpose. To such effects, each Pledgor shall successively execute a new public deed of pledge and prohibitions under the terms set forth herein for each Future Share on “as acquired basis”, not later than 30 calendar days from the date of registration of the shares in its own name in the Register Book of Shareholders of the Company, and shall also perform all those acts and enter into all those agreements whether by public or private instrument, intended to identify the Future Shares owned by it pledged hereunder on a when-issued basis.  Each Pledgor may also regularly give written notice to Pledgee of the acquisition of any Future Share in the Company not encumbered by the pledge on shares already granted, not later than 30 calendar days from the registration date of the shares in the Register Book of Shareholders of the Company. Nine.Two.- Irrevocable Special Power of Attorney.- Notwithstanding Pledgors’ obligation expressly undertaken in Section Nine. One above, to execute in due course the relevant deed of pledges and prohibitions as well as any other acts or agreements intended to identify the Future Shares pledged hereunder on a when-issued basis, Pledgors hereby grant a special and irrevocable power of attorney to Pledgee as broad as is legally required, which is accepted by its attorney-in-fact already identified in the recitals hereof, in order that Pledgee, acting in its name and behalf, and may grant and execute any immediately after the date on which such shares or securities are issued or acquired, as appropriate, and at its sole discretion, may execute and sign, in the name and on behalf of Pledgors all relevant deeds of pledge and prohibitions and other acts or agreements intended to identify the Future Shares pledged hereunder once issued, and to cause them to be registered with the relevant Register of Pledges without Conveyance and Register Book of Shareholders of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract. Under this irrevocable power of attorney, Pledgee may, in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extra-judicial powers, the rights granted by the security agreements to Pledgors or to any successors or assigns thereof. This special and irrevocable power of attorney may not be alleged by Pledgors as grounds to justify Pledgors’ breach of any of the obligations arising herefrom. Pledgors hereby expressly represent that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in Section 241 of the Commercial Code; because Pledgee is interested in the fulfillment thereof. Nine.Three.- Split up, Merger and Consolidation.- Pledgors hereby agree that any split-up or merger agreement of the Company as well as any merger of the Company with and into third parties, or any transformation thereof, shall be implemented under the terms and conditions set forth in the Shareholders' Agreement.  Furthermore, the pledges, restrictions and prohibitions hereby granted shall also encumber any shares in the new companies to be created as a consequence of such split-up, merger, consolidation, or transformation, or which survive any of them, which belong or would belong to Pledgors as owner of the Pledged Shares subject to the pledge, restrictions, and prohibitions granted hereunder and to all those new shares to be encumbered by this pledge, restrictions and prohibitions in compliance with the provisions set forth above.  Pledgee is hereby exclusively authorized to cause the registration of these pledges and prohibitions in the Register of Pledges Without Conveyance and in the relevant Register Book of Shareholders, consequently the Pledgor hereby waives fulfillment of such formalities. SECTION TEN: INCREASES OF SHARES. - Should new bonus shares be issued, the relevant stock certificates to be issued shall also be affected by the pledge granted herein, and such pledge on the stock certificates must be recorded in the Register of Pledges Without Conveyance and in the Registered Book of Shareholders of the Company, at the sole request of the Notary Public in the name and on behalf of Pledgee. SECTION ELEVEN: CONSERVATION OF OWNERSHIP.- Each Pledgor shall bring at its sole expense, any judicial and extra-judicial actions that are reasonably necessary to retain the ownership and free possession of the Pledged Shares and as well as to defend them against third parties’ actions. The foregoing provision shall not affect Pledgor’s right to sell the Shares listed in Section 23 hereof.- SECTION TWELVE: SUFFICIENT TITLE.- Pledgors and each of the other Debtors hereby represent to Pledgee that this public deed together with a faithful and authorized copy hereof is a good and sufficient title to bring and further all relevant legal actions and remedies that may be required by law regarding the pledge hereby granted.   The provisions set forth herein shall not be construed under any circumstance as any restriction on Pledgee’s rights by virtue of the law nor an amendment, substitution or restriction of Pledgee’s rights under the Shareholders’ Agreement.   Moreover, it is hereby placed on record that the pledge and prohibitions hereby granted are without prejudice to any other guarantees that could have been granted by Pledgors, the other Debtors and/or third parties to secure performance of the Secured Obligations. SECTION THIRTEEN: SPECIAL POWER OF ATTORNEY. Thirteen.One. Without prejudice to any appointment of attorneys-in-fact to receive judicial notices served or to be served in the future, Pledgors hereby additionally grant a special and irrevocable power of attorney to Andrés Fernando Winter Salgado and Cristóbal Elzo Benard, both of them domiciled at Rosario Norte No. 660, 22nd floor, so that, they may receive in the name and on behalf of Pledgors any judicial or extra-judicial notices, demands, letters of request, in any legal action, or proceedings or litigation, irrespective of whether the applicable procedure or the competent court or authority having jurisdiction over them may be with regard to the pledge hereby granted. Pursuant to the irrevocable power of attorney hereby granted, the attorney-in-fact shall be broadly empowered to receive any kind of notices, answer complaints and perform any other acts under the powers set forth in the first subsection of Section 7 of the Code of Civil Procedure of the Republic of Chile. For all purposes hereof, and unless Pledgors give prior written notice of their new addresses to Pledgee not later than 15 days in advance, such Notice shall be deemed duly given when personally delivered to any individual at the address specified herein.- Thirteen.Two.- Andrés Fernando Winter Salgado, a Chilean citizen, married, attorney-at-law, holder of national identity card No. [      ] and Cristóbal Elzo Benard, a Chilean citizen, married, attorney-at-law, holder of national identity card No. [      ], are personally present upon the execution hereof, and are both of age, and have evidenced their identities with the identity cards referred to above, stated that they accept the irrevocable special power of attorney granted herein and agree not to waive it without the written consent of Pledgee, in which case Pledgors shall previously appoint a new attorney-in-fact to perform judicial acts with the same powers and under the same terms as those set forth herein. The newly appointed attorney-in-fact shall appear personally and accept the power of attorney granted in the same deed of waiver, shall be an individual who permanently resides in Chile and shall be previously approved by Pledgee.- Thirteen.Three.- Moreover, Pledgors hereby agrees to maintain at any time one attorney-in-fact with the same powers and under the same terms set forth in this section should the irrevocable power of attorney granted herein be terminated by death or inability of any of the attorneys-in-fact. The power of attorney hereby granted by Pledgors does not revoke any other power of attorney heretofore granted and, it shall not be deemed revoked by another power of attorney that may be granted in the future.- SECTION FOURTEEN: CORPORATE ACCEPTANCE.- Milton Maluhy Filho, already identified in the recitals hereof, and who is personally present upon the execution hereof on behalf of the Company, is served with due notice of the pledge, restrictions and prohibitions granted hereunder.- SECTION FIFTEEN.- ACCEPTANCE AND DECLARATION OF DEBTORS.- Fifteen.One.- For all legal purposes, each of the Debtors hereby entirely accepts the pledge created by Pledgor to secure the fulfillment of the Debtors’ obligations under the Shareholders’ Agreement. Fifteen.Two.- The Debtors hereby represent that the pledges granted hereunder are for the sole benefit of Pledgee and that, consequently, they shall remain in full force and effect and shall not be affected by any agreements, acts and contracts heretofore executed or that may be executed in the future among the Debtors. SECTION SIXTEEN: TAXES AND EXPENSES. Sixteen.One.- Each Pledgor hereby represents that the acts and agreements contemplated herein as well as the exercise of the rights that may derive therefrom have not been or are not subject to any taxes or other similar charges, and that, consequently, the Pledgee may freely exercise them without any restriction whatsoever. Sixteen.Two.- Pledgors shall be solely liable for the payment of taxes and expenses under this agreement, including any fees and expenses of deeds and registration of pledges and prohibitions as well as of any other expenses incurred as a consequence of any other future instruments and proceedings derived from this agreement. SECTION SEVENTEEN:WAIVER OF RIGHTS. NO RESTRICTION.- Seventeen. One.- No right, statement or benefit shall be deemed waived by any of the parties unless such waiver is made in writing and signed by the waiving party.- Seventeen.Two.- The pledge on shares and the provisions set forth herein shall not be construed under any circumstance as an amendment, substitution, or restriction on Pledgee’s rights granted under the Shareholder’s Agreement and/or  any other security agreements or security interests that the parties may execute in the future under such Shareholders’ Agreement. SECTION EIGHTEEN: NULLITY, INVALIDITY OR NON-ENFORCEABILITY.- The declaration of nullity, invalidity or non-enforceability of any provision herein shall cause it to be deemed not written or invalid, but the nullity or invalidity of such provision shall not affect the validity or enforceability of the remaining provisions hereof. Furthermore, the parties hereby agree to replace such null or invalid provision by any other valid and enforceable provision that, as far as possible, has the same economic, commercial or other effects set forth in the provision declared null or invalid. SECTION NINETEEN: SUCCESSORS AND ASSIGNS.- The Pledge on Shares and the prohibition herein created shall inure to the benefit of the Pledgee, and the rights granted by it may be directly exercised by the Pledgee or any of the successors or assigns thereof, as authorized under the Shareholders’ Agreement, as well as by those who may legally or conventionally subrogate in their rights. Such successors or assigns and those who may legally or conventionally subrogate in their rights shall enjoy and enforce against Pledgors the same rights and benefits that this public deed grants to the Pledgee, which are considered valid to all legal and contractual effects that may be relevant. SECTION TWENTY: DOMICILE AND JURISDICTION.- To all legal effects arising herefrom, the Debtors, the Pledgee and the Company hereby establish their principal places of business/domiciles in the City of Santiago de Chile, and submit to the jurisdiction of the ordinary courts therein located. This agreement is governed by the laws and other statutory provisions in force in the Republic of Chile. SECTION TWENTY-ONE.- POWER OF ATTORNEY TO MAKE AMENDMENTS AND RECTIFICATIONS. The appearing parties hereby grant an irrevocable power of attorney to Felipe Larraín Tejeda, and to Juan León Bustos; and to Cristóbal Eyzaguirre Baeza and to Luisa Fernanda Núñez Plaza, so that any one of the first two of them acting with any one of the second two of them, may make any necessary changes, corrections or clarifications to this agreement required to evidence the creation of the pledge, and they shall also be empowered to execute the relevant public deeds or private instrument that may be required to such effect as well as those that may be required to such effect, and also any other modifications that may be required to subscribe to cause the registration of the pledge in the Register of Pledges Without Conveyance.- SECTION TWENTY-TWO. POWER OF ATTORNEY TO GIVE NOTICE AND REGISTER.- The holder of a certified copy hereof is authorized and empowered to give notice, carry out and require from the Pledgor, through a Notary Public, to cause the annotation of the pledge and the prohibitions contained in this instrument with the Register of Pledges Without Conveyance and in the Register Book of Shareholders as well as to perform any other acts that may be required or advisable to implement this pledge and prohibitions. SECTION TWENTY-THREE: DUTY TO RELEASE THE PLEDGE.- The Pledgee hereby acknowledges and accepts that, subject to the fulfillment of certain rules on the transfer of shares established in Section 3 of the Shareholders’ Agreement, Pledgors hereby are authorized to request the release of this pledge in order to sell the Pledged Shares. Furthermore, Pledgors hereby agree to enter into such release agreement at least two days in advance to the date on which the Pledgors are to implement a transfer under the terms and conditions of the Shareholders’ Agreement.- SECTION TWENTY-FOUR: PROMISE TO CREATE A COMMERCIAL PLEDGE.- Pledgors hereby agree to subscribe and execute all public deeds and other instruments that may be required to levy a junior lien commercial pledge on the pledged Shares owned by them as compared to the pledge created herein under the terms set forth in Sections 813 et seq. of the Chilean Commercial Code, immediately after the release of the pledges on the Shares in favor of Itaú BBA, Nassau Branch. For such purpose, Pledgors hereby agree to subscribe in due course all relevant amending deeds or deeds evidencing the creation pledges and prohibitions not later than 5 business days following the occurrence of the fact stated above. In order to fulfill Pledgors’ obligation to execute the relevant deeds and other documents that may be required to such effect, Pledgors hereby grant a special and irrevocable power of attorney to Pledgee as broad as is legally required, which is accepted by its representative already identified in the recitals hereof, in order that the latter acting in the name and behalf of the Company, and its sole discretion, may grant and executed without any waiting period, all relevant pledges and prohibitions on behalf of the Pledgors, in the same terms and conditions mutatis mutandis as those set forth herein / provided that it shall be a commercial pledge / to cause the registration thereof with the Register Book of Shareholders of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract and even determine at its sole discretion, the amount of the Secured Obligation. Under this irrevocable power of attorney, Pledgee may, in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extra-judicial powers, the rights granted by the security agreements to Pledgors or to any successors or assigns thereof. This special and irrevocable power of attorney may not be alleged by Pledgors as grounds to justify Pledgors’ breach of any of the obligations arising herefrom. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof. SECTION TWENTY-FIVE: HEADINGS OF THE SECTIONS.- Titles and headings given by the appearing Parties to the several provisions of this agreement have been established for reference and reading purposes only, and shall not adversely affect the meaning or scope that the relevant Section in its aggregate, may have different from such headings. LEGAL CAPACITIES TO REPRESENT THE PARTIES.- The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of CORP GROUP BANKING S.A. is evidenced in the public deed executed on April 30, 2012 at the Notarial Office in Santiago of José Musalem Saffie.- The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA is evidenced in the public deed executed on March 12, 2014 at the Notarial Office in Santiago of Iván Torrealba Acevedo.- The legal capacity of Luisa Núñez Plaza to act in the name and on behalf of ITAÚ UNIBANCO HOLDING S.A. is evidenced in the power of attorney granted in a foreign country, which after being duly legalized was notarized on November 3, 2014 at the Notarial Office in Santiago of Patricio Raby Benavente, under file number 13.703-22014.- The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of CORP GROUP INTERHOLD SPA is evidenced in the public deed executed on September 14, 2015 at the Notarial Office in Santiago of Iván Torrealba Acevedo.- The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of INVERSIONES GASA LIMITADA is evidenced in the public deed executed on November 2, 2010 at the Notarial Office in Santiago of José Musalem Saffie.- The legal capacity of María Pilar Dañobeitía Estades to act i the name and on behalf of CORP GROUP HOLDING INVERSIONES LIMITADA is evidenced in the public deed executed on February 22, 2016 at the Notarial Office in Santiago of Iván Torrealba Acevedo. The legal capacity of Milton Maluhy to act in the name and on behalf of ITAÚ CORPBANCA is evidenced in the public deed executed on March 28, 2016 at the Notarial Office in Santiago of Iván Torrealba Acevedo. Such legal capacities are not inserted herein because they are known to the parties and the authorizing Notary Public and at their express request.- IN WITNESS WHEREOF, and once these presents have been read by the appearing parties, they sign them along with the authorizing Notary Public. The parties are delivered copies hereof. I attest.-

María Pilar Dañobeitía Estades
p.p. CORP GROUP BANKING S.A.

María Pilar Dañobeitía Estades
p.p. COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA

Luisa Núñez Plaza
p.p. ITAÚ UNIBANCO HOLDING S.A.

María Pilar Dañobeitía Estades
p.p. CORP GROUP INTERHOLD SPA

María Pilar Dañobeitía Estades
p.p. INVERSIONES GASA LIMITADA

María Pilar Dañobeitía Estades
p.p. CORP GROUP HOLDING INVERSIONES LIMITADA

Milton Maluhy Filho
p.p. ITAÚ CORPBANCA

Andrés Winter Salgado

Cristóbal Elzo Benard

COMMERCIAL PLEDGE ON SHARES
CORP GROUP INTERHOLD SPA
TO
ITAÚ UNIBANCO HOLDING S.A.

IN THE CITY OF SANTIAGO, REPUBLIC OF CHILE, on April 1, 2016, before me, EDUARDO JAVIER DIEZ MORELLO, attorney-at-law and Notary Public, in charge of the 34th. Notarial Office of Santiago, located at Avenida Luis Thayer Ojeda No. 359, in Providencia, there appeared: /ONE/ María Pilar Dañobeitía Estades, a Chilean citizen, single, accountant auditor, holder of national identity card No. [      ], acting in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP INTERHOLD SPA, a sociedad por acciones (joint-stock corporation) doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], hereinafter also referred to as the “Pledgor”, both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago; /TWO/ Luisa Núñez Plaza, a Chilean citizen, single, attorney-at-law, holder of national identity card No. [      ], acting in the name and on behalf, as it shall be hereinafter evidenced, of ITAÚ UNIBANCO HOLDING S.A., Rol Único Tributario (Taxpayer’s Identification) Number [      ], hereinafter referred to as the “Pledgee”, both of them domiciled to the effects hereto at Avenida Apoquindo 3721, 13th. Floor, in Las Condes, Santiago;/THREE/ María Pílar Dañobeitía Estades, already identified, acting in the name and on behalf, as it shall be hereinafter evidenced, of INVERSIONES GASA LIMITADA, a limited liability company doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago; /FOUR/ María Pílar Dañobeitía Estades, already identified, acting in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP HOLDING INVERSIONES LIMITADA, a limited liability company doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago; /FIVE/ María Pilar Dañobeitía Estades, already identified, acting in the name and on behalf, as it shall be hereinafter evidenced, of CORP GROUP BANKING S.A., a sociedad anónima cerrada (a closely-held corporation), doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ] hereinafter also referred to as the “Company”; and /SIX/ María Pílar Dañobeitía Estades, already identified, acting in the name and on behalf, as it shall be hereinafter evidenced, of COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA, a limited liability company doing business as an investment company, Rol Único Tributario (Taxpayer’s Identification) Number [      ], both of them domiciled to the effects hereto at Rosario Norte, No. 660, 23rd floor, in Las Condes, Santiago /hereinafter CORP GROUP BANKING S.A., CORP GROUP INTERHOLD SPA, INVERSIONES GASA LIMITADA, CORP GROUP HOLDING INVERSIONES LIMITADA, and COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA, are to be jointly referred to as, the “Debtors”/. The appearing parties, who are of age and evidence their identities by means of the above mentioned identity cards, state as follows: SECTION ONE.- BACKGROUND.- One.One.- Shareholders’ Agreement. The Pledgee and the Debtors  entered into an agreement in English known as “Shareholders’ Agreement”, hereinafter referred to as the “Shareholders’ Agreement” as evidenced in the private deed executed on  April 1, 2016, and governed by the laws in force in the State of New York, United States of America, a copy of which is annexed at the end hereof.  Such agreement establishes the rights and obligations of the parties, and the way in which they are to exercise their rights in the Itaú Corpbanca, formerly known as Corpbanca, Rol Único Tributario (Taxpayer’s Identification) Number [      ] /hereinafter referred to as the “Bank”/. Among other matters, the Shareholders Agreement establishes certain rules and obligations concerning the resolutions to be adopted or taken at shareholders' meetings, the corporate management and administration, representations and warranties made by the direct and indirect shareholders who have executed such agreement, as well as certain provisions governing the assignment or transfer of shares in the Bank, dispute resolutions, termination grounds, and other miscellaneous provisions. One.Two.- Secured Obligations. Each of the affirmative or negative covenants assumed by the Debtors to the Creditor contained in or derived from the Shareholders’ Agreement or any other instrument that the Debtors could have agreed to execute, or may execute or accept in the future to evidence such obligations, as well as each and every obligations that the Debtors may owe or undertake in the future to the Creditor as a consequence of the execution of the documents to be executed under the Shareholders’ Agreement shall be hereinafter jointly referred to as the “Secured Obligations”. The term “Secured Obligations” shall also refer to the obligation to execute any document or agreement, the obligation to perform any act under or on the occasion of the Shareholders Agreement and the obligation to pay any fine contemplated under the Shareholders’ Agreement, or any amendments, exhibits, attachments, appendixes or any other supplementary documents thereto. The term “Secured Obligations” shall also refer to the obligation to pay Pledgee any indemnification and compensation to which Pledgee may be entitled under the Shareholders’ Agreement. The description of the Secured Obligations contained in Section One hereof is solely made for reference purposes, merely to place on record the tenor thereof in general, it being specifically pointed out that, to all legal and contractual effects, the accurate terms and conditions of the Secured Obligations set forth herein are those set forth and contemplated in the Shareholders’ Agreement.- SECTION TWO.- BACKGROUND ON SHARES.- Pledgor is the sole and unconditional owner of 228,623,711 shares in the Company, all of which have been fully paid-up and registered in its own name in the Register Book of Shareholders of the Company. Those shares represent 100% of Pledgor's shares in the Company.- SECTION THREE: PLEDGE ON SHARES.- Three.One.- In order to secure the Pledgor’s full, effective and timely performance of the Secured Obligations, the Pledgor duly represented as stated above, hereby agrees to pledge 189,242,819 shares in the Company equivalent to 81.9% of the total capital stock of the Company /the "Pledged Shares"/ in compliance with the provisions set forth in section 813 et seq. of the Commercial Code and the terms and conditions hereof. Such pledge on shares is created in favor of the Pledgee in order to secure the full, timely and effective repayment of all Secured Obligations during the effective term of the obligations under the Shareholders’ Agreement. The Pledged Shares are evidenced in the stock certificates listed below: stock certificate No. 4 evidencing 11,999 shares; stock certificate No. 12 evidencing 4,506,347 shares; stock certificate No. 14 evidencing 3,217,409 shares; stock certificate No.17 evidencing 7,949,152 shares; stock certificate No. 20 evidencing 20,972,466 shares; stock certificate No. 21 evidencing 18,974,114 shares; stock certificate No. 22 evidencing 2,970,327 shares; stock certificate No. 24 evidencing 39,932,672 shares; stock certificate No. 25 evidencing 3,457,371 shares; stock certificate No. 26 evidencing 32,065,960 shares; stock certificate No. 27 evidencing 9,067,811 shares; stock certificate No. 28 evidencing 3,627,124 shares; stock certificate No. 29 evidencing 5,610,442 shares; stock certificate No. 30 evidencing 1,556,190 shares; stock certificate No. 31 evidencing 704,327 shares; stock certificate No. 34 evidencing 1,846,11 shares; stock certificate No. 35 evidencing 7,863,134 shares; stock certificate No. 36 evidencing 12,802,928 shares and, stock certificate 37 evidencing 4,106,935 shares.- Three.Two.- Moreover, the pledge hereby levied shall further secure the reimbursement of all legal costs and collection expenses, whether judicial or extra-judicial, including reasonable attorneys’ fees, if any, which may be incurred as a result of any proceedings or demands brought for the collection or foreclosure of this pledge; and it shall also encumber any other obligations undertaken by Debtors  by means of any instruments that they may execute or accept in the future, in substitution or lieu thereof, or in addition to those that have already been executed and delivered to the Pledgee or its successors or substitutes, in respect of any documents or instruments evidencing the Secured Obligations.- Three.Three.- All amounts obtained as a consequence of the judicial or extra-judicial payment of the Secured Obligations shall belong to the Pledgee under this Pledge, and shall be paid to Pledgee, after deducting all expenses and collection costs, according to the provisions set forth in the Shareholders’ Agreement and in this document. Subject to the provisions set forth in Section 23 hereof, it is expressly agreed that the pledge granted under this instrument is indivisible; therefore, the release thereof shall not be claimed until all the Secured Obligations have been repaid in full. Three.Four.- Only for the purposes of complying with the provisions set forth in section 815, subsection 2 of the Commercial Code, the parties hereby represent that the Secured Obligations, the quantitative determination of which is, to this date, feasible, amount to the sum in Chilean pesos equivalent to USD 300,000,000; such amount does not therefore include the other obligations secured by this pledge the amount of which is, to this date, indeterminable. The parties hereby expressly state that the sum of USD3,000,000 referred to herein, is only intended to comply with the provisions set forth in Section 815, subsection 2 of the Commercial Code, and shall not be taken into consideration for the purposes of determining the amount or extent of any compensation for damages caused by a possible breach of the Secured Obligations.- Three.Five.- It is hereby expressly stated that any obligation agreed to be paid in foreign currency under the Shareholders’ Agreement shall be deemed extinguished only up to the foreign currency amount paid to the Pledgee in freely convertible and available funds, or should the payment be made in another currency, only up to the amount sufficient for the Pledgee to acquire the foreign currency with which such payment should have been done under the agreement or the law, on the business day immediately following the day in which the Pledgee has received such amount. Three.Six.- Pledgee hereby accepts the commercial pledge and prohibitions levied by Pledgor hereunder. SECTION FOUR.- REPRESENTATIONS OF PLEDGOR AND OTHER DEBTORS.- The Pledgor and each of the other Debtors, as appropriate, hereby represent to Pledgee that: /One/ Pledgor and Debtors are duly empowered to make the representations contained herein and to execute this agreement; that this public deed has been duly executed by them and that it contains legal, valid and enforceable obligations binding upon them; /Two/ Pledgor is the sole and exclusive owner of the Pledged Shares and that, unless otherwise stated or acknowledged in the Shareholders’ Agreement or herein, such Shares are free of any encumbrances, liens, charges, litigations, prohibitions to levy and sell or any other restrictions, attachments, preliminary injunctions and precautionary measures, actions for cancellation, and third parties’ preferential rights, and that they are not subject to any impediments that may prevent, hinder, delay or impair the free disposition thereof or the creation of the pledge and prohibitions or injunctions evidenced herein; and that they have not been legally enjoined or restrained from executing this agreement; and that such Shares are not subject to any options (puts and calls), promises to sell, conditional sales, term sales, or to any other act or agreement that conveys, or is intended to convey title thereof, or to give them as security for the fulfillment of any other obligations and that, to the date hereof, there are no impediments that may prevent, hinder, delay or impair the free disposition or creation of the Pledge evidenced herein; and /Three/ The execution, fulfillment and subscription of this pledge does not supersede any other agreement or undertaking entered into by Pledgor or the other Debtors, nor any law, decree, regulation or statutory or administrative rule; and that no other authorization, approval or notice from the Government or third parties is required to subscribe, fully performed and execute these presents. SECTION FIVE.- PROHIBITIONS.- Pledgor hereby undertakes, unless otherwise provided for in the Shareholders’ Agreement and in Section 22 hereof, not to encumber, sell, dispose of, or otherwise perform any act or enter into any agreement that may adversely affect the Pledged Shares, without the Pledgee's previous written authorization during the effective term hereof. The appearing parties hereby further represent that “lien” shall refer to any collateral or security interest or any charge, encumbrance, prohibition, right in favor of third parties, attachment, impediment or restriction that may adversely affect or impair the free use, enjoyment or disposition of the Pledged Shares. SECTION SIX.- DELIVERY OF STOCK CERTIFICATES. STOCK CERTIFICATE AND UNDERLYING SHARES. ACCEPTANCE OF CORPORATE AGENT. REGISTRATION.- Six.One.- In order to comply with the provisions set forth in section 2389 of the Civil Code and section 817 of the Commercial Code, Pledgor delivers to Pledgee upon the execution hereof, the following stock certificates evidencing the Pledged Shares: stock certificate No. 4 evidencing 11,999 shares; stock certificate No. 12 evidencing 4,506,347 shares; stock certificate No. 14 evidencing 3,217,409 shares; stock certificate No.17 evidencing 7,949,152 shares; stock certificate No. 20 evidencing 20,972,466 shares; stock certificate No. 21 evidencing 18,974,114 shares; stock certificate No. 22 evidencing 2,970,327 shares; stock certificate No. 24 evidencing 39,932,672 shares; stock certificate No. 25 evidencing 3,457,371 shares; stock certificate No. 26 evidencing 32,065,960 shares; stock certificate No. 27 evidencing 9,067,811 shares; stock certificate No. 28 evidencing 3,627,124 shares; stock certificate No. 29 evidencing 5,610,442 shares; stock certificate No. 30 evidencing 1,556,190 shares; stock certificate No. 31 evidencing 704,327 shares; stock certificate No. 34 evidencing 1,846,11 shares; stock certificate No. 35 evidencing 7,863,134 shares; stock certificate No. 36 evidencing 12,802,928 shares and, stock certificate 37 evidencing 4,106,935 shares.-   Pledgee acknowledges receipt thereof to Pledgee’s entire satisfaction.- Six.Two.- María Pilar Dañobeitía Esteves, personally present upon the execution hereof and already identified in the recitals hereof, and acting in the name and on behalf of the Company hereby declares that, being duly authorized to receive notifications on behalf of the Company, the Company is hereby served with notice of the pledge and prohibition created herein, and that she further agrees on behalf of the Company, to fully comply with the provisions concerning it. Without prejudice to the foregoing, the pledge and prohibition contained herein shall be notified, recorded and registered with the Shareholders’ Register Book of the Company by a Notary Public as set forth in Section 23 of the Chilean Corporations’ Law. SECTION SEVEN.- PLEDGEE’S RIGHTS, BENEFITS AND PRIVILEGES. Seven.One.- While no Relevant Event of Default / as defined below/ occurs under the Shareholders’ Agreement, Pledgor shall retain full exercise of the rights as legitimate holder of the pledged shares owned by Pledgor, including the exercise of the right to attend and participate in shareholders’ meetings with the right to a voice and vote thereat, the right to collect and receive any corporate capital dividends or abatements as well as to exercise any economic and political rights to which they may be entitled. Furthermore, and without prejudice to the foregoing, Pledgor's rights as legitimate owner of the pledged Shares shall be exercised in a manner consistent with the provisions set forth in the Shareholders’ Agreement. Pledgor may participate in all shareholders' meetings of the Company and vote on any matters when required to do so, and in general Pledgor may exercise any other rights enjoyed by Pledgor as shareholder in the Company, without any further restrictions other than those set forth above. However, upon the occurrence of any relevant event of default which remains uncured under the Shareholders’ Agreement /hereinafter referred to as a “Relevant Event of Default”, which shall be construed as a “Material Breach”, as such term is defined in the Shareholders’ Agreement/, the Pledgee shall be entitled to exercise all political rights / right to a voice and vote/ to which Pledgor would be entitled as shareholder of the Company if the pledge under this agreement had never existed. Notwithstanding the foregoing, the parties agree that the Pledgee's right to a voice and vote, exclusively with regard to the distribution of dividends or abatement of corporate capital to be approved at a shareholders' meetings of the Company shall not be included among the political rights to be exercised by Pledgee upon the occurrence of any Relevant Event of Default, /and that such right to a voice and vote with regard to such matter may be exercised by Pledgor who shall also fully retained the right to collect and receive any potential dividends or distributions derived from capital stock abatements/. In order that Pledgee becomes empowered to exercise the political rights referred to above upon the potential occurrence of a Relevant Event of Default, Pledgee shall send a prior written notice to the Company through a Notary Public /hereinafter referred to as the “Notice”/ a copy of which shall also be sent to Pledgor. Only for notification purposes and without having to prove the relevant breach to any individual, Pledgee shall exercise all political rights that Pledgor would otherwise hold as legitimate owner of the pledged Shares in the Company as stated above, and shall cure such breach and/or terminate the act or omission giving rise to the Relevant Event of Default. In this case, and except for the aforementioned exception referred to the distribution of dividends and capital abatement, the Pledgor shall refrain from exercising such rights to a voice and vote, which shall, as of right, be exercised exclusively by Pledgee for as long as the Relevant Event of Default remains uncured, for which purpose, Pledgor authorizes irrevocably authorizes Pledgee, such authorization being accepted on behalf of Pledgee by Pledgee’s attorney-in-fact identified in the recitals hereof, to exercise the right to a voice and vote inherent in the pledged Shares under the terms set forth above. The Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Creditor is interested in the fulfillment thereof. In order to avoid any doubts, once the Relevant Event of Default has been cured, all rights shall return, as of right, to be solely and exclusively enjoyed by Pledgor, all of which shall be notified by Pledgee to the Company as stated above, with a copy to the Pledgor.- Seven.Two.- Subject to the terms and conditions set forth in the Shareholders’ Agreement and to the provisions contemplated in the other terms and conditions hereof/ and in particular, without affecting the Pledgor's right to approve, collect and receive dividends and capital abatements, and to exercise, sell or extinguish, at its own discretion, any rights of first refusal to subscribe for any capital increases/, the pledge, restriction and prohibition granted hereunder shall automatically include and encumber all increases in the value of the Pledged Shares and the equity rights granted to their shareholders which also include all proceeds and benefits that may derive from or be produced by them, including any dividends and profits, bonus shares, preemptive rights or options (puts and calls) of any kind whatsoever, as indicated below. Subject to the provisions set forth at the beginning of this section, Pledgor also undertakes to require the issuance of any new stock certificate related to new shares to be issued by the Company and entitled to it, during the effective term of the pledge hereunder created; and, moreover,, Pledgor hereby empowers Pledgee to demand the Company in Pledgor's name and behalf, to issue the relevant stock certificate. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in Section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof.- Seven.Three.- Pledgee shall enjoy and may enforce against Pledgor and third parties, all benefits, privileges and preemptive rights granted to pledgees by the law.- SECTION EIGHT: ACCEPTANCE BY PLEDGOR AND ADDITIONAL EARLY FORECLOSURE. Pledgor hereby accepts and agrees for the benefit of Pledgee that the breach of the Secured Obligations by any of the Debtors, shall cause the immediate enforceability and foreclosure of this pledge, as well as any interest thereon and expenses arising herefrom, against which any remedies or actions for recovery or collection and/or of any other nature derived herefrom may be enforced or brought. SECTION NINE. ADDITIONAL OBLIGATIONS BY PLEDGOR.- Nine.One.- Future Shares.- Subject to the terms and conditions of the Shareholders’ Agreement and the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to maintain the pledge at all times and/or pledge any number of the shares owned by it /at present or in the future/ in the Company representing at least 16.42% therein or a lower amount indicated in Section Three.Two (d) of the Shareholders’ Agreement, which shall always be first lien pledge. In compliance with the foregoing and in order to fulfill the obligation set forth herein, but subject to the terms and conditions of the Shareholders’ Agreement and to the provisions set forth in the other terms and conditions hereof, Pledgor hereby agrees to constitute a commercial pledge and a prohibition to encumber and sell / under the same terms and conditions established herein / on any other cash shares in the Company or securities granting future rights on the shares in the Company, to be acquired in the future for any purpose whatsoever /the “Future Shares”/. To such effects, Pledgor shall successively execute a new public deed of pledge and prohibitions under the terms set forth herein for each Future Share that may be acquired, and on “as acquired basis”, not later than 30 calendar days from the date of registration of the shares in its own name in the Register Book of Shareholders of the Company.- Pledgor may also regularly give written notice to Pledgee of the acquisition of any Future Share in the Company not encumbered by the pledge on shares already granted not later than 30 calendar days from the registration date of the shares in the Register Book of Shareholders of the Company. Nine.Two.- Irrevocable Special Power of Attorney. Notwithstanding Pledgor’s obligation undertaken in Section Nine. One above, to execute in due course the relevant deeds of amendment or of creation of pledges and prohibitions on the Future Shares, Pledgor hereby grants a special and irrevocable power of attorney to Pledgee as broad as is legally required, which is accepted by its attorney-in-fact already identified in the recitals hereof, in order that Pledgee, acting in its name and behalf and immediately after the date on which such shares or securities are issued or acquired, as appropriate, and at its sole discretion, may execute and sign, in the name and on behalf of Pledgor, all relevant deeds of pledge and prohibitions, and to cause them to be registered with the relevant Register Book of Shareholders of the Company. In order to exercise the powers granted by this power of attorney and in accordance with the foregoing, Pledgee shall be granted broad powers to carry out any other acts that may be required to achieve this power of attorney, and shall be expressly empowered to self-contract and even determine at its sole discretion, the amount of the Secured Obligation. Under this irrevocable power of attorney, Pledgee may, also in the agreements to be entered into by it, grant a special power of attorney to one or more individuals in order that, any one of them acting individually, may exercise, with full judicial and extra-judicial powers, the rights granted by the security agreements to Pledgor or to any successors or assigns thereof. This special and irrevocable power of attorney may not be invoked by Pledgor as a ground to justify Pledgor’s breach of any of the obligations arising herefrom. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in Section 241 of the Commercial Code; because Pledgee is interested in the fulfillment thereof. Nine.Three.- Split up, Merger and Consolidation.- Pledgor hereby agrees that any split-up or merger agreement of the Company as well as any merger of the Company with and into third parties, or any transformation thereof shall be implemented under the terms and conditions set forth in the Shareholders' Agreement.  Furthermore, the pledges, restrictions and prohibitions hereby granted shall also encumber all shares in the new companies to be created as a consequence of such split-up, merger, consolidation, or transformation, or which survive any of them, which belong or would belong to Pledgor as owner of the Shares subject to the pledge, restrictions, and prohibitions granted hereunder and to all those new shares to be encumbered by this pledge, restrictions and prohibitions in compliance with the provisions set forth above. Pledgee is hereby exclusively authorized to cause the registration of these pledges and prohibitions in the Register Book of Shareholders, consequently the Pledgor hereby waives fulfillment of such formalities. SECTION TEN: INCREASES OF SHARES. - Should new bonus shares be issued, the relevant stock certificates to be issued shall also be affected by the pledge granted herein, and such pledge on the stock certificates must be recorded in the Registered Book of Shareholders of the Company, at the sole request of the Notary Public in the name and on behalf of Pledgee. SECTION ELEVEN: CONSERVATION OF OWNERSHIP.-The Pledgor shall bring at its sole expense, any judicial and extra-judicial actions that are reasonably necessary to retain the ownership and free possession of the Pledged Shares and as well as to defend them against third parties’ actions The foregoing provision shall not affect Pledgor’s right to sell the Pledged Shares listed in Section Twenty-Two hereof. SECTION TWELVE: SUFFICIENT TITLE.- Pledgor and each of the Debtors hereby represent to Pledgee that this public deed together with a faithful and authorized copy hereof is a good and sufficient title to bring and further all relevant legal actions and remedies that may be required by law regarding the pledge hereby granted. The provisions set forth herein shall not be construed under any circumstance as any restriction on Pledgee’s rights by virtue of the law nor an amendment, substitution or restriction of Pledgee’s rights under the Shareholders’ Agreement. Moreover, it is hereby placed on record that the pledge and prohibitions hereby granted are without prejudice to any other guarantees that could have been granted by Pledgor, Debtor and/or third parties to secure performance of the Secured Obligations. SECTION THIRTEEN: SPECIAL POWER OF ATTORNEY. Thirteen.One.- Without prejudice to any appointment of attorneys-in-fact to receive judicial notices served or to be served in the future, Pledgor hereby additionally grants a special and irrevocable power of attorney to Andrés Fernando Winter Salgado and Cristóbal Elzo Benard, both of them domiciled at Rosario Norte No. 660, 22nd floor, so that, they may receive in the name and on behalf of Pledgor any judicial or extra-judicial notices, demands, letters of request, in any legal action, or proceedings or litigation, irrespective of whether the applicable procedure or the competent court or authority having jurisdiction over them may be with regard to the pledge hereby granted. Pursuant to the irrevocable power of attorney hereby granted, the attorney-in-fact shall be broadly empowered to receive any kind of notices, answer complaints and perform any other acts under the powers set forth in the first subsection of Section 7 of the Code of Civil Procedure of the Republic of Chile. For all purposes hereof, and unless Pledgor gives prior written notice of its new address to Pledgee not later than 15 days in advance, such Notice shall be deemed duly given when personally delivered to any individual at the address specified herein.- Thirteen.Two.- Andrés Fernando Winter Salgado, a Chilean citizen, married, attorney-at-law, holder of national identity card No. [      ] and Cristóbal Elzo Benard, a Chilean citizen, married, attorney-at-law, holder of national identity card No. [      ], are personally present upon the execution hereof, and are both of age, and have evidenced their identities with the identity cards referred to above, stated that they accept the irrevocable special power of attorney granted herein and agree not to waive it without the written consent of Pledgee, in which case Pledgor shall previously appoint a new attorney-in-fact to perform judicial acts with the same powers and under the same terms as those set forth herein. The newly appointed attorney-in-fact shall appear personally and accept the power of attorney granted in the same deed of waiver, shall be an individual who permanently resides in Chile and shall be previously approved by Pledgee.- Thirteen.Three.- Moreover, Pledgor hereby agrees to maintain at any time one attorney-in-fact with the same powers and under the same terms set forth in this section should the irrevocable power of attorney granted herein be terminated by death or inability of any of the attorneys-in-fact. The power of attorney hereby granted by Pledgor does not revoke any other power of attorney heretofore granted and, it shall not be deemed revoked by another power of attorney that may be granted in the future.- SECTION FOURTEEN.- DEBTORS’ ACCEPTANCE AND REPRESENTATION. Fourteen. One.- Each of the Debtors hereby entirely accepts the pledge created by Pledgor to secure the fulfillment of the Debtors’ obligations under the Shareholders’ Agreement. Fourteen.Two.- The Debtors  hereby represent that the pledge granted hereunder is for the sole benefit of Pledgee and that, consequently, it shall remain in full force and effect and shall not be affected by any agreements, acts and contracts heretofore executed or that may be executed in the future among the Debtors. SECTION FIFTEEN: TAXES AND EXPENSES. Fifteen.One.- Pledgor hereby represents that the acts and agreements contemplated herein as well as the exercise of the rights that may derive therefrom have not been or are not subject to any taxes or other similar charges, and that, consequently, the Pledgee may freely exercise them without any restriction whatsoever. Fifteen.Two.- Pledgor shall be solely liable for the payment of taxes and expenses under this agreement, including any fees and expenses of deeds and registration of pledges and prohibitions as well as of any other expenses incurred as a consequence of any other future instruments and proceedings derived from this agreement. SECTION SIXTEEN:WAIVER OF RIGHTS. NO RESTRICTION.- Sixteen.One.- No right, statement or benefit shall be deemed waived by any of the parties unless such waiver is made in writing and signed by the waiving party.- Sixteen.Two.- The pledge on shares and the provisions set forth herein shall not be construed under any circumstance as an amendment, substitution, or restriction on Pledgee’s rights granted under the Shareholder’s Agreement and/or  any other security agreements or security interests that the parties may execute in the future under such Shareholders’ Agreement. SECTION SEVENTEEN: NULLITY, INVALIDITY OR NON-ENFORCEABILITY.- The declaration of nullity, invalidity or non-enforceability of any provision herein shall cause it to be deemed not written or invalid, but the nullity or invalidity of such provision shall not affect the validity or enforceability of the remaining provisions hereof. Furthermore, the parties hereby agree to replace such null or invalid provision by any other valid and enforceable provision that, as far as possible, has the same economic, commercial or other effects set forth in the provision declared null or invalid. SECTION EIGHTEEN: SUCCESSORS AND ASSIGNS.- The Pledge on Shares and the prohibition herein created shall inure to the benefit of the Pledgee, and the rights granted by it may be directly exercised by the Pledgee or any of the successors or assigns thereof, as authorized under the Shareholders’ Agreement, as well as by those who may legally or conventionally subrogate in their rights. Such successors or assigns and those who may legally or conventionally subrogate in their rights shall enjoy and enforce against Pledgor the same rights and benefits that this public deed grants to the Pledgee, which are considered valid to all legal and contractual effects that may be relevant. SECTION NINETEEN: DOMICILE AND JURISDICTION.- To all legal effects arising herefrom, Pledgor and the Company hereby establish their principal places of business/domiciles in the City of Santiago de Chile, and submit to the jurisdiction of the ordinary courts therein located. This agreement is governed by the laws and other statutory provisions in force in the Republic of Chile. SECTION TWENTY.- POWER OF ATTORNEY TO MAKE AMENDMENTS AND RECTIFICATIONS. The appearing parties hereby grant an irrevocable power of attorney to Felipe Larraín Tejeda, and to Juan León Bustos; and to Cristóbal Eyzaguirre Baeza and to Luisa Fernanda Núñez Plaza, so that any one of the first two of them acting with any one of the second two of them, may make any necessary amendments, rectifications or clarifications to this agreement required to evidence the creation of the pledge, and they shall also be empowered to execute the relevant public deeds or private instrument that may be required to such effect.- SECTION TWENTY-ONE. POWER OF ATTORNEY TO GIVE NOTICE AND REGISTER.- The holder of a certified copy hereof is authorized and empowered to give notice, carry out and require from the Pledgor, through a Notary Public, to cause the registration of the pledge and prohibitions contained in this instrument with the Register Book of Shareholders of the Company as well as to perform any other acts that may be required or advisable to implement this pledge and prohibitions. SECTION TWENTY-TWO: DUTY TO RELEASE THE PLEDGE.- The Pledgee hereby acknowledges and accepts that, subject to the fulfillment of certain rules on the transfer of shares established in Section 3 of the Shareholders’ Agreement, Pledgor hereby is authorized to request the release of this pledge in order to sell the Pledged Shares. Pledgor hereby expressly represents that the power of attorney hereby granted is irrevocable and coupled with an interest in compliance with the provisions set forth in section 241 of the Commercial Code; because the Pledgee is interested in the fulfillment thereof. SECTION TWENTY-THREE: HEADINGS OF THE SECTIONS.- Titles and headings given by the appearing Parties to the several provisions of this agreement have been established for reference and reading purposes only, and shall not adversely affect the meaning or scope that the relevant Section in its aggregate, may have different from such headings. LEGAL CAPACITIES TO REPRESENT THE PARTIES. The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of CORP GROUP INTERHOLD SPA is evidenced in the public deed executed on September 14, 2015 at the Notarial Office in Santiago of Iván Torrealba Acevedo. The legal capacity of Luisa Núñez Plaza to act in the name and on behalf of ITAÚ UNIBANCO HOLDING S.A. is evidenced in the power of attorney granted in a foreign country, which after being duly legalized was notarized on November 3, 2014 at the Notarial Office in Santiago of Patricio Raby Benavente, under file number 13.703-22014.- The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of CORP GROUP BANKING S.A. is evidenced in the public deed executed on April 30, 2012 at the Notarial Office in Santiago of José Musalem Saffie.- The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of INVERSIONES GASA LIMITADA is evidenced in the public deed executed on November 2, 2010 at the Notarial Office in Santiago of José Musalem Saffie.- The legal capacity of María Pilar Dañobeitía Estades to act ii the name and on behalf of CORP GROUP HOLDING INVERSIONES LIMITADA is evidenced in the public deed executed on February 22, 2016 at the Notarial Office in Santiago of Iván Torrealba Acevedo. The legal capacity of María Pilar Dañobeitía Estades to act in the name and on behalf of COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA is evidenced in the public deed executed on March 12, 2014 at the Notarial Office in Santiago of Iván Torrealba Acevedo. Such legal capacities are not inserted herein because they are known to the parties and the authorizing Notary Public and at their express request.- IN WITNESS WHEREOF, and once these presents have been read by the appearing parties, they sign them along with the authorizing Notary Public. The parties are delivered copies hereof. I attest.-

María Pilar Dañobeitía Estades
p.p. CORP GROUP INTERHOLD SPA

Luisa Núñez Plaza
p.p. ITAÚ UNIBANCO HOLDING S.A.

María Pilar Dañobeitía Estades
p.p. CORP GROUP BANKING S.A.

María Pilar Dañobeitía Estades
p.p. INVERSIONES GASA LIMITADA

María Pilar Dañobeitía Estades
p.p. CORP GROUP HOLDING INVERSIONES LIMITADA

María Pilar Dañobeitía Estades
p.p. COMPAÑÍA INMOBILIARIA E INVERSIONES SAGA SPA

Andrés Winter Salgado

Cristóbal Elzo Benard

Exhibit B
Investment Banks

Bank of America Merrill Lynch
Barclays Capital
Citigroup
Credit Suisse
Deutsche Bank
Goldman, Sachs & Co.
J.P. Morgan
Lazard
Morgan Stanley & Co.
Rothschild
UBS

Exhibit C
Optimal Regulatory Capital

Exhibit D

ROE

Exhibit E

Initial CEO of the Chilean Bank
Milton Maluhy Filho

Exhibit F

Framework with upper limits on credit exposures

Anexo - Comitê de Crédito [Somente leitura] - PowerPoint

Credit Approvals

Credit Approvals and Limits

Credit Approvals

- **Superior Approvals Credit Committee**
- **Intermediate Level Approvals**
- **Level 1 Committee (N1)**
  - IBBA Vice-President
  - IBBA Credit Director
  - ACR Credit Risk Director
- **Credit Committee – Local level**
  - Member appointed by Itaú – head of the committee
  - Member appointed by Itaú
  - Member appointed by Itaú
  - Member appointed by Corp Group Parent
  - Member appointed by Corp Group Parent
- **Level 3 Committee (N3) – Local level**
  - Comprised of 3 local executives

Credit Approvals

US$ MM	Up to 3 years term			Over 3 years term		
Rating	N1	Credit Committee	N3	N1	Credit Committee	N3
Aaa - A2	245	130	30	150	130	30
A3 - Baa2	190	75	25	125	75	25
Baa3 - Ba3	100	30	15	75	30	15
Ba4 - B2	60	10	5	45	10	5
B3 - C3	25	5	3	20	5	3

Committees Description

Level1 Committee N1

- Comprised of 3 executives from Brazil
- This committee's credit decision must be unanimous
- Above the N1's credit limit, approval by other instances is required
- The decisions of the Committee related to credits of the Chilean Bank and its subsidiaries shall be registered in minutes that shall include details on (i) the loans that have been approved or rejected and (ii) voting of each committee member. The portion of such minutes dealing with credits of the Chilean Bank and its subsidiaries shall be delivered to the Board of Directors
- This committee shall be responsible for all decisions with respect to the granting of loans by the Chilean Bank and its subsidiaries to members of Saieh Group regardless of the limits set forth above

Credit Committee

- All credit requests shall be analyzed by this committee. If the amount of such credit request exceeds this committee's limit, the Credit Committee shall analyze the request prior to sending its recommendation to higher instances (i.e., N1 Committee or higher)
- Comprised of 5 local executives or directors:
  - 3 appointed by Itaú
  - 2 appointed by Corp Group Parent
- Headed by a local executive officer or Director to be recommended by the Chilean CEO
- The credit decisions will be taken by the majority of the members of the Credit Committee
- Credit limits established according to term and client's rating, as described on the table above
- Above the Credit Committee's credit limit, approval by N1 committee is required
- Any denial by the N1 committee of any such requests for approval must be delivered in writing within 7 business days. If no such denial is delivered in writing within 7 business days, the relevant request shall be deemed approved by the N1 committee. Such term shall be renewed each time clarifications and/or further details are requested by the N1 committee.

Level3 Committee N3

- Comprised of 3 local executives
- This committee's credit decision must be taken by a majority of the members
- Above the N3's credit limit, approval by Credit Committee is required

SLIDE 1 DE 1 PORTUGUÊS (BRASIL) 14:06 05/02/2016

Exhibit G

IB Fees

IB Fees

Topics	Comment	Sharing Agreement	
		Itaú Parent or any of its Subsidiaries	Chilean Bank
Mergers and acquisitions for clients from the Territory (Local & International)	Performed by Itaú Parent or any of its Subsidiaries	75%	25%
	When the Chilean Bank facilitates the introduction to clients from the Territory that are acquired by or acquire a client from Itaú Parent or any of its Subsidiaries (not from the Territory)	90%	10%
Small mergers and acquisitions	Companies from the Territory with revenues below US$100mm are not a focus for the Chilean Bank nor Itaú Parent.	N/A	Full cost and revenues
ECM for clients from the Territory	Origination and Structuring (50% of total fees)	75%	25%
	Distribution (50% of total fees) – retail of private bank investors	0%	100%
	Distribution (50% of total fees) – institutional investors from the Territory	25%	75%
	Distribution (50% of total fees) – institutional investors from outside the Territory	75%	25%
Bond, issuing and placement in the Territory	Structuring and distribution to be carried by the Chilean Bank.	0%	100%
International private debt placement 144 A/ Reg S Bonds (international DCM) for clients from the Territory	To be carried by Itaú Parent or any of its Subsidiaries	75%	25%
Loan syndication COP, CLP, PEN % & USD under local law and distribution to clients from the Territory	To be carried out by the Chilean Bank.	0%	100%
International loan syndication / offshore under NY law Chilean Bank books to clients from the Territory	Structuring and syndication to be carried out by Itaú Parent or any of its Subsidiaries. Allocations to be defined by Itaú Parent or any of its Subsidiaries.	50%	50%
	Fees split eligibly/recognition to be based on successful syndications. In case of unsuccessful syndications, including sales below par or below outstanding loan amount, Itaú Parent's percentage will be forfeited	N/A	N/A
	Cases of fully underwritten loans with no syndication taking place	0%	100%

Schedule 2.10

The Shareholders agree that if Corp Group Parent shall advise Itaú Parent that it wishes to discuss (a) the making of any specific proposed loan or other new extension of credit by the Chilean Bank or any of its Subsidiaries to any specific customer (or any of its Affiliates) and/or (b) the contracting of any proposed services by the Chilean Bank or any of its Subsidiaries from any specific service provider (or any of its Affiliates), then, in each case, Itaú Parent shall (i) consult in good faith with Corp Group Parent with respect to Corp Group Parent's experience with such customer and/or service provider and (ii) cause the Chilean Bank and its Subsidiaries not to (A) make the specific proposed loan or other new extension of credit to such customer or (B) contract for the proposed services from such specific provider until such time as Itaú Parent and Corp Group Parent shall have had a reasonable opportunity to consult in good faith and exchange views with respect to such proposed customer or service provider described in clauses (a) or (b) above, as applicable, which consultation shall occur within a period of five (5) days from the date Itaú Parent is so advised by Corp Group Parent. In the event Corp Group Parent and Itaú Parent fail to consult with each other within such term by no fault of (i) Itaú Parent, but by fault of Corp Group Parent, Itaú Parent shall be free to cause the Chilean Bank and its Subsidiaries to make the proposed loan or other extension of credit to such customer or contract for the proposed services from such provider or (ii) Corp Group Parent but by fault of Itaú Parent, such term shall be extended for another five (5) days, upon the expiration of which such term shall be extended for the same period as many times as necessary until the Shareholders are able to consult with each other by no fault of Corp Group Parent.

The Shareholders agree that prior to the Chilean Bank or any of its Subsidiaries authorizing, effecting or validating any Exempt Transaction that is not in the ordinary course of business of the Chilean Bank or any Subsidiary, Itaú Parent shall consult with Corp Group Parent with respect to Corp Group Parent's views on such Exempt Transaction and permit Corp Group Parent a reasonable opportunity to exchange views with Itaú Parent with respect to such Exempt Transaction, which consultation shall occur within a period of ten Business Days from the date Itaú Parent advises Corp Group Parent about such Exempt Transaction.  Notwithstanding any disagreement of the Shareholders on the merits of any such Exempt Transaction, following such consultation and after the end of such ten (10)-Business Day period, Itaú Parent shall be free to cause the Chilean Bank and its Subsidiaries to authorize, effect or validate such Exempt Transaction.  In the event Corp Group Parent and Itaú Parent fail to consult with each other within such ten (10)-Business Day period by no fault of (i) Itaú Parent but by fault of Corp Group Parent, Itaú Parent shall be free to cause the Chilean Bank and its Subsidiaries to authorize, effect or validate such Exempt Transaction or (ii) Corp Group Parent but by fault of Itaú Parent, such term shall be extended for another ten (10) Business Days period, upon the expiration of which such term shall be extended for the same period as many times as necessary until the Shareholders are able to consult with each other by no fault of Corp Group Parent.